PROSPECTUS                                  Filed Pursuant to Rule 424(b)(1)
                                            Registration Statement No. 333-39919

                                  PANACO, Inc.

                              Offer to Exchange its
                       10 5/8% Series B Senior Notes due 2004
                      which have been registered under the
                      Securities Act for any and all of its
                     outstanding 10 5/8% Series A Senior Notes
                                    due 2004

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , DECEMBER 29, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE").
                          ----------------------------

     PANACO, Inc. a Delaware corporation (the "Company"), is hereby offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, as the same may be supplemented from time to time (which together constitute the "Exchange Offer"), to issue an aggregate of up to $100,000,000 aggregate principal amount of its 10 5/8% Series B Senior Notes due 2004 (the "New Notes") in exchange for an identical face amount of outstanding 10 5/8% Series A Senior Notes due 2004 (the "Old Notes," and together with the New Notes, the "Notes"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the registration and other rights relating to the exchange of the Old Notes for New Notes and the restrictions on transfer set forth on the face of the Old Notes will not apply to or appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Rights Agreement dated as of October 9, 1997. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture (as herein defined) governing the Old Notes. The Company will not receive any proceeds from the Exchange Offer and will pay all expenses incident to the Exchange Offer.

     Interest on the Notes will accrue from their date of original issuance (the "Issue Date") and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 1998, at the rate of 10 5/8% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after October 1, 2001, at the redemption prices set forth herein, plus accrued interest, if any, thereon to the date of redemption. In addition, at any time on or prior to October 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 110.625% of the aggregate principal amount of the Notes to be redeemed plus accrued interest, if any, thereon to the date of redemption; provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued interest, if any, thereon to the date of repurchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued interest to the date of repurchase in the event of certain Asset Sales (as defined). See "Description of Notes."

      The Notes are general unsecured obligations of the Company and rank pari passu with any unsubordinated indebtedness of the Company and rank senior in right of payment to all subordinated obligations of the Company. The Notes are unconditionally guaranteed (the "Guarantees") on a senior basis by the Company's restricted subsidiaries (the "Subsidiary Guarantors"). The Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu with any unsubordinated indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all subordinated obligations of the Subsidiary Guarantors. The Notes are effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company has no secured indebtedness outstanding other than a production payment valued at $1.7 million. See "Description of Notes - Ranking."

      Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an Aaffiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders's business and such holder has no arrangement with any person to participate in and is not engaged in and is not planning to be engaged in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances.

      Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an Aunderwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer."

     The Old Notes are designated for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of the Old Notes who are eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined) and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity in the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.
                          ----------------------------

      See "Risk Factors," beginning on page 17, for a discussion of certain factors that should be considered in evaluating an investment in the Notes.
                          ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ----------------------------



                The date of this Prospectus is November 17, 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is www.sec.gov. The Company's common stock is traded on the NASDAQ National Market. The Company's registration statements, reports, proxy and information statements, and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

      Information about the Company, including certain reports filed with the Commission, may also be found in the Company's website at www.panaco.com.

      In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

      The Company, a corporation organized under the laws of Delaware, has its principal executive offices located at the PANACO Building, 1050 West Blue Ridge Boulevard, Kansas City, Missouri 64145-1216; its telephone number is (816) 942-6300.

     UNTIL FEBRUARY 15, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS AFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

           The following summary is qualified in its entirety by the more detailed information, financial statements, including the notes thereto, and other data appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, all references herein to "PANACO" or the "Company" include PANACO, Inc., a Delaware corporation, and its consolidated subsidiaries including Goldking Companies, Inc. ("Goldking") and Goldking's operating subsidiaries, and the Company's predecessor Pan Petroleum MLP. Except as otherwise indicated, each reference herein to Aon a pro forma basis" shall mean that the results for the stated period or other information has been adjusted to reflect the consummation of the Goldking Acquisition and/or the Amoco Acquisition (each as defined herein), as the case may be. Certain capitalized terms relating to the oil and natural gas business are defined in the Glossary. The Company maintains its corporate headquarters at the PANACO Building, 1050 West Blue Ridge Boulevard, Kansas City, Missouri 64145-1216 and its telephone number is (816) 942-6300, FAX (816) 942-6305. The
  Company's website may be found at www.panaco.com.

                                   The Company

           The Company is an independent exploration and production company with operations focused primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast Region (collectively, the "GOM Region"). The Company has grown through the acquisition of producing properties and the subsequent application of advanced technology such as 3-D Seismic to exploit potential producing zones which have been overlooked or bypassed by previous operators.

           Since 1990, the Company has made five acquisitions of producing properties for a total of $100.1 million, which properties had Proved Reserves of approximately 116 Bcfe as of their respective acquisition dates. As of September 1, 1997, the Company had Proved Reserves of 94.3 Bcfe with an SEC PV-10 of $121.3 million. Approximately 58% of the Company's total Proved Reserves are classified as Proved Developed Producing Reserves and approximately 70% of the Company's total Proved Reserves are natural gas.

           The Company owns interests in 20 federal blocks in the Gulf of Mexico and nine state water blocks and operates approximately 47% of the wells contained within these blocks. The Company's non-operated offshore properties are managed primarily by large independents and major oil companies, including Unocal, Phillips, Texaco, Coastal, Anadarko and LL&E. The Company's primary property holdings include the East Breaks 160 Field, Umbrella Point Area, High Island 309 Field, West Delta Fields, East Breaks 109 Field and Cheniere Perdue Field. The Company owns interests in a total of 308 oil wells and 361 natural gas wells. Of these, 508 are onshore wells which are primarily non-operated and in the aggregate account for 12.4% of the Company's total SEC PV-10 value as of September 1, 1997. The Company also owns interests in 22 offshore production platforms and 69 miles of offshore oil and natural gas pipelines with diameters of 10" or larger.

           On July 31, 1997, the Company closed its acquisition of Goldking for a purchase price of $27.5 million, consisting of cash, notes payable to Goldking shareholders, PANACO Common Shares, plus the assumption of long term debt of $14.3 million (the "Goldking Acquisition"). The Company acquired approximately 37.7 Bcfe of Proved Reserves, 42% of which were classified as Proved Developed Reserves and 63% of which were natural gas reserves, with an SEC PV-10 at September 1, 1997 of $40.0 million. Goldking had interests in 234 wells and builds and operates pipelines through a subsidiary, Hill Transportation Co., Inc.

     The Goldking Acquisition is complementary to the Company because of the addition of technical staff, the geographic proximity and similarity of the properties acquired and the existence of a large number of development and exploration opportunities on its properties. The Goldking Acquisition adds significant development opportunities which will extend the reserve life of the Company's asset base and provide numerous exploration locations.

           In October 1996, the Company acquired interests in six offshore fields from Amoco Production Company ("Amoco") for $40.4 million (the "Amoco Acquisition"). In consideration for such interests, the Company issued Amoco 2,000,000 Common Shares and paid the sum of $32.0 million in cash. The interests acquired include (i) a 33a% working interest in the East Breaks 160 Field (two Blocks) and a 33a% interest in the High Island 302 Field, both operated by Unocal Corporation; (ii) a 50% interest in the High Island 309 Field (two Blocks), a 12% interest in the High Island 330 Field (three Blocks) both operated by Coastal Oil and Gas Corp.; (iii) a 12% interest in the High Island 474 Field (four Blocks), operated by Phillips Petroleum Company; and
  (iv) a 12.5% interest in the West Cameron 180 Field (one Block) operated by Texaco (together, the "Amoco Properties").

           On a pro forma basis, the Company had production for the six months ended June 30, 1997 of 6.8 Bcfe, resulting in revenue and EBITDA of $17.9 million and $9.9 million, respectively. Average daily production for the six months ended June 30, 1997 was 37,762 Mcfe.

                                Business Strategy

           The Company's strategy is to systematically grow its reserves, production, cash flow and earnings through a program focused on the GOM Region, including (i) strategic acquisitions and mergers, (ii) exploitation and development of acquired properties, (iii) marketing of existing infrastructure and (iv) a selective exploration program. As a result of the Goldking Acquisition, the Company has a substantial inventory of development and exploration projects that provide significant additional reserve potential. The key elements of the Company's objectives are outlined as follows:

  Strategic Acquisitions and Mergers

           The Company has a defined acquisition strategy which focuses its efforts on GOM Region properties that have a backlog of development and exploitation projects, significant operating control, infrastructure value and opportunities for cost reduction. The properties the Company seeks to acquire generally are geologically complex with multiple reservoirs, have an established production history and are candidates for exploitation. Geologically complex fields with multiple reservoirs are fields in which there are multiple reservoirs at different depths and wells which penetrate more than one reservoir and have the potential for recompletion in more than one reservoir. In pursuing this strategy, the Company identifies properties that may be acquired, preferably through negotiated transactions or, where appropriate, sealed bid transactions. Once properties are acquired, the Company focuses on reducing operating costs and implementing production enhancements through the application of technologically advanced production and recompletion techniques.

           Over the past seven years, the Company has taken advantage of opportunities to acquire interests in a number of producing properties which fit its acquisition strategy. The historical success of the Company's acquisition strategy is illustrated below:

                                                                    Cumulative   Cumulative
                                         Purchase     Purchase        Capital       Cash    SEC
       Acquisition              Seller      Date        Price     Expenditures(a)  Flow(b)PV- 10(c)
  ---------------          -----------   --------      -------    -------------- ----------------

                                                                     (dollars in millions)

  West Delta(d)            CATO(e)        May 1991      $ 19.6       $   18.3    $   48.6  $ 16.4
  Zapata Properties        Zapata         Jul 1995         2.7(f)         0.7        11.6    10.6
  Bayou Sorrel(g)          Shell Western  Dec 1995         9.9            3.4         1.3     N/A
  Amoco Properties         Amoco          Oct 1996        40.4            5.7         7.7    50.4
  Goldking Shareholders    Jul 1997                      27.5(h)           --         --     40.0
  ---------------

  (a) Excludes exploration expenses for each acquisition subsequent to the date of acquisition.
  (b) Defined as net revenues less direct operating expense.
  (c) As of September 1, 1997.
  (d) Excludes $4.0 million for repair of Tank Battery #3 in the West Delta Fields.
  (e) Conoco, ARCO, Texaco and Oxy.
  (f) Excludes a production payment and fee sharing agreement with the seller.
  (g) The Company sold the Bayou Sorrel Field September 1, 1996 for $11.0 million.
  (h) Excludes debt of Goldking of $14.3 million.

         While the Company tends to focus on acquisitions of properties from large integrated oil companies, it evaluates a broad range of acquisition and merger opportunities. The Company has assembled a staff, complemented by the Goldking Acquisition, with significant technical experience in evaluating, identifying and exploiting GOM Region properties. In addition, the Company is regarded in the industry as a competent buyer with the proven ability to close transactions in a timely manner. Based on these factors, the Company is usually asked to bid on significant producing property sales in the GOM Region.

  Exploitation and Development of Acquired Properties

         The Company has a substantial, diversified inventory of exploitation projects including development drilling, workovers, sidetrack drilling, recompletions and artificial lift enhancements. As of September 1, 1997, on a pro forma basis, 28% of the Company's total Proved Reserves were classified as Proved Undeveloped Reserves. The Company uses advanced technologies where appropriate in its development activities to convert Proved Undeveloped Reserves to Proved Developed Producing Reserves. These technologies include horizontal drilling and through tubing completion techniques, new lower cost coiled tubing workover procedures and reprocessed 2-D and 3-D Seismic interpretation. All of the identified capital projects can be completed with the Company's existing platform and pipeline infrastructure, thereby substantially improving project economics.

 Marketing of Existing Infrastructure

     Along with its purchase of producing properties, the Company has acquired significant platform, pipeline and processing equipment infrastructure. The Company has interests in 22 offshore platforms and 69 miles of offshore oil and natural gas pipelines with diameters of 10" or larger. To enhance the value of these assets, the Company has aggressively marketed this infrastructure to operators and leasehold owners in adjacent fields. The Company currently has pipeline and processing agreements relative to its West Delta Fields, East Breaks 109 Field and the East Breaks 160 facilities. The annual revenue received from these contracts for use of the Company's infrastructure currently totals $2.5 million, which is accounted for as a reduction of lease operating expense. The location of the East Breaks facilities is strategic to any deepwater development in the area, and the replacement costs of the platforms, processing facilities and pipelines exceed $100 million. As a result of the prohibitive development costs, any operators with discoveries in the surrounding deepwater area will have the incentive to use the Company's East Breaks facilities, thus increasing the revenue potential of these platforms and pipelines and extending their economic life significantly.

  Selective Exploration Program

         The Company participates in selective exploration projects for exposure to additional reserve potential. The Company has farmed out the deep rights in West Delta Blocks 52 through 56 to Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) in exchange for a new 3-D Seismic survey over these five Blocks and the option to retain a 12.5% overriding royalty interest or a 50% working interest in any proposed deep exploration wells. In addition, through the Goldking Acquisition, the Company acquired an inventory of 15 diversified exploratory drilling prospects with varying risk profiles. The Company plans to devote a portion of its capital expenditure budget to drill exploratory wells.

                                Company Strengths

         The Company believes it has strengths, as outlined below, that provide a solid base for continued growth and value creation.

  Geographic Focus

         The Company's reserve base is focused primarily in the GOM Region which has historically been the most prolific basin in North America. The GOM Region accounts for approximately 25% of the natural gas production in the United States and continues to be the most active region in terms of capital expenditures and new reserve additions. Because of upside potential, high production rates, technological advances and acquisition opportunities, the Company has focused its efforts in this region. The Company believes it has the technical expertise and infrastructure in place to take advantage of the inherent benefits of the GOM Region. In addition, as the integrated oil companies move to deeper water, the Company believes it will continue to be well positioned to use its expertise to acquire and exploit GOM Region properties.

  High Quality Reserve Base

         Two of the Company's largest properties, the West Delta Fields and Umbrella Point Field, are prolific fields with total cumulative production of one Tcf of natural gas and 50 MMbbls of oil. These fields typify the Company's focused GOM Region asset base with multiple pay horizons and significant recompletion and workover potential. Both fields were developed without the benefit of 3-D Seismic and the Company is currently in the process of acquiring and applying 3-D Seismic technology to identify additional potential. The majority of the Company's properties have multiple reservoirs providing a diverse set of opportunities for production rate acceleration and value enhancement. The number of potential reservoirs also reduces the risk associated with determining remaining reserves and forecasting future production from the properties.

 Substantial Inventory of Exploitation and Development Projects


     The Company has identified over 17 development drilling locations and over 72 recompletion and workover opportunities. The Company believes that the majority of these opportunities have a moderate risk profile and could add incremental reserves and production. In addition to these identified opportunities, the Company believes that with the use of 3-D Seismic technology, additional potential may be exploited in the known reservoirs as well as deeper undrilled horizons.

  Application of Advanced Technologies

         The Company has been successful historically due to its extensive use of 3-D Seismic, horizontal drilling and coiled tubing technologies. As a result of its acquisitions, the Company has an extensive seismic database with a total of 2,424 linear miles of 2-D Seismic data and 186 square miles of 3-D Seismic data. The Company was also among the first offshore operators to drill and complete successful horizontal wells offshore. The Company has drilled a total of four horizontal wells in the West Delta Field and has identified several opportunities to apply this technology and expertise to the Goldking Properties. The Company applies coiled tubing technology where applicable to decrease workover costs and avoid using drilling rigs for recompletions. The Company uses existing inactive wellbores whenever possible to sidetrack drill to decrease costs and receive production tax benefits where applicable. Also, the Company has performed the less costly through tubing recompletions in several of its existing fields.

  Significant Operating Control

         The Company operates 55% of its properties as measured by SEC PV-10 value. This level of operating control benefits the Company in numerous ways by enabling the Company to (i) control the timing and nature of capital expenditures, (ii) identify and implement cost control programs, (iii) respond quickly to operating problems and (iv) receive overhead reimbursements from other working interest owners. In addition to significant operating control, the geographic focus of the Company allows it to operate a large value asset base with relatively few employees, thereby decreasing lease operating expense on a unit of production basis. The Company believes that as the Goldking Properties are integrated into the Company's operating structure the operating costs, on a unit of production basis, will be further reduced.

  Experienced Management

         The Company's eleven officers have an average of over 20 years of oil industry experience. The management team has diverse experience including backgrounds in geology and engineering, environmental and regulatory compliance, securities law and accounting and tax matters. In addition, the technical staff have spent the majority of their careers focusing on the GOM Region and are highly familiar with the basin and current operations.

                           Recent Financing Activities

  Public Offering

         On March 7, 1997, the Company received net proceeds of $22.0 million from a public offering of its common stock (the "Public Offering"). The proceeds were used to repay certain subordinated indebtedness and to develop the Company's properties.

  New Credit Facility

         The Company entered into a New Credit Facility (which replaced the existing Bank Facility), on October 9, 1997. While it is not contemplated that the New Credit Facility will be utilized following the application of proceeds from the Offering, it will be available on a stand-by basis for the future needs of the Company. See ADescription of New Credit Facility."

                               The Exchange Offer

         The Exchange Offer applies to the $100,000,000 aggregate principal amount at maturity of the Old Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the offer and sale of the New Notes has been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the indenture pursuant to which the Old Notes were issued (the "Indenture"). See "Description of New Notes."

          The Exchange Offer $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of Old Notes. As of the date hereof, Old Notes representing $100,000,000 aggregate principal amount at maturity were outstanding. The terms of the New Notes and the Old Notes are substantially identical.

          Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an Aaffiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person,
          (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. However, the Company has not sought, and does not intend  to  seek,  its  own  no-action  letter,  and  there  can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. See "The Exchange Offer." Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See Plan of Distribution.

          Registration Rights Agreement The Old Notes were sold by the Company on October 9, 1997 in a private placement. In connection with the sale, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with BT Alex. Brown, First Union Capital Markets Corp., A.G. Edwards & Sons, Inc. and Gaines, Berland Inc., the initial purchaser of the Old Notes (the "Initial Purchaser"), providing for the Exchange Offer. See The Exchange Offer
          - Purpose and Effect.

          Expiration Date The Exchange Offer will expire at 5:00 P.M., New York City time, December 29, 1998, or such later date and time to which it is extended.

          Withdrawal Rights Tenders may be withdrawn at any time prior to the Expiration Date. See The Exchange Offer - Withdrawal Rights.

          Conditions to the Exchange Offer The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See The Exchange Offer - Conditions.

          Procedures for Tendering Old Notes Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth herein. Persons holding Old Notes through the Depository Trust Company (the "DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program, by which each tendering Participant (as defined) will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an Aaffiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

          Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if existing Commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act. See The Exchange Offer - Purpose and Effect.

          Acceptance of Old Notes and Delivery of New Notes The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See The Exchange Offer - Terms of the Exchange Offer.

          Exchange Agent UMB Bank, N.A. is serving as Exchange Agent in connection with the Exchange Offer.

          Federal Income Tax Considerations The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See Certain United States Federal Income Tax Considerations.

          Effect of Not Tendering Old Notes that are not tendered will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

                             Terms of the New Notes

          Securities Offered $100,000,000  aggregate principal amount of 10 5/8%
               Series B Senior Notes due 2004.

          Issuer PANACO, Inc. (a Delaware corporation).

          Maturity Date October 1, 2004.

          Interest Payment Dates Interest on the Notes will accrue from the date of original issuance (the "Issue Date") and will be payable semi-annually in arrears on each April 1 and October 1, commencing April 1, 1998.

          Ranking The New Notes will be general unsecured obligations of the Company and will rank pari passu with any unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated obligations of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company and of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company would have had no secured indebtedness outstanding other than a production payment classified as debt and currently valued at $1.7 million.

          Guarantees The New Notes will be unconditionally guaranteed on a senior basis by the Company's Subsidiary Guarantors. The Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu with any unsubordinated indebtedness of the Subsidiary Guarantors and will rank senior in right of payment to all subordinated obligations of the Subsidiary Guarantors. The Guarantees will be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness.

          Optional Redemption The New Notes will be redeemable, in whole or in part, at the option of the Company on or after October 1, 2001, at the redemption prices set forth herein, plus accrued interest, if any, thereon to the date of redemption. In addition, at any time on or prior to October 1, 2000, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the New Notes originally issued with the net cash proceeds of one or more Equity Offerings, at a redemption price equal to 110.625% of the aggregate principal amount of the Notes to be redeemed plus accrued interest, if any, thereon to the date of redemption; provided, however, that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding.

          Change of Control Upon a Change of Control, each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of repurchase.


          Certain Covenants The Indenture contains certain restrictive covenants that limit the ability of the Company and its Restricted Subsidiaries (as defined) to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, impose restrictions on the ability of a Restricted Subsidiary to pay dividends or make certain payments to the Company and its Restricted Subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, under certain circumstances, the Company will be required to offer to purchase the Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of repurchase, with the proceeds of certain Asset Sales.

          Sinking Fund None.

          For additional information regarding the Notes, see Description of Notes.


                                  Risk Factors

           See Risk Factors for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

           The following table sets forth summary historical consolidated financial data of the Company as of and for the three years ended December 31, 1996, for the six months ended June 30, 1996 and 1997 and as of June 30, 1997, which have been derived from the Company's consolidated financial statements, and unaudited summary pro forma data for the year ended December 31, 1996 and as of and for the six months ended June 30, 1997. The historical financial data of the Company for the six months ended June 30, 1996 and 1997 and as of June 30, 1997 have been derived from the Company's unaudited interim consolidated financial statements. The pro forma data give effect to the consummation of the Goldking Acquisition. The pro forma balance sheet data reflect such adjustments as if the Goldking Acquisition, the sale of the Company's investment in common stock, and this Offering had occurred on June 30, 1997, and the pro forma income statement data and other data for the year ended December 31, 1996 and the six months ended June 30, 1996 reflect such adjustments as if the Goldking Acquisition, the Offering and the application of the net proceeds therefrom, the Amoco Acquisition and the Bayou Sorrel Field sale had taken place on January 1, 1996. The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been had these events in fact occurred on the assumed dates and are not necessarily indicative of future operating results or financial position. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical and pro forma financial statements of the Company and Goldking, and the notes thereto included elsewhere herein.

                                           Year Ended December 31                  Six Months Ended June 30,
                                                                                                (unaudited)


                                                                        Pro                                   Pro
                                                 Actual                Forma             Actual              Forma
                                    ______________________________     1996(a)                               1997
                                     1994         1995     1996(a)                  1996(a)     1997

                                                          (dollars in thousands, except ratios)
Consolidated Statement  of
Operations Data:
Oil and natural gas sales....    $ 17,338     $ 18,447    $ 20,063    $ 37,164    $ 10,808    $ 14,287     $ 17,882
Lease operating                     5,231        8,055       8,477      11,674       4,184       5,122        6,084
  expense (b) ...............
Production and ad valorem
  taxes......................       1,006        1,078         559         989         327         174          456
Depreciation, depletion and
  amortization expense.......       6,038        8,064       9,022      18,783       3,812       6,184        7,878
General and administrative
  expense....................         587          690         772       2,174         382         389        1,404
Operating income (loss) (c)..       3,274      (8,303)         733       3,474       1,603       2,351        1,993
Interest expense (net).......       1,623          987       2,514       8,587         902       1,265        4,293
Net income (loss)(d).........   $   1,115    $ (9,290)   $ (2,039)   $ (5,113)   $     701    $  1,146    $ (2,240)
                                '''''''''    '''''''''   '''''''''   '''''''''   '''''''''    ''''''''    '''''''''

Other Data:
EBITDA(e)....................    $ 10,514    $   8,624    $ 10,255    $ 22,327    $  5,915    $  8,602    $   9,938
Capital expenditures(f)......      12,128       22,841      43,050      81,035       3,440       8,160       43,883
Ratio of EBITDA to fixed
  charges(g).................       6.48x        8.74x       4.08x       2.60x       6.56x       6.80x        2.31x
Ratio of earnings to fixed
  charges(h).................       1.69x           --          --          --       1.78x       1.91x           --

                                                       June 30, 1997
                                               -------------------------
                                                        (unaudited)
                                                  Actual           Pro Forma
                                                --------         -----------
Balance Sheet Data:                                 (dollars in thousands)
Working capital.............................. $    3,603          $   42,664
Total assets.................................     74,841             169,634
Total debt...................................     28,000             101,700
Stockholders' equity.........................     40,808              55,221
ACNTA(i).....................................         --             192,690
Ratio of ACNTA to total debt.................         --               1.89x

(a) Results for 1996 were substantially affected by the explosion and fire at West Delta Tank Battery #3. See "Business and Properties - 1996 Explosion and Fire." Actual results for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 include the results of operations through August 31, 1996 for the Bayou Sorrel Field, which was sold effective September 1, 1996, and the results of operations of the Amoco Properties, which were acquired October 8, 1996. Pro forma results for 1996 and 1997 include the results of operations from the Amoco Properties and Goldking Properties and exclude the results of operations from the Bayou Sorrel Field.
(b) Lease operating expense is net of fees earned from third parties for the use of the Company's platform, pipeline and processing equipment infrastructure.
(c)  Also includes exploration expenses and asset write-downs.
(d)  Also includes gains and losses on investment in common stock.
(e) EBITDA is defined as net income (loss) before income taxes, plus the sum of depletion and depreciation, write downs of assets, exploration expenses, interest expense and the non-recurring charge pertaining to the 1996 West Delta fire loss. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.
(f) Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets, without taking into consideration sales of capital assets.
(g) For purposes of calculating the ratio of EBITDA to fixed charges, earnings consist of income (loss) applicable to common shares plus provision for income taxes, plus fixed charges. Fixed charges consist of interest expense and amortization of deferred debt issuance costs.
(h) For purposes of calculating the ratio of earnings to fixed charges, fixed charges consist of interest expense and amortization of deferred debt issuance costs. The Company's earnings were inadequate to cover fixed charges for the year ended December 31, 1995 and 1996 by $9,290,000 and $2,039,000, respectively, pro forma for the year ended December 31, 1996 by $5,113,000 and pro forma for the six months ended June 30, 1997 by $2,240,000.
(i) Adjusted Consolidated Net Tangible Assets ("ACNTA"). Pro Forma ACNTA includes: $121,318,000 of SEC PV-10, $42,664,000 of working capital, $12,350,000 of book value for unproved properties, $14,366,000 of book value for other properties and equipment and other tangible assets, before income taxes, and $1,992,000 of restricted deposits for future plugging and abandonment expenses. ACNTA is a measure not determined in accordance with generally accepted accounting principles.

        SUMMARY HISTORICAL AND PRO FORMA OPERATING, RESERVE AND WELL DATA

     The following table sets forth certain summary information with respect to the Company's operations for the periods indicated and summary information with respect to the Company's estimated proved oil and natural gas reserves. The pro forma operating data for the year ended December 31, 1996 and the six months ended June 30, 1997 give effect to the Goldking Acquisition as if it had occurred on January 1, 1996, and the pro forma reserve at December 31, 1996 give effect to the Goldking Acquisition as if it had occurred on December 31, 1996. The information contained in this table should be read in conjunction with "Management's Discussion and
     Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto, the "Unaudited Pro Forma Combined Financial Data" and the notes thereto and "Business and Properties" included elsewhere in this Offering Memorandum.

                                                         Year Ended December 31,                Pro Forma
                                                   _____________________________________    September 1, 1997
                                                                                            ----------------
                                                   1994           1995          1996(a)
                                                 -------         -------        -------
     Estimated Proved Reserves:
     Oil (MBbl)..........................            943          1,900            2,239            4,640
    Natural gas (MMcf)..................          41,582         46,711           41,446           66,468
     Natural Gas Equivalents (MMcfe).....         47,240         58,111           54,880           94,305
     Percent Proved Developed
       Reserves.........................             88%            88%              92%              72%
    Percent natural gas reserves........             88%            80%              76%              70%
    Estimated future net cash flows
       before tax (thousands)...........        $ 56,696       $ 89,524        $ 149,053        $ 161,402
    SEC PV-10 (thousands)...............        $ 41,915       $ 62,921       $   99,841        $ 121,318

                                           Year Ended December 31,                    Six Months Ended June 30,
                                           __________________________         Pro     ___________________________
                                                                            Forma
                                                                          1996(a)
                                                                          -------
                                                   Actual                                 Actual              Pro
                                           __________________________                 _________________      Forma
                                                                                                              1997
                                           1994       1995      1996(a)   1996(a)     1996(a)    1997
Average Net Daily  Production:
  Oil (Bbls)........................        375        466        756       1,192        839      1,044      1,400
  Natural gas (Mcf).................     22,300     27,000     18,600      23,400     20,400     24,600     29,400

  Average Sales Price:
  Oil (per Bbl).....................    $ 15.35    $ 16.78    $ 19.42     $ 20.90    $ 17.92    $ 17.96    $ 18.85
  Natural gas (per Mcf).............       1.87       1.58       2.17        2.24       2.21       2.47       2.48

  Reserve Life (years) (b):                 5.3        5.4        6.5         n/a        n/a        n/a        6.8

  Reserve Replacement Rate (c):             90%       200%        62%         n/a        n/a        n/a       286%

  Other Data:
  Gross offshore wells .............         40         83        123         161         83        142        161
  Net offshore wells ...............         40         58         64          88         58         68         88
  Miles of pipeline (d).............          8         39         69          69         39         69         69
  Offshore platforms................          5         11         21          22         11         21         22

  (a) Amounts for 1996 were substantially affected by the explosion and fire at West Delta Tank Battery #3. See "Business and Properties - 1996 Explosion and Fire." Actual amounts for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 include the results of operations through August 31 for the Bayou Sorrel Field, which was sold effective September 1, 1996, and the results of operations of the Amoco Properties, which were acquired October 8, 1996. Pro forma amounts for 1996 and 1997 include the results of operations from the Amoco Properties and Goldking Properties and exclude the results of operations from the Bayou Sorrel Field.
  (b) The Company has historically had a reserve report prepared by its independent petroleum engineers at each December 31, and not for any interim periods. Goldking reserve information at December 31, 1996 is not available. Reserve Life is calculated by dividing total Proved Reserves by the Company's trailing twelve months production. Reserve Life for pro forma six months ended June 30, 1997 is calculated by dividing pro forma September 1, 1997 Proved Reserves by the Company's annualized pro forma production for the six months ended June 30, 1997.
  (c) Reserve Replacement Rate is calculated by dividing net reserve additions by production during the preceding twelve months.
  (d)  10" diameter pipe or larger.

                                  RISK FACTORS

         Information contained or incorporated by reference in this Prospectus may contain Aforward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as Amay," Aexpect," Aintend," Aanticipate," Aestimate" or Acontinue" or the negative thereof or other variations thereon or comparable terminology. The following matters and certain other factors noted throughout this Prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

         Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors:

Finding and Acquiring Additional Reserves; Depletion

         The Company's future success depends upon its ability to find or acquire additional oil and natural gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing Proved Reserves, the Proved Reserves of the Company will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. The Company's future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon the Company's level of success in exploiting its current reserves and acquiring or finding additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its asset base of oil and natural gas reserves could be impaired. There can be no assurance that the Company's planned development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns to replace its current and future production.

Substantial Leverage; Ability to Service Debt

         On a pro forma basis, the Company is significantly leveraged, with outstanding long-term indebtedness of approximately $101.7 million and stockholders' equity of $55.2 million as of June 30, 1997. The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations is dedicated to the payment of interest on its indebtedness and is not available for other purposes, (ii) the covenants contained in the New Credit Facility and the Indenture require the Company to meet certain financial tests and limit the Company's ability to borrow additional funds or to acquire or dispose of assets, and (iii) the Company's ability to obtain additional financing in the future may be impaired. Additionally, the senior status of the Notes, the Company's high debt to equity ratio, and the use of substantially all of the Company's assets as collateral for the New Credit Facility will for the present time make it difficult for the Company to obtain financing on an unsecured basis or to obtain secured financing other than certain Apurchase money" indebtedness collateralized by the acquired assets.

         The Company's ability to meet its financial covenants and to make scheduled payments of principal and interest to repay its indebtedness, including the Notes, is dependent upon its operating results and its ability to obtain financing. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations or that future bank credit will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. In such event, the Company would be required to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such financing will be available on terms acceptable to the Company if at all. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy.

         The New Credit Facility limits the Company's borrowings to amounts determined by the lenders, in their sole discretion, based upon a variety of factors including the amount of indebtedness which can be adequately supported by the value of oil and natural gas reserves and assets owned by the Company (the "Borrowing Base"). The Company has approximately $40.0 million in borrowing availability under the Borrowing Base of the New Credit Facility. If oil or natural gas prices decline below their current levels, the availability of funds under the New Credit Facility could be materially adversely affected.

         The New Credit Facility requires the Company to satisfy certain financial ratios in the future. The failure to satisfy these covenants or any of the other covenants in the New Credit Facility would constitute an event of default thereunder and, subject to certain grace periods, may permit the lenders to accelerate the indebtedness then outstanding under the New Credit Facility and demand immediate repayment thereof. See "Description of New Credit Facility."

Effective Subordination of Notes

         The Notes are general unsecured obligations of the Company and rank pari passu in right of payment to all unsubordinated indebtedness of the Company and rank senior in right of payment to all subordinated indebtedness of the Company. The Notes are unconditionally guaranteed, jointly and severally, by each of the Subsidiary Guarantors. The Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. However, the Notes are effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. In the event of a default on such secured indebtedness, or a bankruptcy, liquidation or reorganization of the Company and its subsidiaries, such assets will be available to satisfy obligations with respect to the secured indebtedness before any payment therefrom will be made on the Notes. The Company's subsidiaries are also guarantors of the New Credit Facility. The Notes are not secured by any of the assets of the Company or its subsidiaries. Any future indebtedness incurred under the New Credit Facility will be secured by liens against substantially all of the Company's and its subsidiaries' assets.

Volatility of Oil and Natural Gas Prices

         The Company's revenues, profitability and the carrying value of its oil and natural gas properties are substantially dependent upon prevailing prices of, and demand for, oil and natural gas and the costs of acquiring, finding, developing and producing reserves. The Company's ability to maintain or increase its borrowing capacity, to repay the Notes and outstanding indebtedness under any current or future credit facility, and to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and natural gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and natural gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. The Company's production is weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations. Historically, the Company has attempted to mitigate these risks by oil and natural gas hedging transactions. See "Business and Properties Marketing of Production."

Uncertainty of Estimates of Reserves and Future Net Cash Flows

         This Prospectus contains estimates of the Company's oil and natural gas reserves and the future net cash flows from those reserves, which have been prepared or audited by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of Proved Reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The estimates in this Prospectus are based on various assumptions, including, for example, constant oil and natural gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and natural gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and natural gas prices and other factors, many of which are beyond the Company's control. See "Business and Properties - Oil and Gas Information."

         The SEC PV-10 of Proved Reserves referred to in this Prospectus should not be construed as the current market value of the estimated Proved Reserves of oil and natural gas attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from Proved Reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. The calculation of the SEC PV-10 of the Company's oil and natural gas reserves at September 1, 1997 is based on prices of $2.41 per Mcf of natural gas and $19.50 per Bbl of oil. These amounts compare to the Company's pro forma actual average product prices of $2.48 per Mcf of natural gas and $18.85 per Bbl of oil for the first six months of 1997 and $2.24 per Mcf of natural gas and $20.90 per Bbl of oil for the year ended December 31, 1996. Actual future net cash flows also will be affected by (i) the timing of both production and related expenses; (ii) changes in consumption levels and (iii) governmental regulations or taxation. In addition, the calculation of the present value of the future net cash flows using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and natural gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and natural gas, prevailing oil and natural gas prices and other factors. See "Business and Properties - Oil and Gas Information."

Acquisition Risks

         The Company has grown primarily through acquisitions and intends to continue acquiring oil and natural gas properties. Although the Company performs an extensive review of the properties proposed to be acquired, such reviews are subject to uncertainties. Consistent with industry practice, it is not feasible to review less significant properties involved in such acquisitions. However, even a detailed review may not reveal existing or potential problems; nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities.

         The Company has recently begun to focus its acquisition efforts on larger packages of oil and natural gas properties, such as the properties involved in the Amoco Acquisition. The acquisition of larger oil and natural gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. There can be no assurance that oil and natural gas properties acquired by the Company will be successfully integrated into the Company's operations or will achieve desired profitability objectives. See "Business and Properties - Acquisition, Development, and Other Activities."

Exploration and Development Risks

         The Company may increase its development and exploration activities. Exploration drilling and, to a lesser extent, development drilling of oil and natural gas reserves involve a high degree of risk that no commercial production will be obtained and/or that production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The drilling of exploratory and development wells involves risks such as encountering unusual or unexpected formations, pressures, and other conditions that could result in the Company's incurring substantial losses. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

Operating Hazards and Uninsured Risks

         The Company's oil and natural gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance at levels which it believes are reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

Marketing Risks

         Substantially all of the Company's natural gas production is currently sold to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices. For the year ended December 31, 1996, one purchaser accounted for approximately 49% of the Company's revenues. The Company does not believe that discontinuation of its sales arrangement with such firm would be in any way disruptive to the Company's natural gas marketing operations. See "Business and Properties - Competition, Markets, Seasonality and Environmental and Other Regulation."

Hedging Risks

         Historically, the Company has reduced its exposure to the volatility of crude oil and natural gas prices by hedging a portion of its production. In a typical hedge transaction, the Company will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge over a floating price. If the floating price exceeds the fixed price, the Company is required to pay the counter party all or a portion of this difference multiplied by the quantity hedged, regardless of whether the Company has sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require the Company to make payments under the hedge agreements even though such payments are not offset by sales of production. In the past, the Company has hedged up to, but not more than, 50% of its anticipated oil and natural gas production. Hedging also prevents the Company from receiving the full advantage of increases in crude oil or natural gas prices above the fixed amount specified in the hedge.

Abandonment Costs


         Due to the Company's number of offshore properties and production facilities, government regulations and lease terms will require the Company to incur substantial abandonment costs. As of September 1, 1997, total abandonment costs for the Company's offshore properties estimated to be incurred through 2012 were approximately $12.3 million. Estimated abandonment costs have been included in determining actual and pro-forma estimates of the Company's future net revenues from Proved Reserves included herein, and the Company accounts for such costs through its provision for depreciation, depletion and amortization. Under the terms of various agreements, the Company is required to fund restricted cash accounts as a reserve for abandonment costs on most of its offshore properties. See Business and Properties - Plugging and Abandonment Escrows.

Environmental and Other Regulations

         The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and natural gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas.

         Operations of the Company are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require the Company to incur costs to remedy the discharge. Oil and gas may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks, and sudden discharges from oil and gas wells or explosion at processing plants. Hydrocarbons tend to degrade slowly in soil and water, which makes remediation costly, and discharged hydrocarbons may migrate through soil and water supplies or adjoining property, giving rise to additional liabilities. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liability rendering entities liable for environmental damage without regard to negligence or fault. From time to time, the Company has agreed to indemnify sellers of producing properties from whom the Company has acquired reserves against certain liabilities for environmental claims associated with such properties. There can be no assurance that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not increase substantially the cost of compliance or otherwise adversely affect the Company's oil and natural gas operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company. While the Company does not anticipate incurring material costs in connection with environmental compliance and remediation, it cannot guarantee that material costs will not be incurred. See Business and Properties - Competition, Markets, Seasonality and Environmental and Other Regulation.

Competition

         There are many companies and individuals engaged in the exploration for and development of oil and natural gas properties. Competition is particularly intense with respect to the acquisition of oil and natural gas producing properties and securing experienced personnel. The Company encounters competition from various independent oil companies in raising capital and in acquiring producing properties. Many of the Company's competitors have financial resources and staffs considerably larger than the Company. See Business and Properties - Competition, Markets, Seasonality and Environmental and Other Regulation.

Dependence Upon Key Personnel

         The success of the Company will depend almost entirely upon the ability of a small group of key executives to manage the business of the Company. Should one or more of these executives leave the Company or become unable to perform his duties, no assurance can be given that the Company will be able to attract competent new management. The key executives do not have employment contracts. See Management.

Change of Control

         Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all or a portion of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for any such payment at maturity or earlier repurchase will be the Company's available cash or cash generated from operating or other sources, including, without limitation, borrowings or sales of assets or equity securities of the Company. There can be no assurance that sufficient funds will be available at the time of any such event to pay such principal or to make any required repurchase. If an offer to repurchase is required to be made and the Company does not have available funds sufficient to pay for Notes tendered for repurchase, an event of default would occur under the Indenture. The occurrence of an event of default could result in acceleration of maturity of the Notes and all amounts due under the New Credit Facility. See Description of Notes.

Lack of Public Market

         The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will continue to be subject to restrictions on transferability to the extent that they are not exchanged for New Notes. See "The Exchange Offer - Consequences of a Failure to Exchange
Outstanding Notes." Although the New Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company or broker-dealers) without compliance with the registration and prospectus delivery requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the financial condition of the Company. While the Old Notes are designated for trading in the PORTAL Market, there can be no assurance as to the development or liquidity of any market for the New Notes. The liquidity of, and trading market for, the Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

         Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are Aaffiliates" (as defined in Rule 405 under the Securities
Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that, for a period of up to 180 days after the Registration Statement is declared effective, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. However, under certain circumstances, the Company has the right to require that Participating Broker-Dealers suspend the resale of New Notes pursuant to this Prospectus. See The Exchange Offer - Consequences of Failure to Exchange.
--------------------------------------------------------------------------------

Fraudulent Conveyance

         Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally will limit the obligations of each Subsidiary Guarantor under its Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Guarantee of any Subsidiary Guarantor was voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not voided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided portions of any of the Guarantees.

         The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

         Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Guarantees were incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Guarantee, have sufficient capital for carrying on its business and are able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company.

                                 USE OF PROCEEDS

         There will be no cash proceeds to the Company from the Exchange Offer.

         The net proceeds from the sale of Old Notes, after deducting expenses, were $96.25 million. The Company used the net proceeds from the sale of Notes, together with other working capital of the Company, primarily to (i) repay all indebtedness outstanding under the Bank Facility, (ii) prepay the 1996 Tranche A Convertible Subordinated Notes, (iii) pay the promissory notes given to the former shareholders of Goldking (the "Shareholder Notes"), (iv) prepay the Comerica Credit Facility of Goldking, (v) prepay the Heller Financial Term Notes of Goldking, and (vi) provide additional working capital for general corporate purposes including, but not limited to, future acquisitions and the further development of the Company's properties. See ACapitalization," below.


                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at June 30, 1997 (i) on an actual basis, (ii) giving pro forma effect to the Goldking Acquisition (including the incurrence of indebtedness under the Notes issued to the former shareholders of Goldking, the Company's Bank Facility, and Goldking's existing debt) and (iii) on a pro forma basis as adjusted for the Offering and the application of the proceeds therefrom. This table should be read in conjunction with the "Unaudited Pro Forma Combined Financial Data" and the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.


                                                                                                            Pro Forma
                                                                                                           As Adjusted
                                                                           Actual           Pro                 for
                                                                         ________          Forma             Offering
                                                                                       ------------       ------------
                                                                                  (dollars in thousands)
Cash and cash equivalents..........................................      $  1,353           $ 3,062          $  45,260

Total debt, including current maturities:
   Bank Facility...................................................        19,500            27,000                 --
   1996 Tranche A Convertible Subordinated Notes...................         8,500             8,500                 --
    Goldking Shareholder Notes.....................................            --             6,000                 --
    Comerica Credit Facility.......................................            --             4,250                 --
    Heller Financial Term Notes ...................................            --             8,302                 --
   New Credit Facility............................................             --                --                 --
    Production Payment.............................................            --             1,700              1,700
   10 5/8% Senior Notes due 2004......................................            --                --         100,000
                                                                        -----------   ---------------        -----------

        Total debt                                                         28,000            55,752            101,700

Stockholders' equity:
   Preferred shares, $.01 par value, 5,000,000 shares authorized
        (None issued or outstanding)...............................            --                --                 --
   Common shares, $.01 par value, 40,000,000 shares authorized
      (20,382,087 and 23,621,017 shares issued and outstanding)....           204               236                236
   Additional paid-in capital......................................        53,593            67,974             67,974
   Retained earnings (deficit).....................................      (12,989)          (12,989)
                                                                         ----------     -------------        -----------
                                                                                                              (12,989)

          Total stockholders' equity...............................        40,808            55,221
                                                                         ---------      ------------         -----------
                                                                                                                55,221

        Total capitalization.......................................      $ 68,808       $   110,973        $   156,921
                                                                         ''''''''       '''''''''''        '''''''''''



                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

         The following unaudited pro forma combined financial data are derived from the Consolidated Financial Statements of the Company set forth elsewhere in this Prospectus and certain historical financial data with respect to various assets and companies acquired by the Company. The Unaudited Pro Forma Balance Sheet at June 30, 1997 has been prepared assuming the Goldking Acquisition, the sale of the Company's investment in common stock, and the Offering and the application of the net proceeds therefrom had occurred on June 30, 1997. The Unaudited Pro Forma Statement of Income (Operations) for the six months ended June 30, 1997 has been prepared assuming the Goldking Acquisition and the Offering and the application of the net proceeds therefrom had been consummated January 1, 1997. The Unaudited Pro Forma Combined Statement of Income (Operations) for the year ended December 31, 1996 has been prepared assuming the Goldking Acquisition, the Offering and the application of the net proceeds therefrom, the Amoco Acquisition and the Bayou Sorrel Field sale had all been consummated on January 1, 1996. The Amoco Acquisition occurred on October 8, 1996 and the Bayou Sorrel Field sale was effective September 1, 1996.

         The unaudited pro forma combined financial data reflects the preliminary allocation of the Goldking purchase price based on June 30, 1997 Goldking financial statement amounts. The final allocation of the purchase price, including the amounts of the increases in consolidated assets and liabilities on the closing date of July 31, 1997 may differ with a resulting effect on depletion, depreciation and amortization expense. Management does not expect these differences to be material.

         The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and with the Consolidated Financial Statements of the Company and the notes thereto. This data is not indicative of the financial position or results of operations of the Company which would actually have occurred if the transactions described above had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to various factors.

                                                                     PANACO, Inc.
                                               Unaudited Condensed Pro Forma Combined Balance Sheet
                                                                  At June 30, 1997
                                               (Amounts in thousands except number of shares )

                                                                 Goldking      PANACO, Inc.
                                                                Acquisition       and       Offering
                                                  PANACO,        Pro Forma      Goldking    Pro         PANACO,
                                                    Inc.                                     Forma       Inc.
ASSETS                                                At        Adjustments    Pro Forma               Pro Forma
                                                                                           Adjustments
                                                   6/30/97       (a)            Combined       (h)     Combined
CURRENT ASSETS
     Cash and cash equivalents                     $   1,353      1,709 (b)(i)    $  3,062   $   42,198 $  45,260
     Accounts receivable                               6,030      2,688 (b)          8,718                  8,718
     Investment in common stock                        1,701    (1,701) (i)             -                      -
     Prepaid and other                                   552        847 (b)          1,399                  1,399
         Total Current Assets                          9,636                        13,179                 55,377
OIL AND GAS PROPERTIES, AS DETERMINED BY THE
SUCCESSFUL EFFORTS METHOD OF ACCOUNTING
     Oil and gas properties                          137,734     43,145  (c)       180,879                180,879
     Less: accumulated depreciation, depletion
     and amortization                               (87,374)          -           (87,374)               (87,374)
         Net Oil and Gas Properties                   50,360                        93,505                 93,505

PROPERTY, PLANT AND EQUIPMENT (net)                   12,474      1,892  (d)        14,366                 14,366

OTHER ASSETS
     Restricted deposits                               1,992                         1,992                  1,992
    Other                                                379        265  (e)           644      3,750       4,394
         Total Other Assets                            2,371                         2,636                  6,386

TOTAL ASSETS                                        $ 74,841                     $ 123,686              $ 169,634



LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                               $  6,033    $ 6,680  (f)        12,713               $ 12,713
     Current portion of long-term debt                     -      1,181  (f)         1,181    (1,181)           -
         Total Current Liabilities                     6,033                        13,894                 12,713
LONG-TERM DEBT                                        28,000     26,571  (g)        54,571     47,129     101,700
STOCKHOLDERS' EQUITY
     Preferred shares, ($.01 par value, 5,000,000 shares
         authorized and no shares issued or
         outstanding)                                      -                             -                      -
     Common shares, ($.01 par value, 40,000,000 shares
         authorized and 20,382,087 issued and outstanding
         and 23,621,017 pro forma issued and
         outstanding)                                    204         32  (a)           236                    236
     Additional paid-in capital                       53,593     14,381  (a)        67,974                 67,974
     Retained earnings (deficit)                    (12,989)                      (12,989)               (12,989)
         Total Stockholders' equity                   40,808                        55,221                 55,221
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $  74,841                     $ 123,686              $ 169,634






          NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
                                At June 30, 1997

         The Unaudited Condensed Pro Forma Combined Balance Sheet presents the combined effects of the Goldking Acquisition, the application of the proceeds of the Offering and the sale of the Company's investment in common stock as if these transactions had been consummated on June 30, 1997. It reflects a preliminary allocation of the purchase price for the Goldking Acquisition. The final allocation of the purchase price may differ based on the actual assets and liabilities acquired by the Company on July 31, 1997, however, management does not expect these differences to be material.

Goldking Acquisition

(a) The Goldking Acquisition occurred on July 31, 1997. The purchase price included $7,500,000 in cash, $6,000,000 in Shareholder Notes, 3,154,930 Common Shares valued at $4.45, and the assumption of debt described in notes (f) and (g) below. The Company also paid a finder's fee in the amount of 84,000 Common Shares.

(b) The Company acquired $8,000 in cash, $2,688,000 in accounts receivable and $847,000 in other current assets, primarily restricted cash and short-term funds.

(c) Based upon the nature of the assets acquired, the Company has allocated $37,119,000 to proved oil and natural gas properties and $6,026,000 to unproved oil and natural gas properties.

(d) The Company acquired furniture and fixtures with a net book value of $892,000, which approximates market value. The Company also allocated $1,000,000 of the net purchase to pipelines and equipment, based upon the nature of the assets acquired.

(e) The Company acquired other long-term assets, including capitalized software costs with a net book value of $265,000, which approximates market value.

(f) The Company's consolidated current liabilities and current maturities of long-term debt increased by $6,680,000 and $1,181,000, respectively.

(g) The Company's consolidated long-term debt increased with the Goldking Acquisition, including Goldking's outstanding debt before the merger in the amount of $13,071,000. The adjustment also includes $6,000,000 in notes to the former shareholders of Goldking and borrowing of $7,500,000 under the Company's Bank Facility to fund the cash portion of the purchase price.

Offering of Notes

(h) Represents the adjustments necessary to record the application of the proceeds, the incurrence of indebtedness from, and the costs associated with, the Offering as described in the Use of Proceeds.

                           Offering Amount                    $100,000,000
                           Debt Issuance Costs                  (3,750,000)
                                                             ---------------
                           Net Proceeds                         96,250,000
                           Payoff debt                         (54,052,000)
                                                             --------------
                           Increase in cash                  $  42,198,000
                                                             '''''''''''''

Sale of Investment

(i) To adjust for the sale of the investment as if it had occurred on June 30, 1997. The Company sold this investment in late July and early August for a total of $1,717,000.



                                              For the Six Months Ended June 30, 1997
                                           (Amounts in thousands except per share data)



                                                                              Goldking
                                                                 Goldking    Acquisition   PANACO, Inc.  Offering         PANACO,
                                                                                                                           Inc.
                                                                 Acquisition Pro Forma     Pro Forma     Pro Forma       Pro Forma
                                                       PANACO,      (a)       Adjustments   Combined    Adjustments      Combined
                                                        Inc.
                                                     ----------------------  -------------------------  ------------    ------------

REVENUES
     Oil and natural gas sales                        $ 14,287     $ 3,595   $       -      $  17,882        $   -         $ 17,882


COSTS AND EXPENSES
     Lease operating expense                            5,122         962            -         6,084             -           6,084
     Depreciation, depletion and amortization
     expense                                            6,184         974          720 (b)     7,878             -           7,878
     Exploration expense                                   67           -            -            67             -              67
     Provision for losses and (gains) on
          disposition and write-down of assets
                                                             -          -            -             -             -               -
     General and administrative expense                    389       1,015           -         1,404             -           1,404
     Production and ad valorem taxes                       174         282           -           456             -             456
                                                     ----------  ----------  -----------   -----------  ------------    ------------
          Total                                         11,936       3,233          720        15,889            -          15,889
                                                     ----------  ----------  -----------   -----------  ------------    ------------

NET OPERATING INCOME (LOSS)                              2,351         362         (720)        1,993             -           1,993
                                                     ----------  ----------  -----------   -----------  ------------    ------------

OTHER INCOME (EXPENSE)
     Interest expense (net)                             (1,265)       (754)        (490) (c)   (2,509)       (1,784) (e)     (4,293)
     Unrealized gain on investment in common stock          60           -            -            60             -              60
                                                     ----------  ----------  -----------   -----------  ------------    ------------
          Total                                         (1,205)       (754)        (490)       (2,449)       (1,784)         (4,233)

NET INCOME (LOSS) BEFORE INCOME TAXES                    1,146        (392)      (1,210)         (456)       (1,784)         (2,240)

INCOME TAXES (BENEFIT)                                      -           -            -             -             -               -
                                                     ----------  ----------  -----------   -----------  ------------    ------------

NET INCOME (LOSS)                                        1,146       (392)      (1,210)         (456)       (1,784)         (2,240)
                                                     ''''''''''  ''''''''''  '''''''''''   '''''''''''  ''''''''''''    ''''''''''''

EARNINGS (LOSS) PER WEIGHTED AVERAGE SHARE                0.07                                 (0.02)                         (.10)
                                                     ''''''''''                            '''''''''''                  ''''''''''''

     Weighted average shares outstanding                18,248                    3,239 (d)    21,487           -            21,487
                                                     ''''''''''                            '''''''''''                  ''''''''''''

EBITDA (f)                                               8,602                                                                9,938
                                                     ''''''''''                                                         ''''''''''''




                      NOTES TO UNAUDITED PRO FORMA COMBINED
                        STATEMENT OF INCOME (OPERATIONS)
                      For the six months ended June 30,1997

         The Unaudited Pro Forma Combined Statement of Income (Operations) for the six months ended June 30, 1997 presents the combined effect of the Goldking Acquisition and the application of the proceeds and incurrence of indebtedness for the Offering as if both of these transactions had been consummated on January 1, 1997. It reflects a preliminary allocation of the purchase price for the Goldking Acquisition. The final allocation of the purchase price may differ based on the actual assets and liabilities acquired by the Company on July 31, 1997, however, management does not expect these differences to be material.

Goldking Acquisition

(a)  These amounts  represent the actual  results of Goldking for the six months
     ended  June  30,  1997.  Certain   reclassifications  have  been  made  for
     consistency.

(b) Goldking accounted for its oil and natural gas properties using the full cost method of accounting. Pro forma entries are required to present the information for Goldking as if it had accounted for its oil and natural gas properties using the successful efforts method and using the new basis for its oil and natural gas properties on July 31, 1997.

(c) To adjust interest expense for debt incurred in financing the Goldking Acquisition, which included the $6,000,000 in notes and the borrowing of the $7,500,000 cash portion of the purchase price under the Company's Bank Facility.

(d) To adjust the weighted average shares outstanding for the issuance of Common Shares in connection with the Goldking Acquisition.

Offering of Notes

(e) To adjust interest expense to reflect the repayment of debt at January 1, 1997 with the proceeds from the Offering and the amortization of loan costs. The proceeds in excess of that used to repay indebtedness are assumed to have been placed in short term investments yielding 6%.

(f) EBITDA is defined as net income (loss) before income taxes plus the sum of depletion and depreciation, provisions for losses and gains on disposition and write-down of assets, exploration expenses and interest expense. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.




                                                                        PANACO, INC.
                                                Unaudited Pro Forma Combined Statement of Income (Operations)
                                                            For the Year Ended December 31, 1996
                                                        (Amounts in thousands except per share data)



                                                                Goldking
                                                     Goldking  Acquisition PANACO,Inc.  1996     PANACO, Inc  Offering    PANACO,
                                                                                                                            Inc.
                                                    Acquisition Pro Forma  Pro Forma Transactions Pro Forma  Pro Forma   Pro Forma
                                           PANACO,      (a)     Adjustments Combined      (e)      Combined  Adjustments  Combined
                                            Inc.
                                          ------------------------------------------------------------------------------------------

REVENUES
     Oil and natural gas sales            $ 20,063     $ 8,186 $       -      $ 28,249    $ 8,915    $ 37,164           -   $ 37,164


COSTS AND EXPENSES
     Lease operating expense                 8,477       1,282         -         9,759      1,915      11,674           -     11,674
     Depreciation, depletion and
     amortization
     expense                                 9,022       2,243     1,432 (b)    12,697      6,086      18,783           -     18,783
     Exploration expense                         -           -         -             -          -           -           -          -
     Provision for losses and (gains) on
          disposition and write-down of
          assets                                 -       (430)         -         (430)          -       (430)           -      (430)
     General and administrative expense        772       1,402         -         2,174          -       2,174           -      2,174
     Production and ad valorem taxes           559         669         -         1,228      (239)         989           -        989
     West Delta fire loss                      500           -         -           500          -         500           -        500
                                          ---------  --------------------  ---------------------------------------------------------
          Total                             19,330       5,166     1,432        25,928      7,762      33,690           -     33,690
                                          ---------  --------------------  ---------------------------------------------------------

NET OPERATING INCOME (LOSS)                    733       3,020   (1,432)         2,321      1,153       3,474           -      3,474
                                          ---------  --------------------  ---------------------------------------------------------

OTHER INCOME (EXPENSE)
     Interest expense (net)                (2,514)     (1,414)     (979) (c)   (4,907)    (1,042)     (5,949)     (2,638)    (8,587)
     Unrealized loss on investment in
     common stock                            (258)           -         -         (258)        258           -           -          -
                                          ---------  --------------------  ---------------------------------------------------------
          Total                            (2,772)     (1,414)     (979)       (5,165)      (784)     (5,949)     (2,638)    (8,587)

NET INCOME (LOSS) BEFORE INCOME TAXES      (2,039)       1,606   (2,411)       (2,844)        369     (2,475)     (2,638)    (5,113)

INCOME TAXES (BENEFIT)                           -           -         -             -          -           -           -          -
                                          ---------  --------------------  ---------------------------------------------------------

NET INCOME (LOSS)                          (2,039)       1,606   (2,411)       (2,844)        369     (2,475)     (2,638)    (5,113)
                                          '''''''''  ''''''''''''''''''''  '''''''''''''''''''''''''''''''''''''''''''''''''''''''''

EARNINGS (LOSS) PER WEIGHTED AVERAGE SHARE$ (0.16)                              (0.18)                 (0.14)                 (0.29)
                                          '''''''''                        '''''''''''            '''''''''''             ''''''''''

     Weighted average shares outstanding    12,742                 3,239 (d)    15,981      1,540      17,521                 17,521
                                          '''''''''                        '''''''''''            '''''''''''             ''''''''''

EBITDA (g)                                $ 10,255                                                                            22,327
                                          '''''''''                                                                       ''''''''''





                      NOTES TO UNAUDITED PRO FORMA COMBINED
                        STATEMENT OF INCOME (OPERATIONS)
                      For the year ended December 31, 1996


         The Unaudited Pro Forma Combined Statement of Income (Operations) for the year ended December 31, 1996 presents the combined effects of the Goldking Acquisition, the Amoco Acquisition on October 8, 1996, the sale of Bayou Sorrel Field effective September 1, 1996 and the application of the proceeds and incurrence of indebtedness for the Offering as if all had been consummated on January 1, 1996. It reflects a preliminary allocation of the purchase price for the Goldking Acquisition. The final allocation may differ based on the actual assets and liabilities acquired on July 31, 1997, however, management does not expect these differences to be material. The Amoco Acquisition and Bayou Sorrel Field sale have been summarized as A1996 Transactions" in the pro forma data.

Goldking Acquisition

(a)  These amounts  represent the actual  results of Goldking for the year ended
     December  31,   1996.   Certain   reclassifications   have  been  made  for
     consistency.

(b) Goldking accounted for its oil and natural gas properties using the full cost method of accounting. Pro forma entries are required to present the pro forma information for Goldking as if it had accounted for its oil and natural gas properties using the successful efforts methods and using the new basis for its oil and natural gas properties based upon the purchase on July 31, 1997.

(c) To adjust interest expense for debt incurred in financing the Goldking Acquisition, which included the $6,000,000 in notes and the borrowing of the $7,500,000 cash portion of the purchase price under the Company's Bank Facility.

(d) To adjust the weighted average shares outstanding for the issuance of Common Shares in connection with the Goldking Acquisition.

1996 Transactions

(e) Represents the total adjustments necessary to present the Amoco Acquisition on October 8, 1996 and the sale of Bayou Sorrel Field effective September 1, 1996 as if both had occurred on January 1, 1996. They include the addition of revenues and expenses from a January 1 to October 7 for the Amoco Acquisition and the reductions of such amounts for January 1 to August 31 for the sale of Bayou Sorrel Field.

Offering of Notes

(f) To adjust interest expense to reflect the repayment of debt at January 1, 1997 with the proceeds from the Offering and the amortization of loan costs. The proceeds in excess of that used to repay indebtedness are assumed to have been placed in short term investments yielding 6%.

(g) EBITDA is defined as net income (loss) before income taxes plus the sum of depletion and depreciation, provisions for losses and gains on disposition and write-down of assets, exploration expenses, interest expense and the non-recurring charge pertaining to the 1996 West Delta fire loss. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following historical selected consolidated financial data of the Company are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The income statement data for the six months ended June 30, 1997 are not necessarily indicative of results for a full year. The historical selected financial data for the five years ended December 31, 1996 were derived from the Company's audited consolidated financial statements. The selected financial data for the six months ended June 30, 1996 and 1997 have been derived from the Company's unaudited interim consolidated financial statements and include, in the opinion of the Company's management, all adjustments necessary to present fairly the data for such periods. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.


                                                                Year Ended December                      Six Months
                                             31,                                                     Ended June 30,
                                               ------------------------------------------
                                                                                                  -----------------

                                                  1992       1993      1994                                    1997
                                               _______    _______   _______      1995     1996      1996    _______
                                                                              -------   ------   -------

Summary of Operating Data:                   (dollars in thousands, except per share data)

Oil and natural gas sales                     $ 13,335   $ 12,605  $ 17,338  $ 18,447 $ 20,063  $ 10,808   $ 14,287

Depreciation, depletion & amortization
 expense                                         4,245      4,288     6,038     8,064    9,022     3,812      6,184

Lease operating expense                          5,762      5,297     5,231     8,055    8,477     4,184      5,122

Production and ad valorem taxes                    867        754     1,006     1,078      559       327        174

Exploration expense                                 --         --        --     8,112       --        --         67

General and administrative expense                 539        542       587       690      772       382        389

Provision for losses (gains) on disposition
 and write-downs of assets                          --      3,824     1,202       751       --        --         --

West Delta fire loss
                                                  --         --        --        --        500       500        --
                                                  ----       ----      ----      ----      ---       ---        --

Net operating income (loss)                      1,922    (2,100)     3,274   (8,303)      733     1,603      2,351

Interest expense (net)                           2,323      1,886     1,623       987    2,514       902      1,265

Unrealized gain (loss) on investment in
 common stock
                                                  --         --        --        --      (258)      --           60
                                                  ----       ----      ----      ----    -----      ----         --

Net income (loss)                            $   (401)  $ (3,986) $   1,115 $ (9,290) $(2,039) $     701 $    1,146
                                             ''''''''' '''''''''' ''''''''' ''''''''' ''       ''''''''' ''''''''''


Net income (loss) per Common Share           $  (0.05) $   (0.53) $    0.11 $  (0.81) $ (0.16) $    0.06 $     0.07



Summary Balance Sheet Data:

Oil and gas properties and equipment (net)    $ 26,448  $  19,183  $ 23,945  $ 29,485 $ 60,747  $ 29,326   $ 62,834


Total assets                                    31,085     24,432    29,095    36,169   73,768    37,150     74,841

Long-term debt                                  15,380     12,465    12,500    22,390   49,500    18,390     28,000

Stockholders' equity                            11,700      8,744    14,882     9,174   17,498    11,818     40,808

Dividends per Common Share                          --         --        --        --       --        --         --


Other Data:

EBITDA(a)                                    $   6,167  $   6,012 $  10,514 $   8,624 $        $   5,915  $   8,602
                                                                                        10,255

Capital expenditures(b)                          1,293        842    12,128    21,841   43,050     3,440      8,160

(a) EBITDA is defined as net income (loss) before income taxes plus the sum of depletion and depreciation, provisions for losses and gains on disposition and write-down of assets, exploration expenses, interest expense and the non-recurring charge pertaining to the 1996 West Delta fire loss. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. The Company has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining the Company's historical ability to service its indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles or as an indicator of the Company's operating performance or liquidity.
(b) Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets, without taking into consideration sales of capital assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's Consolidated Financial Statements, "Selected Consolidated Financial Data" and respective notes thereto, included elsewhere herein. The information below should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of the Company. Because of the size and scope of the Company's recent acquisitions, the results of operations from period to period are not necessarily comparative.

General

         The oil and natural gas industry has experienced significant volatility in recent years because of the fluctuatory relationship of the supply of most fossil fuels relative to the demand for such products and other uncertainties in the world energy markets. These industry conditions should be considered when this analysis of the Company's operations is read.

         The Company experienced an explosion and fire on April 24, 1996 at Tank Battery #3 in the West Delta Fields resulting in these fields being shut-in from April 24th until being returned to production on October 7, 1996. The loss of 67 days of production in the second quarter and the entire third quarter resulted in lost revenues estimated by management to be approximately $6,000,000. During the second quarter the Company expensed $500,000 for its loss as a result of this explosion. No further losses have been recognized or are anticipated. This $500,000 amount included $225,000 in deductibles under the Company's insurance.

         The Company has spent $8,500,000 on Tank Battery #3 inclusive of the $500,000 expensed during second quarter and has received reimbursement from its insurance company of $3,900,000, after satisfaction of the $225,000 in deductibles. The excess of expenditures over insurance reimbursement has been capitalized. No additional expenditures have been made or are anticipated. The Company has filed suits against the employers of the persons who caused the incidents for recovery of these costs and its lost profits. No assurance can be given that the Company will successfully recover any amounts sought in any such suits.

For the six months ended June 30, 1997 and 1996:

Liquidity and Capital Resources

         On March 5, 1997, the Company completed an offering of 8,403,305 common shares at $4.00 per share, $3.728 net of the underwriter's commission. The offering consisted of 6,000,000 shares sold by the Company and 2,403,305 shares sold by shareholders, primarily Amoco Production Company (2,000,000 shares) and lenders advised by Kayne, Anderson Investment Management, Inc. (373,305 shares). The Company's net proceeds of $22,000,000 from the offering were used to prepay $13,500,000 of its 12% subordinated debt and the remaining was used to reduce borrowings under the Company's Bank Facility.

     On October 8, 1996, the Company amended its Bank Facility with First Union National Bank of North Carolina (the "Agent") (60%)and Banque Paribas (40%). The loan is a reducing revolver designed to provide up to $40,000,000 depending on the borrowing base, as determined by the lenders. At June 30, 1997 the Company had $19,500,000 outstanding under the loan. The borrowing base on July 31, 1997 was $30,000,000. The principal amount of the loan is due July 1, 1999. However, at no time may the Company have outstanding borrowings under the Bank Facility in excess of its borrowing base. Interest on the loan is computed at the Agent's prime rate or at 1 to 1 3/4% (depending upon the percentage of the facility being used) over the applicable London Interbank Offered Rate ("LIBOR") on Eurodollar loans. Eurodollar loans can be for terms of one, two, three or six months and interest on such loans is due at the expiration of the terms of such loans, but no less frequently than every three months. Management feels that this Bank Facility greatly facilitates its ability to make necessary capital expenditures to maintain and improve production from its properties and makes available to the Company additional funds for future acquisitions.

         From time to time, the Company has borrowed funds from institutional lenders who are represented by Kayne, Anderson Investment Management, Inc. In each case these loans are due at a stated maturity, require payments of interest only at 12% per annum 45 days after the end of each calendar quarter and are secured by a second mortgage on the Company's offshore oil and natural gas properties. The loans were as follows:

         (a) 1993 Subordinated Notes. In 1993, $5,000,000 was borrowed, due December 31, 1999, but prepayable at any time. These Notes were prepaid on March 6, 1997 with a portion of the proceeds from the common share offering.

         (b) 1996 Tranche A Convertible Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003, but prepayable any time after May 8, 1998. The Notes are convertible into 2,060,606 common shares on the basis of $4.125 per share. The Notes are prepayable, in which event the Company must deliver equivalent warrants to purchase Common Shares which expire December 31, 1998. The Company may deliver up to $2,000,000 in payment-in-kind notes in satisfaction of interest payment obligations.

         (c) 1996 Tranche B Bridge Loan Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003, but prepayable any time. These Notes were prepaid on March 6, 1997 with a portion of the proceeds of the common share offering.

         At June 30, 1997, 84% of the Company's total assets were represented by oil and natural gas properties and pipelines and equipment, net of depreciation, depletion and amortization.

         In 1991, certain lenders received a net profits interest (NPI) in the West Delta properties. During the six months ended June 30, 1997, payments with respect to this NPI totaled $190,000.

         Pursuant to existing agreements, the Company is required to deposit funds in bank trust and escrow accounts to provide a reserve against satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields no longer produce oil and natural gas. Each month, until November 1997, $25,000 is deposited in a bank escrow account to satisfy such obligations with respect to a portion of its West Delta properties. The Company has entered into an escrow agreement with Amoco Production Company under which the Company will deposit, for the life of the fields, in a bank escrow account ten percent (10%) of the net cash flow, as defined in the agreement, for the Amoco Properties. The Company has established the "PANACO East Breaks 110 Platform Trust" in favor of the Minerals Management Service of the U.S. Department of the Interior. This trust required an initial funding of $846,720 in December 1996, and remaining deposits of $244,320 due at the end of each quarter in 1999 and $144,000 due at the end of each quarter in 2000 for a total of $2,400,000. In addition, the Company has $9,250,000 in surety bonds to secure its plugging and abandonment operations.

     Through the six months ended June 30, 1997 the Company had spent $8,093,000 in capital expenditures, approximately $2 million of which was for the completion of oil and natural gas pipelines in the West Delta Fields and the remainder was primarily for development of its oil and natural gas properties. On March 5, 1997 the Company completed an offering of 8,403,305 common shares at $4.00 per share, $3.728 net of the underwriter's commission. The offering consisted of 6,000,000 shares sold by the Company, from which it received $22,000,000. The Company's proceeds were used to prepay $13,500,000 of its 12% subordinated debt and the remaining was used to reduce borrowings under the Company's Bank Facility. Through June 30, 1996 the Company had raised $1,837,000 in equity as a result of the exercise of warrants.

Results of Operations

         Production. Natural gas production increased 21% to 4,421,000 Mcf in 1997 from 3,666,000 Mcf in 1996. Oil production increased 25% in 1997 to 188,000 Bbls, from 151,000 Bbls in 1996. Results for 1997 include production from the former Amoco Properties, purchased in October 1996. Results for 1997 also include increased production from the West Delta Fields, which were shut-in from April 24, 1996 until October 1996. They do not include production from the Bayou Sorrel Field which was sold September 1, 1996. Bayou Sorrel Field was primarily an oil field and produced only a small amount of natural gas in 1996.

         In March, 1997 the federal production from the West Delta Block 58 was brought back on-line for the first time since April 1996 with the completion of a dual six inch, eight mile pipeline to the West Delta central processing facility, Tank Battery #3. This pipeline also allowed Tana Oil and Gas
Corporation and Samedan Corporation to resume production from their wells, drilled on farm-outs from the Company, on which the Company receives overriding royalty revenue and fees for processing the oil and natural gas.

         Prices. Natural gas prices, net of the impacts of hedging transactions, increased from $2.21 per Mcf in 1996 to $2.47 in 1997. The 1997 natural gas hedge program had the effect of reducing natural gas prices by only ($.03) per Mcf in 1997, compared to ($.52) per Mcf in 1996. The 1997 hedge program allows the Company more participation in increases in market prices for natural gas, while providing the price stability of no less than $1.80 per MMbtu in 1997 on 14,000 MMbtu per day in 1997. Oil prices remained relatively flat in 1997 at $17.96 per Bbl, compared to $17.92 per Bbl in 1996.

         The product prices received by the Company, net of the impact of hedge transactions discussed below, averaged $2.47 per Mcf for natural gas and $17.96 per Bbl for oil for the six months ended June 30, 1997. Cash flow is currently being used for capital expenditures, reduce liabilities and to pay general and administrative overhead. Starting in 1997, the Company's natural gas hedge transactions are based upon published gas pipeline index prices instead of the NYMEX. This change has mitigated the risk of price differences due to transportation. In 1997, 14,000 MMbtu per day has been hedged, at a swap price of $1.80 per MMbtu for 1997 with varying levels of participation (93% in January to 40% in September ) in settlement prices above the $1.80 per MMbtu swap price level. The Company has hedged 10,000 MMbtu per day in 1998 and 7,000 MMbtu per day in 1999, all at an average pipeline index swap price of $1.89 per MMbtu. In 1997 the Company has also hedged its oil prices by selling the equivalent of 720 Bbls of oil per day at $20.00, with a 40% participation in prices above the $20.00 swap price level. Management has generally used hedge transactions to protect its cash flows when the Company's levels of long-term debt have been higher and refrained from hedge transactions when long-term debt has been lower. For accounting purposes, gains or losses on swap transactions are recognized in the production month to which a swap contract relates.

         "Oil and natural gas sales" increased 32% for the first six months of 1997. Significant increases in both natural gas and oil production were the primary factor in the increase in revenues. The former Amoco Properties, acquired in October 1996 coupled with the resumption of production from the West Delta fields have combined to outweigh the sale of the Bayou Sorrel Field in September 1996. The Company's development program on the former Amoco Properties has increased production from those fields steadily since the acquisition in October.

         "Lease operating expense" increased $938,000, or 22% in 1997 with the addition of interests in thirteen offshore blocks acquired in October 1996. As a percent of revenues, lease operating expenses decreased to 36% in 1997 from 39% in 1996.

         "Depletion, depreciation and amortization expense" increased $2,372,000, or 62% also in part due to the purchase of the former Amoco Properties in October 1996. The amount per Mcf equivalent also increased from $.86 in 1996 to $1.11 in 1997, due to several factors. Downward engineering revisions by the Company's independent petroleum engineers, Ryder Scott Company, in the West Delta and East Breaks 110 Fields at year-end 1996 were a significant part of the increase. Also, $4,000,000 in capital expenditures made during 1996 (over and above insurance reimbursement) to rebuild Tank Battery #3, the central processing facility for the West Delta Fields, increased the depletion cost per Mcf.

         "Production and ad valorem taxes" decreased 47% in 1997 to 1% of oil and natural gas sales from 3% of oil and natural gas sales in 1996. The decrease is due to the Company's shift to federal offshore waters where there are no state severance taxes.

         "Exploration expense" incurred in 1997 resulted from an option paid to participate in an exploratory well in the High Island Area, offshore Texas which was condemned before the well was drilled because of a dry hole drilled by another company on an adjacent block. There will be no further exploration expenses associated with this prospect.

         "Interest expense (net)" increased 40% in 1997 primarily due to the increased average borrowing levels in 1997 and partially due to an increased weighted average interest rate incurred in 1997, partially offset by an increase in interest capitalized. The average borrowing level increased to $34,000,000 in 1997 from $20,000,000 in 1996 as a result of the Amoco Acquisition in October 1996. On March 6, 1997 the proceeds from a common stock offering reduced subordinated debt by $13,500,000 and temporarily reduced bank facility debt by $8,500,000. The weighted average borrowing rate in 1997 increased from 8.6% in 1996 to 9.2% in 1997. The increase is due to an increased percentage of borrowing under subordinated debt agreements, bearing interest at 12%, also a result of the Amoco Acquisition in October 1996. In connection with this acquisition, $17,000,000 was borrowed as subordinated debt, $8,500,000 of which was prepaid in March 1997. In the 1996 period, only $5,000,000 of the outstanding debt was borrowed under these subordinated facilities.

         "Unrealized gain (loss) on investment in common stock" is the change in the estimated market value of the Company's 477,612 shares of National Energy Group, Inc. common stock since year-end 1996.

For the years ended December 31, 1996 and 1995:

Liquidity and Capital Resources

         At  December  31,  1996,  82%  of  the  Company's   total  assets  were
represented by oil and natural gas properties, pipelines and equipment, net of accumulated depreciation, depletion and amortization.

         On October 8, 1996, the Company amended its bank facility with First Union National Bank of North Carolina (the "Agent") (60% participation), and Banque Paribas (40% participation), herein "Bank Facility". The loan is a reducing revolver designed to provide the Company up to $40,000,000 depending on the Company's borrowing base, as determined by the lenders. The Company's borrowing base at December 31, 1996 was $31,000,000, with an availability under the revolver of $2,500,000. The principal amount of the loan is due July 1, 1999. However, at no time may the Company have outstanding borrowings under the Bank Facility in excess of its borrowing base. Interest on the loan is computed at the Agent's prime rate or at 1 to 1 3/4% (depending upon the percentage of the facility being used) over the applicable London Interbank Offered Rate ("LIBOR") on Eurodollar loans. Eurodollar loans can be for terms of one, two, three or six months and interest on such loans is due at the expiration of the terms of such loans, but no less frequently than every three months. Management feels that this bank facility greatly enhances its ability to make necessary capital expenditures to maintain and improve production from its properties and makes available to the Company additional funds for future acquisitions. The bank facility is collateralized by a first mortgage on the Company's offshore properties. The loan agreement contains certain covenants including a requirement to maintain a positive indebtedness to cash flow ratio, a positive working capital ratio, a certain tangible net worth, as well as limitations on future debt, guarantees, liens, dividends, mergers, material change in ownership by management, and sale of assets. With the proceeds from the recently completed Common Share offering, on March 6, 1997, the Company temporarily repaid $8,500,000 on its Bank Facility, which funds were to ultimately be used for general corporate purposes including, but not limited to, the development of its properties and future acquisitions, such as the Goldking Acquisition.

         From time to time the Company has borrowed funds from institutional lenders who are advised by Kayne, Anderson Investment Management, Inc. In each case, these loans are due at a stated maturity, require payments of interest only at 12% per annum 45 days after the end of each calendar quarter and are secured by a second mortgage on the Company's offshore oil and natural gas properties. The respective loan documents contain certain covenants including a requirement to maintain a net worth ratio, as well as limitations on future debt, guarantees, liens, dividends, mergers, material change in ownership by management, and sale of assets.

         The loans are as follows:

         (a) 1993 Subordinated Notes. In 1993, $5,000,000 was borrowed, due December 31, 1999. These Notes were prepaid on March 6, 1997, with a portion of the proceeds of the Company's recent Common Share offering. The lenders were issued, and during 1996 exercised, warrants to acquire 816,526 Common Shares at $2.25 per share.

         (b) 1996 Tranche A Convertible Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003. The Notes are convertible into 2,060,606 Common Shares on the basis of $4.125 per share. The Company may deliver up to $2,000,000 in PIK notes in satisfaction of interest payment obligations.

         (c) 1996 Tranche B Bridge Loan Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003. These Notes were prepaid on March 6, 1997, with a portion of the proceeds of the Company's recent Common Share offering.

         In 1991, in connection with a debt financing which has subsequently been repaid, certain former lenders received a net profits interest (NPI) in the West Delta Properties, which is a continuing obligation with respect to these properties. During the three months ended March 31, 1996, payments with respect to this NPI averaged $53,000 per month. Due to the explosion and fire at Tank Battery #3, no NPI payments were made in the remaining months of 1996.

     Pursuant to existing agreements, the Company is required to deposit funds in bank trust and escrow accounts to provide a reserve against satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields no longer produce oil and natural gas. Each month, until November 1997, $25,000 is deposited in a bank escrow account, to satisfy such obligations with respect to a portion of its West Delta Properties. The Company has entered into an escrow agreement with Amoco Production Company under which the Company will deposit, for the life of the fields, in a bank escrow account ten percent (10%) of the net cash flow, as defined in the agreement, from the Amoco Properties. The Company has established the "PANACO East Breaks 110 Platform Trust" in favor of the Minerals Management Service of the U.S. Department of the Interior. This trust required an initial funding of $846,720 in December 1996, and remaining deposits of $244,320 due at the end of each quarter in 1999 and $144,000 due at the end of each quarter in 2000 for a total of $2,400,000. In addition, the Company has $9,250,000 in surety bonds to secure its plugging and abandonment obligations; including a $4,100,000 bond which was provided to the original sellers of the West Delta Properties; a $2,400,000 supplemental bond provided to the Minerals Management Service of the U.S. Department of the Interior in connection with the plugging and structure removal obligations for the Company's East Breaks Block 110 Platform and a $300,000 Pipeline Right-of-Way Bond.

         Despite a 22% decrease in production and a net loss of $2,000,000 in 1996, strong product prices contributed significantly to cash flows provided by operations of $8,000,000. While 1995 prices were lower, record production offset this decrease, providing cash flows of $8,400,000 in 1995.

         In 1996, the Company sold its Bayou Sorrel Field for $9,000,000 in cash and 477,612 shares of National Energy Group, Inc. common stock. The Company made $51,000,000 in capital expenditures (including issuing 2,000,000 Common Shares to Amoco Production Company) in 1996, primarily for the Amoco Acquisition in October and $4,000,000 to repair and rebuild Tank Battery #3 in the West Delta Fields. The 1995 capital expenditures of $22,000,000 included the Zapata and Bayou Sorrel Field acquisitions and $8,000,000 in exploratory drilling costs.

         Along with increasing capital expenditures, the Company's borrowings have also increased each year since 1994. Borrowings increased in 1996 to fund capital expenditures, which included the repair and rebuilding of Tank Battery #3 in West Delta. The explosion and fire, which necessitated the repair and rebuilding, decreased discretionary cash flows, limiting the Company's ability to repay long-term debt. The repayments in 1996 include $4,000,000 repaid through April with cash provided by operations and $6,000,000 from the cash proceeds from the sale of the Bayou Sorrel Field. The Company received cash and increased stockholders' equity by $1,800,000 in 1996, $3,200,000 in 1995 and by $5,000,000 in 1994 by virtue of the exercise of stock options and warrants.

Capital Spending

         In 1996, the Company made $51,000,000 in total capital expenditures, including (1) $40,400,000 on the purchase of oil and natural gas assets from Amoco Production Company, which included $8,400,000 of the Company's common stock, (2) $4,000,000 for repair and rebuilding of the West Delta Tank Battery #3, net of insurance reimbursements, and (3) $4,700,000 for development of its oil and natural gas properties. The majority of the development costs were incurred to drill two unsuccessful development wells in the Bayou Sorrel Field and for the Company's share of successfully recompleting two wells on Eugene Island Block 372, which is operated by Unocal Corporation.

Results of Operations

         Production. Natural gas production decreased 31% to 6,788,000 Mcf in 1996 from 9,850,000 Mcf in 1995. Natural gas production from West Delta decreased from 7,825,000 Mcf in 1995 to 2,058,000 Mcf for the same period in 1996, primarily a result of the explosion and fire on April 24, 1996. A secondary factor in the decrease in West Delta production was a decline in 1996 production from four horizontal wells drilled in 1994. These four wells produced more natural gas in January to April, 1995 than they did for the same period in 1996 (in the period prior to the explosion and fire). Natural gas production, primarily from the Zapata and the Amoco Properties, and the Bayou Sorrel Field (primarily an oil field), somewhat offset the decrease in West Delta production. The increase in Zapata production realized by the Company is due to the fact that they were acquired on July 26, 1995. The production from these properties included in the year ended December 31, 1995 is only from July 27 to December 31, while the production for the full year is included in 1996. The Zapata acquisition was the primary factor in natural gas production increasing 21% to 9,850,000 Mcf in 1995 over 1994.

         Oil production from the West Delta Fields also decreased for the year ended December 31, 1996 when compared to the same period in 1995, from 132,000 Bbls to 57,000 Bbls. However, as with natural gas, acquisitions offset the decrease from West Delta. The Bayou Sorrel Field, which produces primarily oil, produced 93,000 Bbls in 1996 which, along with the Amoco Properties, had no oil production realized by the Company in 1995, more than offsetting the decrease from West Delta. Also, oil production from the Zapata Properties is included for the full year in 1996, with only the period of July 27 to December 31 included in the same period of 1995, due to the July 26 acquisition date, also offsetting the decrease from West Delta. These factors resulted in a 62% increase in oil production, from 170,000 Bbls in 1995 to 276,000 Bbls in 1996. Oil production in 1995 increased 24% over 1994, also primarily as a result of the Zapata acquisition in July 1995.

     On an Mcf equivalent basis, total oil and natural gas production decreased 22% in 1996 when compared to 1995, and increased 21% in 1995 over 1994.

         Prices. Natural gas prices increased in 1996 to $2.75 per Mcf compared to $1.58 in 1995. The Company entered into a natural gas swap agreement beginning January 1, 1996 for the sale of 15,000 MMbtu of natural gas each day in 1996, with contract prices ranging from $1.75 per MMbtu to $2.25 per MMbtu. A swap loss for the year ended December 31, 1996 of $3,900,000, decreased the net price received by the Company to $2.17 per Mcf for the year. Natural gas prices dropped to $1.58 in 1995 from $1.88 in 1994, offsetting most of the benefit from increased production in 1995.

     Oil prices also increased, from $15.35 per Bbl in 1994 to $16.78 per Bbl in 1995 and to $19.42 per Bbl in 1996.

         During 1996, the Company hedged the price of natural gas by selling the equivalent of 15,000 MMbtu per day for 1996 at fixed prices which ranged from a high of $2.25 in January to a low of $1.75 in July. When the closing price (settlement price) on NYMEX for natural gas futures was greater than the swap price for a given month, the Company paid that difference to the bank which effected the swap. If the settlement price was less than the swap price the bank paid that difference to the Company. By entering into the swap in December 1995, the Company locked in the fixed prices on 15,000 MMbtu per day for each month in 1996. Since the Company sells its natural gas on the spot market, in 1996 it realized prices which approximated the settlement prices on NYMEX, less differences for transportation due to pipeline locations that are varying distances from Henry Hub, Louisiana which is the delivery point used for natural gas futures on NYMEX. Starting in 1997 the Company's hedge transactions on natural gas are based upon published gas pipeline index prices and not the NYMEX. This change has eliminated the possibility of price differences due to transportation. For 1997, 14,000 MMbtu's per day have been hedged, at a swap price of $1.80 per MMbtu for 1997, with varying levels of participation (93% in January of 1997 to 40% in September) in settlement prices above to $1.80 per MMbtu swap price level. The Company has hedged 10,000 MMbtu per day in 1998 and 7,000 MMbtu per day in 1999, all at an average pipeline index swap price of $1.89 per MMbtu. Management has generally used hedge transactions to protect its cash flows when the Company's borrowings under long-term debt have been higher and refrained from hedge transactions when long-term debt has been lower. For accounting purposes, gains or losses on swap transactions are recognized in the production month to which a swap contract relates.

         "Oil and natural gas sales" increased 8% for the year ended December 31, 1996 when compared to the year ended December 31, 1995, in spite of the explosion and fire at West Delta. The fire and explosion substantially reduced oil and natural gas production for 1996, as production from the West Delta Fields was shut-in from the day of the explosion and fire (April 24, 1996) until October 7, 1996. However, the decrease in production from West Delta was offset by production from properties acquired. The Amoco Properties, acquired on October 8, 1996, and the Bayou Sorrel Field, acquired on December 28, 1995 had no production realized by the Company in 1995. The offshore properties of Zapata Exploration Company were acquired on July 26, 1995 with the production from these properties being included in the Company's results of operations from July 27 through December 31, 1995. Although production increased in 1995 over 1994, primarily due to the acquisition of the Zapata Properties in July 1995, a drop in natural gas prices offset most of the benefit of the increased production.

         "Depletion, depreciation and amortization expense" increased 12% in 1996 despite the reduced production from the West Delta Fields (See the discussion of production volumes in "Oil and Gas Revenue"). While the production from properties acquired accounted for a part of the 12% increase, depletion, depreciation and amortization per Mcf equivalent also increased, from $0.74 in 1995 to $1.07 in 1996, due to year-end 1996 engineering revisions from Ryder Scott on the West Delta and East Breaks 109 Fields, and production from the Amoco Properties in the fourth quarter of 1996, which had higher depletion rates per Mcf equivalent than previously owned properties. The 34% increase in 1995 was also a result of the Zapata acquisition for $2,700,000 and an increase in production, bringing about an increased rate of depletion.

         "Lease operating expense" increased $422,000 in 1996 primarily due to the Amoco, Zapata and Bayou Sorrel Field acquisitions. With the Zapata Properties, the Company acquired interests in five offshore producing properties. Since the acquisition of the Zapata Properties closed on July 26, 1995, only the lease operating expenses from July 27, to December 31, 1995 are included in the 1995 results of operations, while the 1996 period includes these expenses for the full year. 1996 also includes eight months of lease operating expenses for the Bayou Sorrel Field (sold September 1) and almost three months (October 8 - December 31) of the Amoco Properties, with none of these expenses included in 1995. West Delta lease operating expenses did decrease in 1996 ($805,000 from expected levels) with the fields being shut-in from April 25 through October 7, however, a part of these lease operating expenses are fixed in nature and continued. These expenses increased significantly in 1995 over 1994 by (1) $1,008,000 related to the acquisition of the Zapata Properties in July which added interests in six offshore platforms and 44 wells, (2) $1,105,000 of additional operating expenses on the West Delta Properties required to maintain production from some of the more rapidly declining wells, and (3) $711,000 of expensed items which might have otherwise have been capitalized.

         "Production and ad valorem taxes" decreased to 2.8% of oil and natural gas sales in 1996 from 5.8% of oil and natural gas sales in 1995.The decrease is primarily due to the shift in the Company's production volumes from properties subject to severance taxes to properties in federal offshore waters (the Amoco and Zapata Properties) that are not subject to such taxes. A part of the decrease ($178,000 from expected levels) is also due to the lost production from the West Delta Properties for 67 days in the second quarter and the entire third quarter due to the explosion and fire. A large percentage of this production is in Louisiana State waters which are subject to severance taxes.

         "Exploration expense" in 1995 consisted of dry hole exploratory costs of $796,000 on Eugene Island Block 50, $1,378,000 on South Timbalier Block 33, (both drilled during the second quarter of 1995), and $5,938,000 on West Delta Block 54 (drilled during the fourth quarter of 1995).

     "Provision for losses (gains) on disposition and write-downs of assets" in 1995 was related to the group of onshore properties, acquired in the early 1980's which were becoming a less significant part of its operations.

         "West Delta fire loss" is the expense of the explosion and fire at Tank Battery # 3, the central processing facility for the West Delta Fields. Included in this expense are the insurance deductibles and the cost of non-reimbursed expenditures which were not capitalized.

         "Unrealized gain (loss) on investment in common stock" in 1996 was a result of a decrease in the market value at December 31, 1996 of 477,612 shares of National Energy Group, Inc. common stock received in connection with the sale of the Bayou Sorrel Field.

         "Net operating income (loss)" increased significantly in 1996 as a result of the $8,100,000 exploration expenses and the $751,000 onshore property write-down incurred in 1995. Of the $8,100,000 in exploration expenses in 1995, $5,900,000 was incurred in the fourth quarter in the drilling of a dry exploratory well in West Delta Block 54. The $5,900,000 exploration expense, along with the $751,000 property write down, also incurred in the fourth quarter, were the primary contributors to the net operating loss of $8,300,000 in 1995.

         "Interest expense (net)" increased $1,500,000, or 155% in 1996 when compared to 1995. Average Long-Term Debt levels increased from $11,000,000 in 1995 to $28,000,000 for 1996, resulting in the primary cause of the increase in interest expense. On December 27, 1995 the Company borrowed $10,000,000 in connection with the Bayou Sorrel Field acquisition. Through April, 1996, the Company had begun to aggressively reduce Long-Term Debt, and it had reduced it by $4,000,000. The April 24th explosion and fire at West Delta reduced the Company's discretionary cash flows and restricted the Company's ability to continue to lower its Long-Term Debt. On October 8, 1996, the Company completed its acquisition of oil and natural gas assets from Amoco Production Company. The cash portion of the $40,400,000 purchase price ($32,000,000) was funded by Long-Term Debt. The Company borrowed $17,000,000 from lenders advised by Kayne, Anderson Investment Management, Inc., bearing interest at 12%. The remaining $15,000,000 in cash paid to Amoco was funded under the Company's bank facility, bearing interest at approximately 7.25%. These were the primary factors in the Company's average borrowing levels being higher in 1996 versus 1995. The weighted average interest rate incurred in 1996 was 8.9%, relatively flat with the 8.6% in 1995. The decrease in interest expense in 1995 from 1994 was a result of the lower average Long-Term Debt levels that prevailed throughout most of the year.

Sale of Bayou Sorrel Field

     Effective September 1, 1996, the Company sold its Bayou Sorrel Field to National Energy Group, Inc. for $9,000,000 in cash and 477,612 shares of
National Energy Group, Inc. common stock. The Company also retained an overriding royalty interest in the deep rights of the field for depths below 11,000'. The field was acquired by the Company from Shell Western E.P., Inc. for $10,500,000 on December 28,1995, which included a broker's fee and a related receivable. During the eight months the Company owned the field two wells were drilled which did not result in production in commercial quantities. The Company received an offer to purchase the field. After having made the Amoco Acquisition, Management believed that the Company's resources could be better utilized elsewhere. The effective date of the sale was September 1, 1996, the date at which National Energy Group, Inc. assumed all benefits and liabilities of owning the property. The Company did not record a gain or loss on the sale. For the year ended December 31, 1996, the Bayou Sorrel Field accounted for $2,000,000, or 10% of the Company's total oil and natural gas revenue. The Field had also accounted for $733,000, or 9% of lease operating expenses, $888,000, or 10% of depreciation, and amortization and $239,000 or 43% of production and ad valorem taxes. The net results of the field contributed $150,000 to operating income, or 20%. The purchase price was paid in cash, borrowed on the Company's Bank Facility. The estimated interest expense incurred in 1996 by owning the field totaled $588,000. The operating income of the field and interest expense incurred resulted in a decrease in net income of $438,000.

For the years ended December 31, 1994 - December 31, 1992

Liquidity and Capital Resources

         Cash flow from operations was used to reduce Long-Term Debt, drill wells, recomplete wells and acquire properties.

         On July 1, 1994, the Company entered into a Credit Agreement with the First Union National Bank of North Carolina. The loan was a reducing revolver designed to provide the Company up to $30,000,000 depending upon the Company's borrowing base. The principal amount of the loan was due July 1, 1998.

         During the last part of 1993, the Company increased Stockholders' Equity $1,163,000, primarily by virtue of options and warrants being exercised. During 1994, the Company increased Stockholders' Equity $5,023,000, primarily as the result of such exercises of options and warrants. At year-end 1993, the Company issued the 1993 Subordinated Notes. The Company utilized this $5,000,000, along with equity proceeds and cash flow from operations described above, to drill the wells and perform the recompletions in 1994 and 1995.

Capital Spending

         During 1994, the Company spent over $11,749,000 on eight offshore recompletions and the drilling of four horizontal wells. The 1994 capital expenditures were primarily for developmental work in the West Delta Fields. All four horizontal wells and all eight recompletions in 1994 were successful and offshore natural gas production increased significantly.

Results of Operations

         Production. The West Delta Fields were purchased in 1991. For 1992 and 1993, production for the Company remained relatively flat. Mcf equivalent production was 6,855,000 in 1992 and 6,666,000 in 1993. In 1994, the Company drilled four successful horizontal wells in the West Delta Fields, substantially increasing production to 8,961,000 Mcf equivalent in that year.

     In 1994, the Company sold 137,000 Bbls of oil for an average of $15.35 per Bbl accounting for 12% of oil and natural gas revenue.

         Prices. The average natural gas price received by the Company has fluctuated but generally followed the trend of national gas prices. Gas revenue increased as a percentage of the Company's revenue from 75% in 1992 to 88% in 1994. While production reached a record high in 1994, natural gas prices dropped to a low for the three-year period of $1.88 per Mcf from $2.24 in 1993 and $1.92 in 1992.

     In 1993, oil was 24% of such revenue with 180,000 Bbls at an average price of $16.68. In 1992, oil was 25% of such revenue with 174,000 Bbls at an average price of $19.41.

         From time to time, the Company has entered into natural gas hedging agreements which have the effect of raising or lowering the price it receives for natural gas. In 1992, a contract loss of $1,100,000 lowered the average price received per Mcf by $.19 to $1.73. In 1993, a contract loss of $3,000,000 lowered the average price received per Mcf by $.52 to $1.72.

         A large part of the changes affecting most operating accounts in 1992 was due to West Delta being operated for twelve months compared with only seven months in 1991.

          "Oil and natural gas sales" during the years ended December 31, 1992 through 1994 has varied due to several factors. The prices of oil and natural gas have fluctuated widely during the years shown. Oil prices are influenced by world political events as well as decisions made by OPEC regarding the production quotas of its members. Prices are further influenced by world economic conditions which affect industrial output and the need for oil.

         "Depreciation, depletion and amortization expense" increased in 1994 due to the 1994 drilling and rework program increasing capitalized cost and the 34% increase in production. The expense for 1993 remained relatively constant over 1992 with only a slight decrease due to lower production.

         "Lease operating expense" remained relatively flat throughout the three year period overall. On a Mcf equivalent basis, was lower in 1994 at $.58 per 1994 due to the increased production in that year from $.84 per Mcf equivalent in 1992 and $.79 per Mcf in 1993.

         "Production and ad valorem taxes" increased 33% in 1994 due to increased production from four horizontal wells drilled in state waters on the West Delta Properties in 1994.

         "Provision for losses (gains) on disposition and write-downs of assets" in 1993 and 1994 were for the Company's group of onshore properties, acquired in the early 1980's which were becoming a less significant part of its operations.

         "Net operating income (loss)" increase in 1994 was due to the increased production in that year, along with $2,600,000 lower asset write-downs brought about the large increase in 1994. The operating income for 1993 decreased due to lower production, and an asset write-down of $3,800,000.

         "Interest expense (net)" decreases of 19% in 1993 and 13% in 1994 were due to the significant decrease in Long-Term Debt from 1992 levels and the refinancing of such debt on July 1, 1994 at lower interest rates. The average debt outstanding in 1994 was $14,000,000 with a weighted average interest rate of 11.5% versus average debt outstanding of $14,000,000 and a weighted average interest rate of 14% in 1993. Interest expense in 1992 had increased significantly because of the debt incurred to acquire the West Delta Properties, purchased in 1991. The average debt outstanding in 1992 was $17,000,000 with a weighted average interest rate of 14%.

         "Net income (loss) per common share" is based upon the weighted average number of shares outstanding of 10,039,042 for 1994, 7,583,761 for 1993 and 7,314,041 for 1992.

                             BUSINESS AND PROPERTIES

The Company

         PANACO, Inc. is in the business of acquiring, drilling and operating offshore oil and natural gas properties in the Gulf of Mexico and onshore in the Gulf Coast Region (collectively, the "GOM Region"). The Company is a Delaware corporation that was organized in October 1991. Effective September 1, 1992, Pan Petroleum MLP, the Company's predecessor, was merged into the Company. Between 1984 and 1988, this predecessor acquired a total of 114 limited partnerships engaged in the onshore oil and natural gas business. With the acquisition of the West Delta Properties in 1991, the Company shifted its emphasis offshore. Additional offshore properties were acquired in 1994, 1995 and 1996. The Company has experienced substantial growth as a result of the acquisition of offshore properties from Amoco (the "Amoco Acquisition") and Gulf Coast properties, both onshore and in Texas and Louisiana State waters, acquired as part of the Goldking Companies, Inc. (the "Goldking Acquisition").

         The Company's headquarters are located at 1050 West Blue Ridge Boulevard, PANACO Building, Kansas City, Missouri 64145-1216, and its telephone number at such offices is (816) 942-6300, FAX (816) 942-6305. The Houston office is located at 1100 Louisiana, Suite 5110, Houston, Texas 77002-5220, and the telephone number is (713) 652-5110, FAX (713) 209-0698.

Business Strategy

         The Company's strategy is to systematically grow its reserves, production, cash flow and earnings through a program focused on the GOM Region, including (i) strategic acquisitions and mergers, (ii) exploitation and development of acquired properties, (iii) marketing of existing infrastructure and (iv) a selective exploration program. As a result of the Goldking Acquisition, the Company has a substantial inventory of development and exploration projects that provide significant additional reserve potential. The key elements of the Company's objectives are outlined as follows:

Strategic Acquisitions and Mergers

         The  Company  has a defined  acquisition  strategy  which  focuses  its efforts on GOM Region properties that have a backlog of development and exploitation projects, significant operating control, infrastructure value and opportunities for cost reduction. The properties the Company seeks to acquire generally are geologically complex with multiple reservoirs, have an established production history and are candidates for exploitation. Geologically complex fields with multiple reservoirs are fields in which there are multiple reservoirs at different depths and wells which penetrate more than one reservoir and have the potential for recompletion in more than one reservoir. In pursuing this strategy, the Company identifies properties that may be acquired, preferably through negotiated transactions or, where appropriate, sealed bid transactions. Once properties are acquired, the Company focuses on reducing operating costs and implementing production enhancements through the application of technologically advanced production and recompletion techniques.

     Over the past seven years, the Company has taken advantage of opportunities to acquire interests in a number of producing properties which fit its acquisition strategy. The historical success of the Company's acquisition strategy is illustrated below:

                                                                       Cumulative      Cumulative
                                             Purchase     Purchase       Capital            Cash        SEC
     Acquisition              Seller            Date         Price   Expenditures(a)      Flow(b)     PV- 10(c)
---------------          -----------         --------      -------   --------------     ----------    -------

                                                                           (dollars in millions)

West Delta(d)            CATO(e)             May 1991      $ 19.6       $   18.3         $  48.6       $  16.4
Zapata Properties        Zapata              Jul 1995         2.7(f)         0.7            11.6          10.6
Bayou Sorrel(g)          Shell Western       Dec 1995         9.9            3.4             1.3           N/A
Amoco Properties         Amoco               Oct 1996        40.4            5.7             7.7          50.4
Goldking Shareholders    Jul 1997                           27.5(h)           --              --          40.0
---------------

(a) Excludes exploration expenses for each acquisition subsequent to the date of acquisition.
(b) Defined as net revenues less direct operating expense.
(c) As of September 1, 1997.
(d) Excludes $4.0 million for repair of Tank Battery #3 in the West Delta Fields.
(e) Conoco, ARCO, Texaco and Oxy.
(f) Excludes a production payment and fee sharing agreement with the seller.
(g) The Company sold the Bayou Sorrel Field September 1, 1996 for $11.0 million.
(h) Excludes debt of Goldking of $14.3 million.

        While the Company tends to focus on acquisitions of properties from large integrated oil companies, it evaluates a broad range of acquisition and merger opportunities. The Company has assembled a staff, complemented by the Goldking Acquisition, with significant technical experience in evaluating, identifying and exploiting GOM Region properties. In addition, the Company is regarded in the industry as a competent buyer with the proven ability to close transactions in a timely manner. Based on these factors, the Company is usually asked to bid on significant producing property sales in the GOM Region.

Exploitation and Development of Acquired Properties

        The Company has a substantial, diversified inventory of exploitation projects including development drilling, workovers, sidetrack drilling, recompletions and artificial lift enhancements. As of September 1, 1997, on a pro forma basis, 28% of the Company's total Proved Reserves were classified as Proved Undeveloped Reserves. The Company uses advanced technologies where appropriate in its development activities to convert Proved Undeveloped Reserves to Proved Developed Producing Reserves. These technologies include horizontal drilling and through tubing completion techniques, new lower cost coiled tubing workover procedures and reprocessed 2-D and 3-D Seismic interpretation. All of the identified capital projects can be completed with the Company's existing platform and pipeline infrastructure, thereby substantially improving project economics.

Marketing of Existing Infrastructure

     Along with its purchase of producing properties, the Company has acquired significant platform, pipeline and processing equipment infrastructure. The Company has interests in 22 offshore platforms and 69 miles of offshore oil and natural gas pipelines with diameters of 10" or larger. To enhance the value of these assets, the Company has aggressively marketed this infrastructure to operators and leasehold owners in adjacent fields. The Company currently has pipeline and processing agreements relative to its West Delta Fields, East Breaks 109 Field and the East Breaks 160 facilities. The annual revenue received from these contracts for use of the Company's infrastructure currently totals $2.5 million, which is accounted for as a reduction of lease operating expense. The location of the East Breaks facilities is strategic to any deepwater development in the area, and the replacement costs of the platforms, processing facilities and pipelines exceed $100 million. As a result of the prohibitive development costs, any operators with discoveries in the surrounding deepwater area will have the incentive to use the Company's East Breaks facilities, thus increasing the revenue potential of these platforms and pipelines and extending their economic life significantly.

Selective Exploration Program

        The Company participates in selective exploration projects for exposure to additional reserve potential. The Company has farmed out the deep rights in West Delta Blocks 52 through 56 to Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) in exchange for a new 3-D Seismic survey over these five Blocks and the option to retain a 12.5% overriding royalty interest or a 50% working interest in any proposed deep exploration wells. In addition, through the Goldking Acquisition, the Company acquired an inventory of 15 diversified exploratory drilling prospects with varying risk profiles. The Company plans to devote a portion of its capital expenditure budget to drill exploratory wells.

Company Strengths

        The Company believes it has strengths, as outlined below, that provide a solid base for continued growth and value creation.

Geographic Focus

        The Company's reserve base is focused primarily in the GOM Region which has historically been the most prolific basin in North America. The GOM Region accounts for approximately 25% of the natural gas production in the United States and continues to be the most active region in terms of capital expenditures and new reserve additions. Because of upside potential, high production rates, technological advances and acquisition opportunities, the Company has focused its efforts in this region. The Company believes it has the technical expertise and infrastructure in place to take advantage of the inherent benefits of the GOM Region. In addition, as the integrated oil companies move to deeper water, the Company believes it will continue to be well positioned to use its expertise to acquire and exploit GOM Region properties.

High Quality Reserve Base

        Two of the Company's largest properties, the West Delta Fields and Umbrella Point Field, are prolific fields with total cumulative production of one Tcf of natural gas and 50 MMbbls of oil. These fields typify the Company's focused GOM Region asset base with multiple pay horizons and significant recompletion and workover potential. Both fields were developed without the benefit of 3-D Seismic and the Company is currently in the process of acquiring and applying 3-D Seismic technology to identify additional potential. The majority of the Company's properties have multiple reservoirs providing a diverse set of opportunities for production rate acceleration and value enhancement. The number of potential reservoirs also reduces the risk associated with determining remaining reserves and forecasting future production from the properties.

Substantial Inventory of Exploitation and Development Projects

        The Company has identified over 17 development drilling locations and over 72 recompletion and workover opportunities. The Company believes that the majority of these opportunities have a moderate risk profile and could add incremental reserves and production. In addition to these identified opportunities, the Company believes that with the use of 3-D Seismic technology, additional potential may be exploited in the known reservoirs as well as deeper undrilled horizons.

Application of Advanced Technologies

        The Company has been successful historically due to its extensive use of 3-D Seismic, horizontal drilling and coiled tubing technologies. As a result of its acquisitions, the Company has an extensive seismic database with a total of 2,424 linear miles of 2-D Seismic data and 186 square miles of 3-D Seismic data. The Company was also among the first offshore operators to drill and complete successful horizontal wells offshore. The Company has drilled a total of four horizontal wells in the West Delta Field and has identified several opportunities to apply this technology and expertise to the Goldking Properties. The Company applies coiled tubing technology where applicable to decrease workover costs and avoid using drilling rigs for recompletions. The Company uses existing inactive wellbores whenever possible to sidetrack drill to decrease costs and receive production tax benefits where applicable. Also, the Company has performed the less costly through tubing recompletions in several of its existing fields.

Significant Operating Control

        The Company operates 55% of its properties as measured by SEC PV-10 value. This level of operating control benefits the Company in numerous ways by enabling the Company to (i) control the timing and nature of capital expenditures, (ii) identify and implement cost control programs, (iii) respond quickly to operating problems and (iv) receive overhead reimbursements from other working interest owners. In addition to significant operating control, the geographic focus of the Company allows it to operate a large value asset base with relatively few employees, thereby decreasing lease operating expense on a unit of production basis. The Company believes that as the Goldking Properties are integrated into the Company's operating structure the operating costs, on a unit of production basis, will be further reduced.

Experienced Management

        The Company's eleven officers have an average of over 20 years of oil industry experience. The management team has diverse experience including backgrounds in geology and engineering, environmental and regulatory compliance, securities law and accounting and tax matters. In addition, the technical staff have spent the majority of their careers focusing on the GOM Region and are highly familiar with the basin and current operations.

Goldking Acquisition

        Effective July 31, 1997, the Company acquired Goldking, a privately-owned, Houston-based oil and natural gas company. Through this acquisition, the Company obtained estimated additional Proved Reserves of 37.7 Bcfe from 234 wells located primarily in Texas and Louisiana, both onshore and in State waters. Goldking also has a sizeable portfolio of exploration prospects developed using 3-D Seismic data, an extensive development program and a staff of seventeen people experienced in Gulf Coast oil and natural gas operations. As part of the transaction, the Company also acquired three pipelines totaling 19 miles in length. The acquisition provides the Company with attractive development opportunities in the currently active Lower Frio/Vicksburg play in Trinity Bay, Chambers County, Texas.

        The Company acquired Goldking by merging its corporate parent, The Union Companies, Inc. ("Union") into Goldking Acquisition Corp., a newly-formed, wholly-owned subsidiary of the Company. The individual shareholders of Union received merger consideration consisting of $7.5 million in cash, $6.0 million in notes and 3,154,930 Company Common Shares, valued for purposes of the transaction at $14.0 million. Goldking's debt at the time of the merger was approximately $14.3 million. Goldking is a holding company which owns directly or indirectly all of the capital stock of its operating subsidiaries Goldking Oil & Gas Corp., Goldking Trinity Bay Corp., Goldking Production Company, Hill Transportation Co., Inc. and Umbrella Point Gathering, L.L.C. (together with Goldking and Goldking Acquisition Corp., the "Subsidiary Guarantors").

Properties

     The Company's primary producing properties are located along the Gulf Coast in Texas and Louisiana and offshore in the federal and state waters of the Gulf of Mexico. In addition to these primary properties, the Company owns interests in 508 onshore wells, which in the aggregate account for 12.4% of the Company's total SEC PV-10 value. The following table sets forth certain information with respect to the Company's significant properties as of September 1, 1997. These properties represent 85% of the aggregate SEC PV-10 value of the Company.


 Field                           Working                                Total Proved                        % of
 _____________                  Interest       Wells       Operator         Reserves          SEC PV-10 Total SEC
                                 _______      ______     __________      ___________       Value (000s)     PV-10
                                                                        MBbls    Bcf       ____________  ________
                                                                       ------   ----
East Breaks 160                    33.3%          15   Unocal          1,136     9.7          $  25,457         21%
Umbrella Point                      100%          18   PANACO          1,788    16.1             24,493         20%
High Island 309                      50%          17   Coastal           271    12.8             23,532         19%
West Delta                          100%          36   PANACO            328    10.5             16,391         14%
East Breaks 109                     100%          10   PANACO              7     4.9              8,870          7%
Cheniere Perdue                   17-51%           8   PANACO            237     1.5              4,317          4%
                                    ---            -   ------          -----   -------          -------         --
   Total                                         104                   3,767    55.5          $ 103,060         85%

East Breaks 160 Field

        The Company acquired a 33.3% interest in this field as part of the Amoco Acquisition in October 1996. The field consists of two federal offshore blocks, East Breaks 160 and 161, with a production platform set in 925' of water placing this production facility on the edge of deep water. The field is operated by Unocal and production is from 12 separate reservoirs. Unocal acquired proprietary 3-D Seismic over the field in 1990 and has identified the undeveloped locations. The Proved Developed Producing Reserve value is proportionately dispersed among eleven producing wells decreasing the risk to some degree. The undeveloped locations included are based on seismic interpretation of attic reserves. A rig is currently being mobilized to the field and a recompletion should commence in the fourth quarter of 1997. The facility also receives processing fees from Mobil Oil Corp. related to a subsea well drilled in Block 117. Because of the strategic location of the platform on the edge of deepwater, the facility has potential for additional processing and handling fees as more nearby discoveries are made and tied into the platform. In addition to the property interests acquired, the Company purchased a 33.3% interest in a 12.67 mile 12" natural gas pipeline connecting the East Breaks Block 160 platform to the High Island Offshore System ("HIOS") a natural gas pipeline system in the Gulf of Mexico and a 33.3% interest in a 17.47 mile 10" oil pipeline connecting the platform to the High Island Pipeline System ("HIPS"), a crude oil pipeline system in the Gulf of Mexico. Currently such firms as Exxon, Reading and Bates and Santa Fe Energy are actively exploring in the East Breaks Area and the Company believes that, due to the ongoing deepwater exploration in the Area, the Company's platform and pipelines will become long term strategic revenue generating assets after the field reserves are depleted.

Umbrella Point Field

        Since its discovery in 1957 by Sun Oil, the Umbrella Point Field has produced over 17 MMbbls of oil and 100 Bcf of natural gas from 35 wells. The Company owns 100% of the working interest in Texas State Leases 73,74,87 and 88 in Trinity Bay, Chambers County, Texas, that encompass the field. Field production is gathered on a small platform complex in approximately 10' of water and transported via a Company owned 5 mile oil pipeline to the Company's onshore production facility at Cedar Point. Gas production is transported through a Vintage Petroleum owned gathering system.

     The Umbrella Point Field consists of multiple stacked reservoirs. Production is from 13 main reservoirs from 7,700' to 9,000'. Prior to Goldking's control of the field, it was developed and produced by two different operators each controlling two state leases which created a competitive drainage situation. This situation resulted in several reservoirs that were abandoned prematurely as the former operator tried to accelerate production in uphole reservoirs. Consequently, significant development work remains to sufficiently drain the abandoned reservoirs. Proved Developed Producing Reserves make up 21% of the reserve value and are based on significant production history. The Proved Developed Non-Producing Reserves make up another 10% of the field value and are primarily related to reactivation of shut-in wells and increasing the total fluid rates in the larger producing reservoirs. The Proved Developed Reserves behind pipe reserves comprise 6% of the field value and are attributed to classic recompletion scenarios. The remaining 63% of the field value is attributable to three Proved Undeveloped locations which were identified using a recently acquired 3-D Seismic survey. Due to the complex nature of the field, the Company believes that continued analysis of the 3-D Seismic, with correlation to well production and well log data, will reveal numerous drilling, workover and recompletion opportunities.

High Island 309 Field

        The Company purchased its interest in the High Island Block A-309 Field from Amoco in October of 1996 and has a 50% working interest. The field consists of the High Island blocks A-309 and A-310 in approximately 200' of water. Production is from three faulted anticlines with 18 productive reservoirs. Coastal Oil and Gas Corp. operates this property and has conducted an evaluation of reprocessed proprietary 3-D Seismic surveys resulting in significant drilling activity in 1997. The Company has announced the following 1997 results: four new wells have been drilled, three of which have been successful; four existing wells have been sidetracked into new formations, all successfully; and three existing wells have been the subject of workovers, all of which have been successful. The field is currently producing 56 MMcf per day of natural gas and 1,100 Bbl per day of condensate compared to 15 MMcf per day and 6 Bbl per day of condensate at the beginning of 1997. The Company believes that continued review of the 3-D Seismic will result in additional drilling through 1998.

West Delta Fields

     These properties consist of 13,565 acres in Blocks 52 through 56 and Block 58 in the West Delta Area, offshore Louisiana. The West Delta Properties were acquired from Conoco, Inc., Atlantic Richfield Company (now Vastar Resources, Inc.), OXY USA, Inc. and Texaco Exploration and Production, Inc. in May 1991.

        The Company has an 87.5% net revenue interest in the field, subject to a 5% net profits interest on the shallower reservoirs in favor of the Company's former lenders and a 4.166% overriding royalty interest on the deeper reservoirs in favor of Conoco and OXY. The Company is the operator and generally owns 100% of the working interest in these wells. Presently, the properties have 36 wells, five of which were recently drilled, which produce from depths ranging from 1,200' to 12,500'. Because of the existing surface structures and production equipment, additional wells can be added on the properties with lower completion costs.

     The main production facility on the West Delta properties is a four platform complex designated as Tank Battery #3. There are three ancillary platforms and one three well production platform in the eastern portion of the properties connected to Tank Battery #3. In the western portion there is one production platform designated as Platform "D" in Block 58, with three wells. The remaining 30 wells are located on satellite structures connected to Tank Battery #3 or one of its ancillary platforms. Eight wells produce oil and natural gas, with the remaining wells producing only natural gas. In 1997 the Company replaced the pipeline connecting "D" Platform in Block 58 with Tank Battery #3 in Block 54 with two new 6" pipelines, and installed a new 4" pipeline connected "C" Platform with "D" Platform.

        The field is characterized by multiple reservoirs with significant workover and recompletion potential. Proved producing reserves are based on an established consistent production history. The behind pipe reserves are generally uphole recompletions with reserves based on volumetric estimates. Currently there are no Proved Undeveloped Reserves assigned to the field. The Company has been historically successful increasing rates and reserves through the use of horizontal wells and coiled tubing operations. In 1994 the company drilled 4 horizontal wells in the field increasing production 34% and accelerating reserves. The Company is also using coiled tubing technology with increasing frequency to avoid costly rig workovers.

        The Company has farmed out the deep rights in West Delta Blocks 53 through 56 to Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) which has committed to fund a new 3-D Seismic survey. The Company retains all presently producing reservoirs and shallow horizons. The Company will have the option of retaining a 12 1/2% overriding royalty interest or participating up to 50% as a working interest owner in any wells drilled by Ocean Energy. Due to the complexity of the geology and the long history of production, the Company believes that the evaluation of the 3-D Seismic over the produced reservoirs will create significant additional development and exploitation opportunities. In addition the Company believes that evaluation of the deeper potential by Ocean Energy will create exploration opportunities with the Company having the option to limit capital exposure.

        During 1994 the Company farmed out the deep rights (below 11,300') to an 1,875 acre parcel in Block 58 and sold "C" Platform to Energy Development Corporation which drilled a successful well to 16,500'. Production commenced in April, 1995. The Company has a 15% overriding royalty interest in that acreage. The well is currently producing 10,000 Mcf per day and 700 Bbls of condensate per day. Energy Development Corporation was subsequently acquired by Samedan Oil Corporation.

        The Company generated a prospect in the northern portion of West Delta Block 58 using 3-D Seismic, which it farmed out to Tana Oil & Gas Corporation in 1996. Tana drilled a successful well to 12,800' which encountered 85' of net pay and is producing 14,750 Mcf per day. The Company retained a 5.833% overriding royalty interest in the farmout which is convertible to a 25% working interest at payout, expected in the fourth quarter of 1997.

     In connection with the acquisition of the West Delta offshore properties the Company provides the sellers with a $4,100,000 plugging and abandonment bond collateralized in part with a bank escrow account. See "The Company - Plugging and Abandonment Escrows".
East Breaks 109 Field

         The Company acquired a 100% interest in the East Breaks 109 Field from Zapata in July of 1995. The field consists of East Breaks Blocks 109 and 110. The Company operates this field which produces from six wellbores. There are no proved behind pipe or undeveloped reserves associated with the field. Over 93% of the field value is in the A-2 well completed in the TW-3 sand. This well is the last remaining producer in a large reservoir that has produced over 50 BCF. Due to the significance of the well, the Company has spent significant time evaluating the reserves using several methodologies. The A-2 well is currently making approximately 4,500 Mcf per day with no reported water production.

         In addition to the mineral interests acquired, the Company purchased the 100% interest in a 31 mile 10" natural gas pipeline connecting the East Breaks 110 platform to the High Island Offshore System and a 22 mile 4" oil pipeline which connects the East Breaks 110 platform with the High Island Pipeline System. The HIOS and HIPS systems are the primary oil and natural gas pipelines in this region of the Gulf of Mexico.

         The Company's East Breaks 110 platform has significant excess capacity for both crude oil and natural gas. Prior to the Company acquiring the property, Zapata had entered into a Facilities Sharing Agreement with AGIP Petroleum Company, Inc. ("AGIP") to operate and process for AGIP's subsea wells in Blocks 112 and 157. Under the agreement AGIP pays certain fees to the Company and split the cost of operating the East Breaks 110 platform with the Company, based on each company's proportion of the production. A portion, not to exceed $6 million, of the monies earned pursuant to this agreement are being paid to Zapata as part of the acquisition of the properties.

         The purchase price for the Zapata properties included a production payment to Zapata based upon future production from the East Breaks 109 Field after production of 12 Bcfe gross (10 Bcfe net) measured from October 1, 1994. The Company will pay to Zapata $.4167 per Mcfe on the next 27 Bcfe of gross production, if that much is produced. The Company's oil and natural gas reserves are calculated net of this production payment.

Cheniere Perdue Fields

         The Company acquired the Cheniere Perdue Fields as part of the Goldking Acquisition. The Company operates the property, which geologically consists of a low relief anticline with stacked reservoirs from 8,000' to 10,000'. The field has a very active water drive. There is not any significant concentration of value in the producing wells and the reserves are spread over nine active completions. Behind pipe reserves were assigned to ten sands primarily based on volumetric calculations considering analogous performance. Proved Undeveloped Reserves have been identified in the field representing attic gas accumulations. Due to the complexity of the field, the Company is currently conducting a field study to determine the most efficient development scenario. The Company believes that significant development activity will result from the field study findings.

Other Properties

         High Island A-302 Field. High Island Block A-302 acquired from Amoco in 1996 is in approximately 200' of water. The Company owns a 33.3% working interest and Unocal Corporation is the operator. Production is from four producing horizons on a faulted anticlinal structure. A speculative 3-D survey was shot in 1991 and processed in 1992. Management believes additional reserves should be recoverable from two sands which seismic data shows to be undrained by the existing wells.

         High Island A-330 Field. The field consists of three blocks, High Island A-330, High Island A-349 and West Cameron 613, located in 280' of water. The Company owns a 12% working interest which it acquired from Amoco in 1996. Coastal Oil and Gas Corporation is the operator. Three wells were recompleted in 1996. This field produces from a faulted anticline with 24 productive horizons. Significant upside potential was delineated by a recently shot 3-D Seismic survey. A well in West Cameron Block 613 has been proposed by the operator for 1998 to offset a field operated by Shell Offshore in Block A-350.

         High Island A-474 Field. This field consists of three full blocks in the High Island Area, A-474, A-489, A-499, and part of Block A- 475. The water depth is 250' to 285' and Phillips Petroleum Company is the operator. In 1996 the Company acquired from Amoco a 12% working interest in Blocks A-474 and A-489, a 13.1% working interest in Block A-499, and a 12% working interest in Block A-475. There are 23 productive horizons in this faulted anticline. A proprietary 3-D Seismic survey was shot in 1991 and processed in 1993.

     West Cameron 180 Field. This field consists of a single block, West Cameron 144, in 40' of water. Texaco is the operator. The Company acquired its 12.5% working interest from Amoco in 1996. The producing feature is a north-plunging faulted anticline that underlies West Cameron Blocks 173 and 180. There are three productive horizons.

     East Cameron Block 359. The Company acquired its 30.7% working interest in this field from Zapata in 1995. Anadarko Petroleum Corp. is the operator. The property has eight wells and is in 330' of water.

     Eugene Island Block 372. This field was acquired in 1995 from Zapata. Unocal Corp. is the operator and the Company owns a 25% working interest. The property has seven wells and is in 414' of water.

         South  Timbalier  185.  The  Company  acquired  this field in 1995 from
Zapata. The Company owns a 7.7% working interest and Louisiana Land & Exploration Co. is the operator. The property has eleven wells and is in 180' of water. One of the partners, Hall-Houston Oil Co., has proposed a 14,500' exploratory well on the block, to be spudded in 1997.

     West Cameron Block 538. This field is operated by the Company and it owns a 35.3% working interest. The property was acquired from Zapata in 1995. It has six wells and is located in 194' of water.

Oil and Gas Information

         The following tables set forth selected oil and natural gas information for the Company, and certain forward looking information about its properties. Future results may vary significantly from the amounts reflected in the information set forth herein because of normal production declines and future acquisitions. See ARisk Factors - Uncertainty of Estimates of Reserves and Future Net Cash Flows" and "Finding and Acquiring Additional Reserves; Depletion." The following information on Proved Reserves, future net cash flows from Proved Reserves and the SEC PV-10 value of such estimated future net cash flows for the Company's properties as of September 1, 1997 were prepared or audited by Ryder Scott Co., independent petroleum engineers, and is provided upon the authority of such firm as an expert with respect to such matters. See "Experts."



                             Proved Reserves (a) (b)

         The following table sets forth information as of September 1, 1997 as to the estimated Proved Reserves attributable to the Company's properties.

Oil and liquids (Bbl):
                Proved Developed Reserves ...........3,227,185
                Proved Undeveloped Reserves..........1,412,323
                     Total Proved Reserves...........4,639,508

Natural gas (Mcf):
                Proved Developed Reserves ..........48,440,663
                Proved Undeveloped Reserves.........18,027,300
                     Total Proved Reserves..........66,467,963
-------------

(a) Calculated by the Company in accordance with the rules and regulations of the SEC, based upon September 1, 1997 prices of $19.50 per Bbl of oil and $2.41 per Mcf of natural gas, adjusted for basis differentials, Btu content of natural gas and specific gravity of oil. The Company's independent reservoir engineers prepare a reserve report as of the end of each calendar year.
(b)    Includes the Goldking Acquisition.

                          Estimated Future Net Revenues
                          from Proved Reserves (a) (b)

      The following table sets forth information as of September 1, 1997 as to the estimated future net revenues (before deduction of income taxes) from the production and sale of the Proved Reserves attributable to the Company's properties.
                                                Proved             Total
                                               Developed           Proved
                                               Reserves          Reserves
                                             ------------      ------------
Estimated Future net revenues (c):
         1997 (4 mos.)......................$    14,910,180  $    13,601,397
         1998 ..............................     37,565,360       38,216,563
         1999 ..............................     24,450,994       33,647,374
         2000 ..............................     14,365,477       20,576,977
         Thereafter.........................     26,418,050       55,359,744
                                            ---------------    --------------
         Total..............................$   117,710,061  $    161,402,055
Present value (10%) of estimated future net
         revenues (SEC PV-10)...............$    95,863,443  $    121,318,462
                                            '''''''''''''''  ''''''''''''''''
---------------

(a) Calculated by the Company in accordance with the rules and regulations of the SEC, based upon September 1, 1997 prices of $19.50 per Bbl of oil and $2.41 per Mcf of offshore natural gas, adjusted for basis differentials, Btu content of natural gas and specific gravity of oil. The Company's independent reservoir engineers prepare a reserve report as of the end of each calendar year.
(b)      Includes the Goldking Acquisition.
(c) Estimated future net revenues represent estimated future gross revenues from the production and sale of Proved Reserves, net of estimated operating costs, future development costs estimated to be required to achieve estimated future production and estimated future costs of plugging offshore wells and removing offshore structures.

                        Production, Price, and Cost Data

          The following table sets forth certain production, price, and cost data with respect to the Company's properties for the three years ended December 31, 1996, 1995 and 1994 and the six months ended June 30, 1997 and 1996, and pro-forma for the Goldking Acquisition for the year ended December 31, 1996 and the six months ended June 30, 1997.


                                                              Year Ended December         Six Months Ended June 30,
                                                                              31,        __________________________
                                          ---------------------------------------

                                                                              Pro                               Pro
                                                               Actual       Forma                 Actual      Forma
                                        _____________________________     1996(a)      _________________       1997
                                                                         --------                           -------

                                        1994                  1996(a)                               1997
                                    ________        1995     ________                 1996(a)    _______
                                                --------                             --------
Oil and Condensate:
   Net Production (MBbls)(b)             137         170          276         435         151        188        252
   Revenue (000s)                   $  2,103   $   2,853     $  5,356    $  9,099   $   2,710  $   3,382  $   4,744
   Average net Bbl per day               375         466          756       1,192         839      1,044      1,400
   Average price per Bbl            $  15.35   $   16.78     $  19.42    $  20.90   $   17.93  $   17.96  $   18.85

Natural Gas:
   Net Production (MMcf)(b)            8,139       9,850        6,788       8,544       3,666      4,421      5,287
   Revenue (000s)                   $ 15,235    $ 15,594     $ 14,707    $ 19,149   $   8,098   $ 10,905   $ 13,104
   Average net Mcf per day            22,300      27,000       18,600      23,400      20,400     24,600     29,400
   Average price per Mcf           $    1.87   $    1.58    $    2.17   $    2.24  $     2.21  $    2.47  $    2.48

Total Revenues (000s)               $ 17,338    $ 18,477     $ 20,063    $ 28,249    $ 10,808   $ 14,287   $ 17,848

Production Costs:
   Production cost (000s)           $  5,231    $  8,055     $  8,477   $   9,759    $  4,184   $  5,122   $  6,084
   MMcfe(c)                            8,962      10,870        8,444      11,156       4,573      5,550      6,797
   Production costs per Mcfe(c)    $     .58   $     .74    $    1.00  $      .87   $     .91  $     .92  $     .90


(a) The information shown for 1996 was impacted by the explosion and fire on April 24th at West Delta Tank Battery #3, which resulted in those fields being off production until October 7, 1996, when production resumed. For that reason management would not consider this data to be indicative of the future. Also this information includes Bayou Sorrel Field through September 1, the date of its sale, and includes information with respect to the Amoco Properties from October 8 through December 31, 1996.
(b) Production information is net of all royalty interests, overriding royalty interest and the net profits interest in the West Delta Properties owned by the Company's former lenders.
(c) Oil production is converted to Mcfe at the rate of 6 Mcf per Bbl, representing the estimated relative energy content of natural gas to oil.


                              Productive Wells (a)

         The following table sets forth the number of productive oil and natural gas wells, as of the date hereof, attributable to the Company's properties.

                                        Productive Wells Company Operated
                                        ------------------------------
 Gross productive offshore wells (b):
       Oil    .........................         53               25
       Natural Gas   ..................        108               45
                                               ---               --
            Total  ....................        161               70

 Net productive offshore wells (c):
       Oil    .........................         32               25
       Natural Gas   ..................         56               41
                                                --               --
            Total  ....................         88               66

 Gross productive onshore wells (b):
       Oil    .........................        255               66
       Natural Gas   ..................        253               15
                                               ---               --
            Total  ....................        508               81

 Net productive onshore wells (c):
       Oil    .........................         77               59
       Natural Gas   ..................         21                8
                                                --              ---
            Total  ....................         98               67


(a)Productive wells consist of producing wells and wells capable of production, including shut-in wells and water disposal and injection wells. One or more completions in the same borehole are counted as one well.
(b) A Agross well" is a well in which a working interest is owned. The number of gross wells represents the sum of the wells in which a working interest is owned.
(c) A Anet well" is deemed to exist when the sum of the fractional working interests in gross wells equals one. The number of net wells is the sum of the fractional working interests in gross wells.

                                Leasehold Acreage

         The following table sets forth the developed acreage as of the date hereof attributable to the Company's properties.

         Developed onshore acreage (a):
                Gross acres (b)..................   90,651
                Net acres (c)....................    9,749

         Undeveloped onshore acreage (a):
                Gross acres (b)..................   10,180
                Net acres (c)....................    1,685

         Developed offshore acreage (a):
                Gross acres (b)..................  199,189
                Net acres (c)....................   56,124

         Undeveloped offshore acreage (a)(d):
                Gross acres (b)..................    2,560
                Net acres (c)....................    2,560


(a)  Developed acreage is acreage assignable to productive wells.
(b) A Agross acre" is an acre in which a working interest is owned. The number of gross acres represents the sum of the acres in which a working interest is owned.
(c) A Anet acre" is deemed to exist when the sum of the fractional working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests in gross acres.
(d) In addition to these acres, the Company's undeveloped offshore potential exists at greater depths beneath existing producing reservoirs.

                               Drilling Activities

     The following table sets forth the number of gross productive and dry wells in which the Company had an interest, that were drilled and completed during the three years ended December 31, 1996 and the ten months ended November 1, 1997. Such information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled and the oil and natural gas reserves generated thereby or the costs to the Company of productive wells compared to the costs to the Company of dry wells.


                     Developmental Wells             Exploratory Wells
                   -------------------------     -------------------------
                     Completed       Dry          Completed            Dry
                   ------------  ------------      ------------   ------------
                   Oil    Gas    Oil      Gas    Oil     Gas      Oil    Gas
                   ---    ----   ---      ----   ---     ----     ---    ----

1993                3      --      --       --    --      --       --     --
1994                5       4      --       --    --       1       --     --
1995               --      --      --       --    --      --       --      3
1996               --      --       2       --    --      --       --     --
1997 (10 mos)       4       7      --       --    --      --       --     --
                   --      --     ---      ---   ---     ---      ---    ---
Total              12      11       2       --    --       1       --      3

Title to Oil and Gas Properties

         In the case of acquired properties title opinions are obtained for the more significant properties. Prior to the commencement of drilling operations a thorough drill site title examination is conducted and curative work performed with respect to significant defects.

Unproved Properties

         The Company retained a 3% overriding royalty interest in depths that are below 11,000' when it sold the Bayou Sorrel Field to National Energy Group, Inc. Two successful wells have been drilled to these depths, but no reserves have as yet been attributed to these wells.

Well Operations

           The Company operates 71 offshore wells and owns all of the working interests in substantially all of those wells. The Company's 90 remaining offshore wells are operated by third party operators, including Unocal Corporation, Coastal Oil & Gas Corp., Phillips Petroleum Company, Texaco, Anadarko Petroleum Corporation and Louisiana Land and Exploration Company. The Company operates 82 onshore wells in which it owns a majority or all of the working interest. In addition, it owns working interests in 426 wells operated by others. Where properties are operated by others, operations are conducted pursuant to joint operating agreements that were in effect at the time the Company acquired its interest in these properties. The Company considers these joint operating agreements to be on terms customary within the industry. The operator of an oil and natural gas property supervises production, maintains production records, employs field personnel, and performs other functions required in the production and administration of such property. The compensation paid to the operator for such services customarily varies from property to property, depending on the nature, depth, and location of the property being operated.

Acquisition, Development, and Other Activities

         The Company utilizes its capital budget for (a) the acquisition of interests in other producing properties, (b) recompletions of its existing wells, and (c) the drilling of development and exploratory wells.

         In recent years, major oil companies have been selling properties to independent oil companies because they feel these properties do not have the remaining reserve potential needed by a major oil company. Several independent oil companies have acquired these properties and achieved significant success in further exploitation. Even though a property does not meet the criteria for further development by a major oil company, that does not mean it is lacking further exploitation potential. The majors are simply moving further offshore into deeper water and to other countries where they can find and produce the super-fields that fit their criteria. Present day technology permits drilling and completing wells in water in excess of 10,000'.

         In October 1996, the Company acquired interests in six offshore fields from Amoco Production Company for $40.4 million. In consideration for such interests, the Company issued Amoco 2,000,000 Common Shares and paid the sum of $32.0 million in cash. The interests acquired include (1) a 33a% working interest in the East Breaks 160 Field (two Blocks) and a 33a% interest in the High Island 302 Field, both operated by Unocal Corporation; (2) a 50% interest in the High Island 309 Field (two Blocks), a 12% interest in the High Island 330 Field (three Blocks) both operated by Coastal Oil and Gas Corp., (3) a 12% interest in the High Island 474 Field (four Blocks), operated by Phillips Petroleum Company; and (4) a 12.5% interest in the West Cameron 180 Field (one Block) operated by Texaco.

         Future acquisitions of properties may include acquisitions of working interests, royalty interests, net profits interests, production payments, and other forms of direct or indirect ownership interest or interests in oil and natural gas production. The Company may also acquire general or limited partner interests in general or limited partnerships and interests in joint ventures, corporations, or other entities that own, manage, or are formed to acquire, explore for, or develop oil and natural gas properties or conduct other activities associated with the ownership of oil and natural gas production. The Company may also acquire or participate in the expansion of natural gas processing plants and natural gas transportation or gathering systems.

         The success of the Company's acquisitions will depend on (a) the Company's ability to establish accurately the volumes of reserves and rates of future production from producing properties being considered for acquisition and the future net revenues attributable to reserves from such properties, taking into account future operating costs, market prices for oil and natural gas, rates of inflation, risks attendant to production of oil and natural gas, and a suitable return on investment, and (b) the Company's ability to purchase properties and produce and market oil and natural gas therefrom at prices and rates that over time will generate cash flows resulting in an attractive return on the initial investment. The Company's cash flow and return on investment will vary to the extent that the Company's production from an acquired property is greater or less than that estimated at the time of acquisition because of, for example, the results of drilling or improved recovery programs, the demand for oil and natural gas, or changes in the prices of oil and natural gas from the prices used to calculate the purchase price for producing properties. The Company will evaluate any economically feasible project that would enhance the value of its properties. Such a project may involve both the acquisition of developed and undeveloped properties and the drilling of infield wells.

         The Company expects that its primary activities will continue to be concentrated offshore in the Gulf of Mexico and onshore in the Gulf Coast region. The Company can, if it so chooses, invest in any geographic area. The number and type of wells drilled by the Company will vary from period to period depending on the amount of the capital budget available for drilling, the cost of each well, the Company's commitment to participate in the wells drilled on properties operated by third parties, the size of the fractional working interest acquired by the Company in each well and the estimated recoverable reserves attributable to each well. Drilling on and production from offshore properties often involves higher costs than does drilling on and production from onshore properties, but the production achieved on successful wells is generally much greater.

1996 Explosion and Fire

         The Company experienced an explosion and fire on April 24, 1996 at Tank Battery #3 in West Delta resulting in the fields being shut-in from April 24th, until being returned to production on October 7, 1996. The loss of 67 days of production in the second quarter and the entire third quarter resulted in lost revenues of approximately $6.0 million. The fire was the principal contributor to the losses of $0.16 per share in 1996. During the second quarter the Company expensed $500,000 for its loss as a result of this explosion. No further losses have been recognized or are anticipated. This $500,000 amount included $225,000 in deductibles under the Company's insurance.

         The Company has repaired Tank Battery #3 at a cost of $8.5 million inclusive of the $500,000 expensed during second quarter and has received reimbursement from its insurance company of $3.9 million, after satisfaction of the $225,000 in deductibles. The excess of repair expenditures over insurance reimbursement will be capitalized. No additional repair expenditures have been made or are anticipated. The Company has filed suits against the employers of the persons who caused the incidents for recovery of these costs and its lost profits. No assurance can be given that the Company will successfully recover any amounts sought in any such suits.

     The repair expenditures, net of insurance payments, coupled with the decrease in net operating cash flows discussed above resulted in higher borrowing levels and interest expense for the second and third quarters. The resulting decrease in revenues and higher interest expense decreased current assets by approximately $1.9 million at the end of the third quarter of 1996.

Use of 3-D Seismic Technology

         The use of 3-D Seismic and computer-aided exploration ("CAEX") technology is an integral component of the Company's acquisition, exploitation, drilling and business strategy. In general, 3-D Seismic is the process of obtaining seismic data along multiple lines and grids within a large geographic area. 3-D Seismic differs from 2-D Seismic in that it provides information with respect to multiple horizontal and vertical points within a geological formation instead of information on a single vertical line or multiple vertical lines within the formation. By expanding the amount of data obtained with respect to a geological formation, the user is better able to correlate the data and obtain a greater understanding and image of the formation. While it is impossible to predict with certainty the specific configuration or composition of any underground geological formation, 3-D Seismic provides a mechanism by which clearer and more accurate projected images of complex geological formations can be obtained prior to drilling for hydrocarbons therein. In particular, 3-D Seismic delineates smaller reservoirs with greater precision than can be obtained with 2-D Seismic.

         3-D Seismic and CAEX technology have been in existence since the mid 1970's; however, it was not until the late 1980's, with the development of improved data acquisition equipment and techniques capable of gathering significant amounts of data through a large number of channels and the availability of improved computer technology at reasonable costs, that the method became economically available to firms such as the Company. Prior to that, it was the exclusive province of large multinational oil companies. The Company owns its own processing equipment, but it also utilizes the services of outside firms to process and interpret seismic data.

         A new 3-D Seismic survey will be shot in the fourth quarter of 1997 by Ocean Energy, Inc. (formerly Flores & Rucks, Inc.) on the Company's West Delta Fields. The Company generated a prospect in the northern portion of West Delta Block 58 using 3-D Seismic, which it farmed out to Tana Oil & Gas Corp. in 1996. Tana drilled a successful well to 12,800' which encountered 85' of net pay and is producing 14,750 Mcf per day. The Company retained a 5.833% overriding royalty interest which converts to a 25% working interest after Payout (anticipated in the fourth quarter of 1997). Three of the fields in the Amoco Acquisition have proprietary 3-D Seismic, while all of the Amoco Properties have group 3-D Seismic. The Company has experienced excellent success in High Island 309 Field, acquired from Amoco, in the drilling of six sidetracks of existing wells and new wells, based upon an extensive reevaluation of the field using 3-D Seismic.

Marketing of Production

          Production from the Company's properties is marketed in accordance with industry practices, which include the sale of oil at the wellhead to third parties and the sale of natural gas to third parties at prices based on factors normally considered in the industry, such as the spot price for natural gas or the posted price for oil, and the quality of the oil and natural gas.

         The Company markets all of its offshore oil production to Amoco, Citgo, Conoco, Texaco, Unocal and Vastar. Citgo, Conoco, Texaco and Vastar each have 25% calls (exclusive rights to purchase) on the oil production from the West Delta Fields at their average posted price for each month. Amoco has a call on all of the oil production from the Amoco Properties at their posted prices. If the Company has a bona fide offer from a crude oil purchaser at a higher price than Amoco's posted price, then Amoco must match that price or release the call. Oil from the Zapata Properties is currently being sold to Unocal and Amoco, but can be sold to any crude oil purchaser of the Company's choice. Natural gas is sold on the spot market. There are numerous potential purchasers for offshore natural gas. Notwithstanding this, natural gas purchased by Tenneco Gas Marketing Company (now El Paso Gas Marketing Co.) accounted for 49% of the revenues in 1996. There are numerous natural gas purchasers doing business in the areas involved as well as natural gas brokers and clearing houses. Furthermore, the Company can contract to sell the natural gas directly to end users. The Company does not believe that it is dependent upon any one customer or group of customers for the purchase of natural gas.

         The Company hedges the prices of its oil and natural gas production through the use of oil and natural gas futures and swap contracts within the normal course of its business. The Company uses futures and swap contracts to reduce the effects of fluctuations in oil and natural gas prices. Changes in the market value of these contracts are deferred and subsequent gains and losses are recognized monthly as adjustments to revenues in the same production period as the hedged item, based on the difference between the index price and the contract price. The Company entered into a hedge agreement beginning in January, 1996, for the delivery of 15,000 MMbtu of natural gas for each day in 1996 with contract prices ranging from $1.7511 per MMbtu to $2.253 per MMbtu.

         Starting in 1997 the Company's hedge transactions on natural gas are based upon published natural gas pipeline index prices and not the NYMEX. This change has eliminated price differences due to transportation. For 1997, 14,000 MMbtu's per day has been hedged, at a swap price of $1.80 per MMbtu for 1997, with varying levels of participation (93% in January to 40% in September) in settlement prices above $1.80 per MMbtu. The Company has hedged 10,000 MMbtu per day in 1998 and 7,000 MMbtu per day in 1999, all at a pipeline index swap price of $1.89 per MMbtu.

     Starting in 1997, the Company also hedged 720 Bbls of oil for each day in 1997 at a swap price of $20.00 per Bbl, with a 60% participation in settlement prices above the swap price.

Plugging and Abandonment Escrows

           Pursuant to existing agreements the Company is required to deposit funds in escrow accounts to provide a reserve against satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields no longer produce oil and natural gas. Each month, until November 1997, $25,000 is deposited in a bank escrow account, to satisfy such obligations with respect to a portion of its West Delta Properties. The Company has entered into an escrow agreement with Amoco Production Company under which the Company will deposit, for the life of the fields, in a bank escrow account ten percent (10%) of the net cash flow, as defined in the agreement, from the Amoco Properties. These funds and interest earned thereon will be available for the expenses of plugging wells and removing structures when that time comes. As of December 31, 1996 the Company has established the "PANACO East Breaks 110 Platform Trust" at Bank One, Texas, NA in favor of the Minerals Management Service of the U.S. Department of the Interior. This Trust was initially funded by deposit of $846,720 in December 1996, and remaining deposits of $244,320 due at the end of each quarter in 1999 and $144,000 due at the end of each quarter in 2000, for a total of $2,400,000. In addition, the Company has $9,250,000 in surety bonds to secure its plugging and abandonment obligations; including a $4,100,000 bond which was provided to the original sellers of the West Delta Properties; a $2,400,000 supplemental bond provided to the Minerals Management Service of the U.S. Department of the Interior in connection with the plugging and structure removal obligations for the Company's East Breaks Block 110 Platform and a $300,000 Pipeline Right-of-Way Bond.

Insurance

          The Company maintains insurance coverage as is customary for companies of a similar size engaged in operations similar to the Company's. The Company's insurance coverage includes comprehensive general liability insurance in the amount of $50 million per occurrence for personal injury and property damage and cost of control and operators extra expense insurance of $3 million on onshore wells, $20 million on wells in Louisiana State waters and $50 million per occurrence in Federal offshore waters, which limits are proportionately reduced when the Company owns less than 100% of the respective property. The Company maintains $65 million in property insurance on its offshore properties. There is no assurance that such insurance will be adequate to cover all such costs or that such insurance will continue to be available in the future or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on the Company's financial condition and operations.

Funding of Business Activities

           Through 1996 and the eight months ended August 31, 1997, the Company made over $90,000,000 in capital expenditures for (1) the purchase of the Amoco Properties, (2) the repair and rebuilding of the West Delta Tank Battery #3 (net of insurance payments), (3) the development of its oil and natural gas properties, and (4) the Goldking Acquisition. The majority of the development costs were incurred to drill exploratory and developmental wells on the Amoco Properties, primarily the High Island 474 Field and the High Island 309 Field. The sources of funds for capital expenditures were cash flow from operations, borrowings on the Company's existing Bank Facility and proceeds of the issuances of Common Shares. The cash flow generated by the Company's activities would decline in the absence of the acquisition and development of other oil and natural gas properties or increases in the Company's production of oil and natural gas resulting from the development of its properties.

         The Company may issue additional Common Shares or other securities for cash, to the extent that market and other conditions permit, and use the proceeds to fund its activities. During 1996 shareholders' equity increased by $1,837,000, as a result of the exercise of warrants, and $8,400,000 as a result of 2,000,000 shares being issued to Amoco Production Company as part of the Amoco Acquisition. During the first eight months of 1997, shareholders' equity increased by $22,014,000 as a result of the issuance of 6,000,000 of Common Shares in the public offering, $180,000 as a result of exercise of warrants and $14,400,000 as a result of the issuance of 3,154,930 Common Shares to the beneficial owners of Goldking and 84,000 Common Shares as a finders fee, both in connection with the Goldking Acquisition.

Competition, Markets, Seasonality and Environmental and Other Regulation

         Competition. There are a large number of companies and individuals engaged in the exploration for and development of oil and natural gas properties. Competition is particularly intense with respect to the acquisition of oil and natural gas producing properties and securing experienced personnel. The Company encounters competition from various independent oil companies in raising capital and in acquiring producing properties. Many of the Company's competitors have financial resources and staffs considerably larger than the Company.

     Markets. The ability of the Company to produce and market oil and natural gas profitably depends on numerous factors beyond the control of the Company. The effect of these factors cannot be accurately predicted or anticipated. These factors include the availability of other domestic and foreign production, the marketing of competitive fuels, the proximity and capacity of pipelines, fluctuations in supply and demand, the availability of a ready market, the effect of federal and state regulation of production, refining, transportation, and sales of oil and natural gas, political instability or armed conflict in oil-producing regions, and general national and worldwide economic conditions. In recent years, worldwide oil production capacity and natural gas production capacity in the United States exceeded demand and resulted in a substantial decline in the price of oil and natural gas in the United States.

         Since early 1986, certain members of the Organization of Petroleum Exporting Countries ("OPEC") have, at various times, dramatically increased their production of oil, causing a significant decline in the price of oil in the world market. The Company cannot predict future levels of production by the OPEC nations, the prospects for war or peace in the Middle East, or the degree to which oil and natural gas prices will be affected, and it is possible that prices for any oil, natural gas liquids, or natural gas produced by the Company will be lower than those currently available.

         The demand for natural gas in the United States has fluctuated in recent years due to economic factors, a deliverability surplus, conservation and other factors. This lack of demand has resulted in increased competitive pressure on producers. However, environmental legislation is requiring certain markets to shift consumption from fuel oils to natural gas, thereby increasing demand for this cleaner burning fuel.

         In view of the many uncertainties affecting the supply and demand for oil, natural gas, and refined petroleum products, the Company is unable to predict future oil and natural gas prices. In order to minimize these uncertainties the Company, from time to time, hedges prices on a portion of its production with futures contracts.

         Seasonality. Historically the nature of the demand for natural gas caused prices and demand to vary on a seasonal basis. Prices and production volumes were generally higher during the first and fourth quarters of each calendar year. For example, during 1991 the price the Company receives for its natural gas fell from a high of $1.78 per Mcf in January to a low of $1.09 in July and then climbed to a new high of $1.95 in December, averaging $1.49 for the year. However, the substantial amount of natural gas storage becoming available in the U.S. is altering this seasonality. During 1993, 1994 and 1995 the Company's natural gas prices ranged from $2.78 to $1.64, $2.43 to $1.39 and $2.37 to $1.37, averaging $2.13, $1.88 and $1.58, respectively, in each case, per Mcf. Gas prices averaged $2.17 per Mcf during 1996 and have averaged $2.47 per Mcf during the first six months of 1997. The Company sells its natural gas on the spot market based upon published index prices for each pipeline. Historically the net price received by the Company for its natural gas has averaged about $.10 per MMbtu below the NYMEX Henry Hub index price, due to transportation differentials. Fields that are located further offshore, such as the Amoco Properties, will generally sell their natural gas for as much as $.20 below that index price. Early 1997 pipeline index prices were at historical highs, but moderated during the late winter and spring. During October 1997 the Company sold its natural gas for an average of $2.90 per Mcf.

         Environmental and Other Regulation. The Company's business is affected by governmental laws and regulations, including price control, energy, environmental, conservation, tax and other laws and regulations relating to the petroleum industry. For example, state and federal agencies have issued rules and regulations that require permits for the drilling of wells, regulate the spacing of wells, prevent the waste of natural gas and crude oil reserves, and regulate environmental and safety matters including restrictions on the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limits or prohibitions on drilling activities on certain lands lying within wetlands and other protected areas, and remedial measures to prevent pollution from current and former operations. Changes in any of these laws, rules and regulations could have a material adverse effect on the Company's business. In view of the many uncertainties with respect to current law and regulations, including their applicability to the Company, the Company cannot predict the overall effect of such laws and regulations on future operations.

         The Company believes that its operations comply in all material respects with all applicable laws and regulations and that the existence of such laws and regulations have no more restrictive effect on the Company's method of operations than on other similar companies in the industry. The following discussion contains summaries of certain laws and regulations and is qualified in its entirety by reference thereto.

         Various aspects of the Company's oil and natural gas operations are regulated by administrative agencies under statutory provisions of the states where such operations are conducted and by certain agencies of the federal government for operations of federal leases. The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and natural gas could be sold. Currently, sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can be made at uncontrolled market prices, but Congress could reenact price controls at any time. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act which removed all NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993.

         Sales of crude oil, condensate and natural gas liquids by the Company are not regulated and are made at market prices. The price the Company receives from the sale of these products is affected by the cost of transporting the products to market. Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. These regulations could increase the cost of transporting crude oil, liquids and condensates by pipeline. These regulations are subject to pending petitions for judicial review. The Company is not able to predict with certainty what effect, if any, these regulations will have on it, but other factors being equal, the regulations may tend to increase transportation costs or reduce wellhead prices for such conditions.

         Additional proposals and proceedings that might affect the oil and natural gas industry are pending before Congress, the FERC and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry historically has been very heavily regulated. There is no assurance that the current regulatory approach pursued by the FERC will continue indefinitely into the future. Notwithstanding the foregoing, it is not anticipated that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon the capital expenditures, earnings or competitive position of the Company.

     Extensive federal, state and local laws and regulations govern oil and natural gas operations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental departments issue rules and regulations to implement and enforce such laws which change frequently, are often difficult and costly to comply with and which carry substantial civil and/or criminal penalties for failure to comply. Some laws, rules and regulations to which the Company is subject relating to protection of the environment may, in certain circumstances, impose Astrict liability" for environmental contamination, rendering a person liable for environmental damages and response costs without regard to negligence or fault on the part of such person. For example, the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as the "Superfund" law, imposes strict, joint and several liability on an owner and operator of a facility or site where a release of hazardous substances into the environment has occurred and on companies that disposed or arranged for the disposal of the hazardous substances released at the facility or site. Similarly, the Oil Pollution Act of 1990 ("OPA") imposes strict liability for remediation and natural resource damages in the event of an oil spill. In addition to other requirements, the OPA requires operators of oil and natural gas leases on or near navigable waterways to provide $35 million in Afinancial responsibility", as defined in the Act. At present the Company is satisfying the financial responsibility requirement with insurance coverage. The regulatory burden on the oil and natural gas industry increases its cost of doing business and consequently affects its profitability. These laws, rules and regulations affect the operations and costs of the Company. Furthermore, the Company cannot guarantee that such laws as they apply to oil and natural gas operations will not change in the future in such a manner as to impose substantial costs on the Company. While compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company, the Company believes that other independent energy companies in the oil and natural gas industry likely would be similarly affected. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company.

          Offshore operations of the Company are conducted on both federal and state lease blocks of the Gulf of Mexico. In all offshore areas the more stringent regulation of the federal system, as implemented by the Mineral
Management Service of the Department of the Interior, will ultimately be applicable to state as well as federal leases, which could impose additional compliance costs on the Company. While there can be no guarantee, the Company does not expect these costs to be material. See "Risk Factors - Environmental and Other Regulations."

Employees

         The Company has 30 full time employees, 11 of whom are officers. The Company utilizes an additional 44 contract personnel in the operation of the offshore properties, and uses numerous outside geologists, production engineers, reservoir engineers, geophysicists and other professionals on a consulting basis.

Office Facilities

         The Company's headquarters are located at 1050 West Blue Ridge Boulevard, PANACO Building, Kansas City, Missouri 64145-1216, and its telephone number is (816) 942-6300, FAX (816) 942-6305. The Houston, Texas office is located at 1100 Louisiana, Suite 5110, Houston, Texas 77002-5220, telephone
(713) 652-5110, FAX (713) 209-0698. Goldking currently has separate offices at 1221 McKinney, Houston, Texas 77002, telephone (713) 759-2400, FAX (713) 759-2417. The Company anticipates moving all Goldking Houston personnel into its 1100 Louisiana offices prior to year end 1998.

Legal Proceedings

         The Company is presently a party to several legal proceedings, which it considers to be routine and in the ordinary course of its business. Management has no knowledge of any pending or threatened claims that could give rise to any litigation which management believes would be material to the Company.

                                   MANAGEMENT

Officers and Directors

     The Company has a classified Board of Directors, consisting of four Class I directors, three Class II directors, and four Class III directors. The directors are elected to serve for three-year terms and until their successors are elected and qualified. The directors stand for election each year as their terms expire by class. The Board of Directors consists of five employees of the Company and six independent directors.

         Officers are elected by and serve at the discretion of the Board of Directors.

         Set forth below are the names, ages, and positions of the persons who are executive officers and directors of the Company, and the committees of the Board on which they serve.


                                   Director
        Name                Age      Since                              Title
        -----               ---      -----                              ----
H. James Maxwell...........    52     1992     Chairman of the Board, Chief Executive
                                                 Officer, and Director(a)

Larry M. Wright............    53     1992     President, Chief Operating Officer and
                                               Director(b)

Leonard C. Tallerine, Jr...    47     1997     Executive Vice President-Business Development
                                                and Director(c)

Mark C. Licata.............    46     1997     Sr. Vice President-General Counsel, and Director(a)

Todd R. Bart...............    33     1997     Chief Financial Officer, Secretary and Treasurer

Robert G. Wonish...........    43      ---     Sr. Vice President-Operations

Edward A. Bush, Jr.........    53      ---     Sr. Vice President-Geology/Geophysics

William J. Doyle...........    45      ---     Vice President-Exploitation

Bruce A. DeBartolo.........    50      ---     Vice President-Exploration

Jim R. Wible...............    48      ---     Vice President-Drilling/Production

Barbara A. Whitton.........    35      ---     Vice President-Marketing/Planning

Laurie A. McNamara.........    44      ---     Vice President-Land

A. Theodore Stautberg, Jr..    50     1993     Director(c)-Compensation Committee

Donald W. Chesser..........    57     1992     Director(a)-Audit Committee

James B. Kreamer...........    57     1993     Director(c)-Compensation Committe

Mark C. Barrett............    46     1996     Director(b)-Audit and Compensation Committees

Michael Springs............    47     1996     Director(c)

Harold First...............    61     1997     Director(b)-Audit and Compensation Committee


(a) These persons are designated as Class III directors, with their term of office expiring at the annual meeting of shareholders in 1998.
(b) These persons are designated as Class II directors, with their term of office expiring at the annual meeting of shareholders in 1997.
(c) These persons are designated as Class I directors, with their term of office expiring at the annual meeting of shareholders in 1999.

      Set forth below are descriptions of the principal occupations, during at least the past five years, of the directors and executive officers of the Company.

      H. James Maxwell received a B.A. degree in Economics from the University of Missouri-Kansas City and received his Law Degree from that same university in 1972. Mr. Maxwell practiced securities law from 1972 to 1984, and was a frequent author and speaker on oil and natural gas tax and securities law. He served as a General Partner of Castle Royalty Limited Partnership from 1984 to 1988, Managing General Partner of PAN Petroleum MLP from 1987 to 1992, both of which were predecessors of the Company, President of the Company from 1992 to 1997 and Chief Executive Officer and Chairman of the Board of the Company from 1992 to date.

      Larry M. Wright received his B.S. Degree in Chemical Engineering from the University of Oklahoma in 1966. From 1966 to 1976 he was with Union Oil Company of California (UNOCAL). From 1976 to 1980, he was with Texas International Petroleum Corporation, ultimately as division operations manager. From 1980 to 1981, he was with what is now Transamerica Natural Gas Company as Vice
President-Exploration and Production. From 1981-1982, he was Senior Vice President of Operations for Texas International Petroleum Corporation, and, from 1983 to 1985, he was Executive Vice President of Funk Fuels Corp., a subsidiary of Funk Exploration. From 1985 to 1993, Mr. Wright was an independent consultant to the Company and its predecessors. From 1993 to 1997, he served as Executive Vice President of the Company and since October 1997, has served as President and Chief Operating Officer.

      Leonard C. Tallerine, Jr., graduated from Rice University's Advanced Management Institute and holds undergraduate and graduate degrees in accounting from the University of Houston. Mr. Tallerine practiced as a CPA with Price Waterhouse and KPMG from 1972 through 1980, specializing in oil and natural gas tax issues. From 1981 through 1986, he served as co-managing and general partner of Paso Grande Investment, Ltd., an oil and natural gas real estate holding company and served as Chairman of the Texas Guarantee National Bank from 1983 to 1986. In 1987, he founded the Union Companies and in 1991 became Chairman and Chief Executive Officer of Goldking. In July 1997 Mr. Tallerine was appointed an Executive Vice President and a Director, pursuant to contractual arrangements with the Company following the Company's acquisition of Goldking. See AProperties - Goldking Acquisition."

      Mark C. Licata received a Bachelor of Business Administration and Accounting (1972) and a law degree (1976) from the University of Texas. He was employed in the private practice of law from 1976 through 1985 and then served as President and Chief Operating Officer of Vista Host, Inc. and later as President and Chief Operating Officer of the publicly held McFaddin Ventures, Inc. In 1988, Mr. Licata returned to the practice of law in Houston with Looper, Reed, Mark & McGraw, where he remained until he joined Goldking as President in 1996. In July 1997 Mr. Licata was appointed Senior Vice President-General Counsel and a Director, pursuant to contractual arrangements with the Company following the Company's acquisition of Goldking. See "Properties - Goldking Acquisition."

 Todd R. Bart received his B.B.A. in Accounting from Abilene Christian University in 1987. He worked in the energy industry with Pennzoil Company from 1987 to 1990 and the public accounting firm of Arthur Andersen and Company from 1990 until 1992. From 1992 to 1995 he worked for Yellow Freight System, Inc., a trucking company, in financial accounting and reporting. He joined the Company as Controller in 1995 and was elected Chief Financial Officer, Treasurer and Secretary in 1996. In Nobember 1997, he was appointed Director to fill the vacancy left by the retirement of Bob F. Mallory. He received his C.P.A. designation in Texas in 1990 and in Kansas in 1993, and is a member of the A.I.C.P.A.

     Robert G. Wonish received his B.S. in Mechanical Engineering in 1975 from the University of Missouri-Rolla. He was a production engineer with Amoco from 1975 to 1977, Napeco, Inc. from 1977 to 1979; Division Operation Engineer with Texas International from 1979 to 1980; Production Manager with Cliffs Drilling Company from 1980 to 1984 and District Superintendent with Ladd Petroleum Corporation from 1985 to 1991. He then worked as a consultant, starting with the Company in 1992, and became an employee in 1993, serving as Senior Vice President - Operations.

     Edward A. Bush, Jr., received his B.S. Degree in Geology from Baldwin Wallace College in 1964 and his M.A. in Geology from Bowling Green State University in 1966. He served in various geological and exploration capacities with Exxon (1968-75), Union Texas Petroleum (1975-79), Home Petroleum Corp. (1979-81), Traverse Oil Co. (1981-83) and Sohio Petroleum Co. (1983-85). From 1985 to 1995 he served first as Exploration Manager, then Vice President of Exploration and later Vice President of Operations for Columbia Gas Dev. Corp. From 1995 to 1996 he served as Vice President-Exploration and President of Howell Petroleum Corp. He presently serves with the Company as Senior Vice President-Geology/Geophysics.

      William J. Doyle received his Masters in Geology in 1975 from Texas A&M University and his B.S. in Earth Sciences from the University of New Orleans in 1973. From 1975 to 1978 he was a geologist with Mobil Oil focusing on offshore Gulf of Mexico projects. From 1978 to the present he has worked as an employee and consultant for various oil and natural gas exploration companies operating in the Gulf Coast. He joined the Company as a consulting geologist in 1992 and became a Vice President in 1995.

      Bruce A. DeBartolo received his B.S. and M.S. degrees in geology from Tulane University in 1968 and 1970. He has over 25 years of experience in major and independent oil companies, including Getty Oil (1969-1973), Tesoro (1974-1979) and Peltex Oil and Gas (1981-1985). Following eight years with independents DeBartolo Oil & Gas and DeBartolo Associates, he joined Goldking in 1993, where he serves as Senior Vice President-Exploration. Mr. DeBartolo is a certified petroleum geologist and is an active member of the Houston Geologic Society and the American Association of Petroleum Geologists.

      Jim R. Wible received his B.A. degree from the University of Colorado in 1970 and has post-graduate training in petroleum engineering. He began his career in 1974 with Dresser Industries and has served in various drilling, production and engineering positions with Dresser Industries, Conoco and others, as well as serving as an engineer with drilling contractor Delta Drilling Company, a large oil field service organization. Since 1995, Mr. Wible has served as Vice President-Engineering of Goldking. Prior positions include wellsite engineer for Schlumberger Integrated Project Management (1995) and Operations Manager for Aran Energy Corp. (1992-1995). Mr. Wible is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers.

      Barbara A. Whitton joined Goldking in 1993 as the Manager of Revenue Accounting and was appointed Vice President-Marketing/Planning in 1997. Prior to Goldking, Ms. Whitton had experience in accounting, finance and marketing with Hall-Houston Oil Company (1991-1993), UMC Petroleum Corporation (1987-1989), Energy Assets International (1984-1987) and Sohio Petroleum (1982-1984).

      Laurie A. McNamara received her B.S. in geology and biology in 1975 from Hope College, Michigan and an M.S. from Louisiana State University in 1977. She joined Goldking in 1997 as Land Manager. Her experience includes nine years as an independent landman in Lafayette, Louisiana. In Houston, she has served as a landman for Texas Crude Energy, Inc. (1993-1996) as an independent landman on projects for Cody Energy and Burlington Resources. She is a member of the American Association of Petroleum Landmen and is a Certified Professional Landman.

     A. Theodore Stautberg, Jr. has since 1981 been the President and a director of Triumph Resources Corporation and its parent company, Triumph Oil and Gas Corporation of New York. Triumph engages in the oil and natural gas business, assists others in financing energy transactions, and serves as general partner of Triumph Production L.P. Mr. Stautberg is also the president of Triumph Securities Corporation and BT Energy Corporation. Prior to forming Triumph in 1981, Mr. Stautberg was a Vice President of Butcher & Singer, Inc., an investment banking firm, from 1977 to 1981. From 1972 to 1977, Mr. Stautberg was an attorney with the Securities and Exchange Commission. Mr. Stautberg is a graduate of the University of Texas and the University of Texas School of Law.

      Donald W. Chesser received his B.B.A. in Accounting from Texas Tech University in 1963 and has served with several certified public accounting firms since that time, including eight years with Elmer Fox and Company. From 1977 to 1981, he was with IMCO Enterprises, Inc. Since 1982 he has been a shareholder and President of Chesser & Company, P.A., a certified public accounting firm. He is also President of Financial Advisors, Inc., a registered investment advisor.

      James B. Kreamer received his B.S. Degree in Business from the University of Kansas in 1963 and has been active in investment banking since that time. Since 1982 he has managed his personal investments.

      Mark C. Barrett received his B.S. Degree in Business Administration/Accounting in 1972 and is licensed to practice as a Certified Public Accountant in both Kansas and Missouri. He was a partner in the firm Drees Dunn Lubow and Company from 1974 until 1981. He founded Barrett & Associates, a certified public accounting firm, in 1981 and is the president and majority shareholder in that firm. His firm served as the Company's independent public accountants from 1985 to 1995.

     Michael Springs graduated from the Medical Field Service School, Brooke Hospital, San Antonio, Texas in 1971 and the University of Missouri, Kansas City, in 1969 with a degree in Business. He is the President and founder of Ortho-Care, Inc. of Kansas City, Missouri and Ortho-Care Southeast of Charlotte, North Carolina. Ortho-Care, Inc. is a manufacturer of orthopedic fracture management and sports medicine products, and holds a number of patents in the field. Mr. Springs is also controlling partner in Ortho-Implants, a distributor of total joint replacement prosthesis.

     Harold First has been self-employed as a financial consultant since 1993. From 1990 to 1993 he was Chief Financial Officer of Icahn Holding Corp. and also served as Senior Vice President of Trans World Airlines, Inc. from 1992 to 1993. Mr. First is currently a director of Marvel Entertainment Group, Inc., Toy Biz, Inc., Cadus Pharmaceutical Corp. and Tele-Save Holdings, Inc. He was nominated for election to the Board of Directors pursuant to an agreement with shareholder Carl C. Icahn.

      None of the officers or directors serve pursuant to employment agreements.

The Board of Directors

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance and governance of the Company, although it is not involved in day-to-day operating details. Directors are kept informed of the Company's business by various reports and documents, as well as by operating and financial reports presented at Board and committee meetings by the Chairman and other officers.

      Meetings of the Board of Directors are regularly held each quarter and following the annual meeting of the shareholders. Additional meetings, including meetings by telephone conference call, of the Board may be called whenever needed. The Board of Directors of the Company held seven meetings in 1996, four of which were meetings by telephone conference call. Each director attended all in person meetings of the Board, except Donald W. Chesser who failed to attend two meetings. With respect to the telephone conference calls, Donald W. Chesser was not connected two times and James B. Kreamer was not connected on one conference call.

Compensation of Directors

      In order to align the interests of the Company's shareholders and its directors, directors do not receive cash compensation. Non-employee directors are compensated for their services with shares of the Company's common stock, receiving $1,000 in Common Shares for attending Board of Directors meetings, $500 in Common Shares for attending committee meetings and $200 in Common Shares for participating in telephone meetings. Officers of the Company who serve as directors do not receive additional compensation for serving on the Board of Directors or a committee thereof. Directors are reimbursed for travel expenses incurred in attending Board of Directors or committee meetings.

Limitation of Liability and Indemnification Matters

      The Company's Certificate of Incorporation provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, except for liability (i) for any breach of the director or officer's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholder (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director or officer for breach of fiduciary duty, except in the situations described above.

      The Company entered into indemnification agreements with its directors and executive officers as of July 15, 1997, which the Company believes will assist the Company in attracting and retaining qualified individuals to serve the Company. Under the terms of the Indemnification Agreements, the Company has agreed to hold harmless and indemnify such individuals to the fullest extent permitted by law and to advance expenses, if the director or executive officer becomes a party to or witness or other participant in any threatened, pending or completed action, suit or proceeding by reason of any occurrence related to the fact that the person is or was a director or executive officer of the Company or a subsidiary of the Company or another entity at the Company's request, unless a reviewing party (either majority of disinterested directors, independent legal counsel, or by the stockholders) determines that the person would not be entitled to indemnification under the Agreement or applicable law.

      Depending upon the character of the proceeding, the Company may indemnify against expenses, including attorneys' fees, judgments, amounts paid in settlement, ERISA excise taxes or penalties, finds and other expenses actually and reasonably incurred by the indemnified person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate to which director is, was or at any time becomes a party by reason of his or her service as a director or executive officer.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information concerning the annual compensation paid to the Company's Chief Executive Officer and each executive officer whose compensation exceeded $100,000 during 1996.


                                                                          Long-Term Incentive Plan
                                                                       -----------------------------
                                       Annual Compensation                       Awards              Payouts
                           ---------------------------------   ---------------------  -------
                                                                                   Securities
                                                          Other      Restricted   Underlying     LTIP      All
                                     Salary      Bonus    Annual       Stock        Options    Payouts Other(a)
         Position                   Year            ($)                 ($)       Comp.($)     Award(s)($)
(#)                   ($)           Comp.($)
------------------         ----     -------     ------    --------   ----------   ----------   ------- --------

H. James Maxwell  1996     166,900        0        0         0           0               0        22,500
  President and Chief      1995     153,500        0         0           0          24,615        0        22,500
  Executive Officer        1994     120,000        0         0           0          22,857        0        18,000

Larry M. Wright   1996     160,300        0        0         0           0               0        22,500
  Executive Vice  1995     147,300        0        0         0           0               0        22,100
  President                1994     134,000        0         0           0               0        0        20,000

Robert G. Wonish  1996     100,200        0        0         0           0               0        15,000
  Vice President           1995      92,100        0         0           0               0        0        13,800
                           1994      78,800        0         0           0               0        0        11,800


(a) The Aother compensation" represents contributions to the accounts of the employees under the Company's Employee Stock Ownership Plan.


Options and Warrants. No options or warrants were granted in 1996, and no executive officers exercised any options during 1996. As of December 31, 1996, Larry M. Wright was the only executive officer holding options or warrants, with currently exercisable warrants to purchase 250,000 Shares. The in-the-money value of Mr. Wright's unexercised warrants at year end was $658,750. No awards were outstanding under the Long-Term Incentive Plan at December 31, 1996.

Aggregate Option and Warrant Exercises. The following table provides information relating to the number and value of Common Shares subject to options exercised during 1996 or held by the named executive officers as of December 31, 1996.

                                   Aggregated Option Exercises in Last Fiscal Year
                                          and Fiscal Year End Option Values

                                                                      Number of
                                                                securities underlying        Value of unexercised
                         Securities                              unexercised options             in-the-money
                          acquired              Value           at fiscal year-end($)      options at year-end($)(b)
       Name             on Exercise (#)     Realized ($)(a)  Exercisable/Unexercisable     Exercisable/Unexercisable


--------------------- ------------------ ------------------- --------------------------- -----------------------------

H. James Maxwell              0                   0                   -0- / -0-                   -0- / -0-

Larry M. Wright               0                   0               250,000 / -0-               658,750 / -0-

Robert G. Wonish              0                   0                   -0- / -0-                   -0- / -0-


     (a) Value realized is calculated based upon the difference between the options exercise price and the market price of the Common Shares on the date of exercise multiplied by the number of shares to which the exercise price relates.
     (b) Value of unexercised in-the-money options is calculated based on the difference between the option exercise price and the closing price of the Common Shares at year-end, multiplied by the number of shares underlying the options. The closing price on December 31, 1996 of the Common Shares was $4,875.

         On June 18, 1997 the following compensatory stock options were granted to officers which are immediately exercisable for a period of three years from the date of grant, with an exercise price of $4.45 per share: Mr. Maxwell - 600,000; Mr. Wright - 400,000; Mr. Bob F. Mallory - 50,000 (then Director); Mr. Wonish - 40,000; Mr.
Bush - 20,000; Mr. Doyle - 10,000 and Mr. Bart - 30,000.

Objectives and Approach. The overall goals of the Company's executive compensation program are: (i) to encourage and provide an incentive to its executive officers to achieve the Company's strategic business and financial goals, both short-term and long-term, and thereby enhance shareholder value,
(ii) to attract and retain well-qualified executive officers and (iii) to reward individuals for outstanding job performance in a fair and equitable manner when measured not only with respect to the Company's internal performance goals but also the Company's performance in comparison to its peers. The components of the Company's executive compensation are salary, incentive bonuses and awards under its Long Term Incentive Plan and Employee Stock Ownership Plan, each of which assists in achieving the program's goals.

Long Term Incentive Plan. The Company's Long-Term Incentive Plan provides for the granting, to certain officers and key employees of the Company and its participating subsidiaries, of incentive awards in the form of stock options, stock appreciation rights ("SARs"), stock, and cash awards. The Long-Term Incentive Plan is administered by a committee of independent members of the Board of Directors (the "Plan Committee") with respect to awards to certain executive officers of the Company but may be administered by the Board of Directors with respect to any other awards. Except for certain automatic awards, the Plan Committee has discretion to select the employees to be granted awards, to determine the type, size, and terms of the awards, to determine when awards will be granted, and to prescribe the form of the instruments evidencing awards.

         Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of Common Shares at a price fixed at the time the option is granted. Payment may be made with cash or other Common Shares owned by the optionee or a combination of both. Options are exercisable at the time and on the terms that the Plan Committee determines. The payment of the option price can be made either in cash or by the person exercising the option turning in to the Company, Common Shares presently owned by him, which would be valued at the then current market price. SARs are rights to receive a payment, in cash or Common Shares or both, based on the value of the Common Shares. A stock award is an award of Common Shares or denominated in Common Shares. Cash awards are generally based on the extent to which pre-established performance goals are achieved over a pre-established period but may also include individual bonuses paid for previous, exemplary performance. The Plan Committee determines performance objectives and award levels before the beginning of each plan year.

         The Long-Term Incentive Plan allows for the satisfaction of a participant's tax withholding with respect to an award by the withholding of Common Shares issuable pursuant to the award or the delivery by the participant of previously owned Common Shares, in either case valued at the fair market value, subject to limitations the Plan Committee may adopt.

     Awards granted pursuant to the Long-Term Incentive Plan may provide that, upon a change of control of the Company, (a) each holder of an option will be granted a corresponding SAR (b) all outstanding SARs and stock options become immediately and fully vested and exercisable in full, and (c) the restriction period on any restricted stock award shall be accelerated and the restriction shall expire.

         The Long-Term Incentive Plan provides for the issuance of a maximum number of Common Shares equal to 20% of the total number of Common Shares outstanding from time to time. Unexercised SARs, unexercised options, restricted stock, and performance units under the Long-Term Incentive Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Company, merger or similar transaction and are not transferable except by will and by the laws of descent and distribution. Except when a participant's employment terminates as a result of death, disability, or retirement under an approved retirement plan or following a change in control in certain circumstances, an award generally may be exercised (or the restriction thereon may lapse) only if the participant is an officer, employee, or director of the Company, or subsidiary at the time of exercise or lapse or, in certain circumstance, if the exercise or lapse occurs within 180 days after employment is terminated.

         Under the Company's Long-Term Incentive Plan all full time employees share a bonus equal to 5% of the Company's pre-tax net income, in accordance with GAAP, exclusive of extraordinary and non-recurring items. The bonuses will be paid to all full time (1,000+ hours) employees at December 31. The bonus will be paid upon delivery of the independent audit. The Bonus shall be allocated to the full time employees based upon their salary at December 31. Former Goldking employees will receive proportionate participation for 1997, based upon their five months employment with the Company.

Employee Stock Ownership Plan. In 1994, the Company adopted the PANACO, Inc. Employee Stock Ownership Plan ("ESOP"). Pursuant to the terms of the ESOP, the Company may contribute up to fifteen percent (15%) of the participant's annual compensation to the ESOP. ESOP assets are allocated in accordance with a formula based on participant compensation. In order to participate in the ESOP, a participant must complete at least one thousand hours of service to the Company within twelve consecutive months. Former Goldking employees will receive proportionate participation for 1997, based upon their five months employment with the Company. A participant's interest in the ESOP becomes one hundred percent vested after three years of service to the Company. Benefits are distributed from the ESOP at such time as a participant retires, dies or terminates service with the Company in accordance with the terms and conditions of the ESOP. Benefits may be distributed in cash or in shares of the Company's common stock. No participant contributions are allowed to be made to the ESOP.

                             PRINCIPAL STOCKHOLDERS
                        AND SHARE OWNERSHIP OF MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the Company's Common Stock by (a) each officer and director of the Company, (b) all officers and directors of the Company as a group, and (c) for each person who beneficially owns 5% or more of the Common Stock as of November 1, 1997. Except as set forth in footnote (c) below, each shareholder has sole voting and sole investment power over all shares.



                           Name                                                 Shares Owned Beneficially (a)

                                                                                Number          Percent
                                                                             ---------           ------

Directors and Executive Officers

  H. James Maxwell; Chief Executive Officer, Chairman
    of the Board and Director..........................................        897,586            3.79%

  Larry M. Wright; President, Chief Operating Officer and Director.....      1,059,614             4.47

  Leonard C. Tallerine, Jr.; Executive Vice President and Director.....      1,548,784             6.53

  Mark C. Licata; Sr. Vice President-General Counsel and Director......      1,606,146             6.77

  Robert G. Wonish; Sr. Vice President-Operations......................         66,410              .28

  Edward A. Bush, Jr.; Sr. Vice President-Geology/Geophysics...........         20,000              .08

  William J. Doyle; Vice President-Exploitation........................         16,288              .07

  Todd R. Bart; Chief Financial Officer, Secretary, Treasurer
  and Director.........................................................         33,997              .14

  A. Theodore Stautberg, Jr.; Director.................................          6,881              .03

  Donald W. Chesser; Director..........................................          1,669              .01

  James B. Kreamer; Director...........................................         51,685              .22

  Michael Springs; Director............................................          3,726              .02

  Mark C. Barrett; Director............................................          3,258              .01

  Harold First; Director...............................................          2,315              .01
                                                                            ------------       ---------

  All Directors and Officers as a group (18 persons)...................      5,332,240           22.49%

                                                                         Shares Owned Beneficially

                                                                    ---------------------------------
                                                                    ---------------- ----------------

                                                                             Number          Percent
                                                                           --------           ------

Beneficial Owners of 5% or more (excluding persons named above)

  Carl C. Icahn (b)................................................       3,030,000           12.78%
  % Icahn Associates Corp.
  767 Fifth Avenue, 47th Floor
  New York, NY  10153

  Richard A. Kayne (c).............................................       1,466,667            6.19
  % Kayne Anderson Investment Management, Inc.
  1800 Avenue of the Stars, #200
  Los Angeles, CA  90067

  Croft-Leominster, Inc............................................       1,617,100            6.82
  207 East Redwood Street, Suite 802
  Baltimore, Maryland  21202


     (a) Includes 1,100,000 currently exercisable options to purchase shares, at $4.45 per share, held by the following: Mr. Maxwell-600,000; Mr. Wright-400,000; Mr. Wonish-40,000; Mr. Bush-20,000; Mr. Doyle-10,000 and Mr. Bart-30,000. These options are exercisable any time before June 19, 2000. However, the holder may not dispose of the shares acquired upon exercise for a period of three years and must remain an employee of PANACO during that three year period. Otherwise, the shares may be reacquired by PANACO at the person's cost, thereby denying them the benefit of the option. In addition, warrants for 160,000 shares, exercisable at $2.38 any time prior to December 31, 1997, are held by Mr. Wright.

     (b) Mr. Icahn is the sole member of Riverdale Investors LLC, the general partner of High River Limited Partnership, the record holder of these shares.

     (c)  The  shares  are  beneficially   owned  by  four  investment   limited
partnerships and are issuable upon the exercise of warrants which expire on December 31, 1998. KAIM Non-Traditional, L.P. is the sole or managing general partner of three of the limited partnerships and a co-general partner of the fourth. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne, Anderson Investment Management, Inc., the sole general partner of KAIM Non-Traditional, L.P. Mr. Kayne is also the managing general partner of one of the limited partnerships and a limited partner of each of the limited partnerships. KAIM Non-Traditional, L.P. is an investment manager of the offshore corporation. Mr. Kayne is a director of one of the insurance companies. All shares have shared voting and investment power.

     KAIM Non-Traditional, L.P. disclaims beneficial ownership of the shares except for those shares attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the shares except those shares held by him or attributable to him by virtue of his limited and general partner interests in the limited partnerships and by virtue of his indirect interest in the interest of KAIM Non-Traditional, L.P. in the limited partnerships.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         A. Theodore Stautberg, Jr., is an officer, director and beneficial shareholder of Triumph Securities Corporation ("Triumph Securities"), which provided certain services in connection with the 1996 offering of Common Shares. In connection with the services so provided, Triumph Securities received $268,906, representing .8% of the 6.8% underwriters discount.

         Mark C. Barrett's CPA firm, Barrett and Associates, served as the Company's independent accountants for the years 1985 through 1996. During 1996 his CPA firm was paid $53,400 for accounting services related to the audit of the fiscal year 1995. Mr. Barrett's firm has provided advice on tax matters in 1997.

         H. James Maxwell and Bob F. Mallory are the partners of 1050 Blue Ridge Building Partnership, which owns a 5,200 square foot office building at 1050 West Blue Ridge Boulevard, Kansas City, Missouri, which it leases to the Company on a triple net basis for $4,000 per month for a term of ten years, expiring in 2003. Mr. Malloy recently retired from his positions as Executive Vice President and Director of the Company. The lease was approved by the Board of Directors, which determined that the rate was as good or better than that which could be obtained from a non-affiliated party.

         Larry M. Wright exercised warrants to purchase 90,000 Common Shares on July 31, 1997, at an exercise price of $2.00 per share, for an aggregate of $180,000. The warrants were originally granted to Mr. Wright in 1991.

         Michael Springs and Mark C. Barrett, were each issued restricted stock awards of 2,447 Common Shares upon their election to the Board of Directors in 1996. Harold First was likewise issued 2,315 Common Shares upon his election to the Board of Directors in October, 1997.

     In connection with the Goldking Acquisition, Mark C. Licata and Leonard C. Tallerine, Jr. were paid a total of $27,539,000, including 1,606,146 and 1,548,784 restricted Common Shares respectively, issued at the closing on July 31, 1997. Messrs. Licata and Tallerine have certain rights to require the Company to register such Common Shares for resale. Messrs. Licata and Tallerine were the sole beneficial owners of Goldking. See "Business and Properties - Goldking Acquisition." After the Offering, $6,000,000 in promissory notes received by Messrs. Licata and Tallerine as a portion of the acquisition consideration were paid by the Company.

         On October 8, 1996 the Company borrowed $17,000,000 from lenders advised by Kayne, Anderson Investment Management, Inc. ("Kayne Anderson"), a beneficial owner of greater than 5% of the Common Shares. Of this amount, $8,500,000 was repaid on March 6, 1997 from the proceeds of the Company's recent public offering of common stock. The Company paid certain expenses, including legal fees, of those lenders in 1996 and 1997. During the first quarter of 1996, lenders advised by Kayne Anderson exercised warrants issued to them in connection with the Subordinated Notes issued to them in 1993, receiving 816,526 Common Shares. After the Offering, $8,500,000 in 1996 Tranche A Convertible Subordinated Notes due October 8, 2003, convertible into 2,060,606 common shares on the basis of $4.125 per share, were prepaid by the Company. Warrants to purchase 2,060,606 common shares at a price of $4.125 per share, which may be exercised until December 31,1998, were issued as part of the terms of the prepayment.

         H. James Maxwell and former officer and Director Bob F. Mallory are personal guarantors of the Company's obligation to plug the wells and remove the platforms on the West Delta Properties acquired from Conoco, Arco (now Vastar), Texaco and Oxy in 1991.

                               THE EXCHANGE OFFER

Purpose and Effect

         The Old Notes were sold by the Company on October 9, 1997 in a private placement. In connection with that placement, the Company entered into the Registration Rights Agreement which requires that the Company file a registration statement under the Securities Act with respect to the New Notes on or prior to 45 days after the date of issuance of the Old Notes (the "Issue Date") and, upon the effectiveness of that registration statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that the Company must use its reasonable best efforts to cause the registration statement with respect to the Exchange Offer to be declared effective within 150 days following the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part.

         In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an Aaffiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Notes for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.

         If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

         The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. No assurance can be given as to the liquidity of the trading market for either the Old Notes or the New Notes.

         Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an Aaffiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "Plan of Distribution."

Consequences of Failure to Exchange

         Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the offer or sale of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so. Based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, the Company believes that, except as set forth in the next sentence, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder that is an Aaffiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Old Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

         NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $ 1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the Old Notes were, and the New Notes will be, issued.

     As of the date of this Prospectus, $100,000,000, in aggregate principal amount at maturity of the Old Notes were outstanding. The Company has fixed the close of business on November 17, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer.

         The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "The Exchange Offer - Solicitation of Tenders; Fees and Expenses."

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December 29, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer - Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

Procedures for Tendering

Only a holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer - Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer - Exchange Agent" prior to the Expiration Date.

         The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box tided "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion
Program, or an Aeligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, the Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes.

         If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer - Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an Aaffiliate" (as defined in Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an Aunderwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an Aunderwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be resumed without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

         The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer - Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

         The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

     DELIVERY OF DOCUMENTS TO THE DEPOSITORY IN ACCORDANCE WITH THE DEPOSITORY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO December 29, 1997.

Guaranteed Delivery Procedures

         If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

         Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer - Procedures for Tendering" at any time on or prior to the Expiration Date.

Conditions

         Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old
Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

(a)  the  Exchange  Offer  shall  violate   applicable  law  or  any  applicable
     interpretation of the staff of the Commission; or

(b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company; or

(c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "The Exchange Offer") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

Exchange Agent

         All executed Letters of Transmittal should be directed to the Exchange Agent. UMB Bank, N.A., has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

               By Registered, Certified Mail or Overnight Courier:

             UMB Bank, N.A.                            UMB Bank, N.A.
         Attn:  Corporate Trust                  Attn:  Corporate Trust
     1 Battery Park Plaza, 8th Floor    or    c/o United Missouri Trust Company
        New York, NY  10004-1405                       of New York
                                                1 Battery Park Plaza, 8th Floor
                                                  New York, NY 10004-1405

             Via Facsimile:                            Via Facsimile:
             (212) 514-5730                            (816) 221-0438

          For Information Call:                  For Information Call:
             (212) 968-1990                            (816) 860-7428


Solicitations of Tenders; Fees and Expenses

         The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                       DESCRIPTION OF NEW CREDIT FACILITY

         The Company has entered into a new $75 million revolving credit facility (the "New Credit Facility") from First Union National Bank of North Carolina, as Administrative Agent and Banque Paribas (collectively, the "Lenders"). The purpose of the New Credit Facility is to provide funds for working capital support and general corporate purposes and to have available letters of credit. Upon Closing of the Offering and the application of the proceeds thereof, the Company's prior Bank Facility was completely paid down and the New Credit Facility is fully available, subject to the terms and conditions thereof, for the future needs of the Company.

         The New Credit Facility is a revolving credit subject to a borrowing base determination made April 1 and October 1 of each year by the Lenders. The initial borrowing base is $40 million, all of which is presently available. The initial borrowing base will be subject to a reduction of $4 million on April 1, 1998 unless redetermined on an evaluation of the Company's oil and natural gas assets. If at any time the borrowing base is determined to be less than the current loan balance, the Company will be required to pay down the excess in two equal payments due three and six months after notification from the Administrative Agent.

         Under the terms of the New Credit Facility, the Company must maintain a ratio of EBITDA to consolidated interest expense of not less than 2.0 to 1 until December 31, 1998 and 2.5 to 1 thereafter. The Company must also maintain current assets of not less than current liabilities.

         The Company may elect to pay interest on the New Credit Facility at either the Bank's prime rate or at LIBOR plus 1 to 1.75%, depending upon the percentage of utilization of borrowing base. LIBOR is the London Interbank Offered Rate on Eurodollar loans. Eurodollar loans can be for terms of one, two, three or six months and interest on such loans is due at the expiration of the terms of such loans, but no less frequently than every three months.

         The New Credit Facility has a maturity of five years with no required principal payments until maturity, provided that the outstanding principal balance does not exceed the Borrowing Base determinations established from time to time by the Lenders. Indebtedness under the New Credit Facility will constitute Senior Indebtedness. Outstanding indebtedness will be secured by first priority mortgages and security interests taken by the Lenders in substantially all properties and assets owned by the Company (including its subsidiaries). All of the capital stock of the Subsidiary Guarantors will be pledged pursuant to the New Credit Facility. The Subsidiary Guarantors have also guaranteed the New Credit Facility.

         The representations and warranties, conditions to extensions of credit, events of default and indemnifications will be substantially the same as under the prior Bank Facility. The New Credit Facility also contains certain other covenants, including a minimum tangible net worth test, and negative covenants imposing limitations on mergers, additional indebtedness, and pledges and sales of assets.

                              DESCRIPTION OF NOTES

         The Old Notes were issued under an indenture (the "Indenture") dated as of October 9, 1997 by and among the Company, the Subsidiary Guarantors and UMB Bank, N.A., as Trustee (the "Trustee"). Upon the issuance of the New Notes, if any, or the effectiveness of a Shelf Registration Statement (as defined), the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939, as amended (the "TIA").

         The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA and all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this "Description of Notes" section, references to the "Company" include only Panaco, Inc. and not its Subsidiaries.

         The Notes are general unsecured obligations of the Company ranking pari passu in right of payment to all unsubordinated indebtedness of the Company and rank senior in right of payment to all subordinated indebtedness of the Company. The Guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and rank senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. However, the Notes are effectively subordinated to all secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company has no secured indebtedness outstanding other than a production payment classified as debt owed to Domain Energy (formerly Tenneco) currently valued at $1.7 million.

         The Notes have been issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "The Exchange Offer."

Principal, Maturity and Interest

     The Notes are limited in aggregate principal amount to $200,000,000 aggregate principal amount, of which $100,000,000 aggregate principal amount were issued in the offering of the Notes. Additional amounts may be issued in one or more series from time to time subject to the limitations set forth under "Certain Covenants Limitation on Incurrence of Additional Indebtedness." The Notes will mature on October 1, 2004. Interest on the Notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in cash on each April 1 and October 1, commencing on April 1, 1998, to the Persons who are registered Holders at the close of business on the March 15 and September 15, respectively, immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

         The Notes are not entitled to the benefit of any mandatory sinking fund.

Redemption

         Optional Redemption. The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after October 1, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on June 1 of the years set forth below, plus, in each case, accrued interest, if any, thereon to the date of redemption:

                  Year                               Percentage
                  ----                               ---------
                  2001.............................      105.313%
                  2002.............................      102.656%
                  2003 and thereafter..............      100.000%

         Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to October 1, 2000, the Company may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined) to redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 110.625% of the aggregate principal amount of the Notes to be redeemed, plus accrued interest, if any, thereon to the date of redemption; provided, however, that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding immediately after giving effect to any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

         In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes, or portions thereof, for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

         Each Subsidiary Guarantor has unconditionally guaranteed, on a senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees are effectively subordinated in right of payment to all existing and future secured Indebtedness of the related Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount pro rata, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP.

         Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "Certain Covenants - Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

         Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations under the Indenture and the Notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Change of Control

         The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, thereon to the date of purchase.

         Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent for the Notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

         If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Additionally, the occurrence of a Change of Control would constitute an event of default under the Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the Senior Credit Facility.

         Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to the Company's obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buy-out of the Company by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

         The Indenture contains, among others, the following covenants:

         Limitation on Incurrence of Additional Indebtedness. Other than Permitted Indebtedness, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, Aincur") any Indebtedness (including, without limitation, Acquired Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness, or any of its Restricted Subsidiaries may incur Acquired Indebtedness, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Consolidated EBITDA Coverage Ratio would have been greater than 2.25 to 1.0 on or prior to September 30, 1998, and greater than 2.5 to 1.0 thereafter.

         Restricted Subsidiaries that are Subsidiary Guarantors may guarantee any Indebtedness incurred by the Company pursuant to the preceding paragraph, and, for purposes of determining any particular amount of Indebtedness incurred under this covenant, such guarantees shall not be deemed to be the incurrence of any Indebtedness.

         Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

     The Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, other than the Notes and the Guarantees unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantially identical to the subordination provisions of such Indebtedness (or agreement) that are most favorable to the holders of such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

         Maintenance of Adjusted Consolidated Net Tangible Assets. If Adjusted Consolidated Net Tangible Assets are less than 125% of the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis at the end of any fiscal quarter, which event shall not have been remedied and shall be continuing at the end of the next succeeding fiscal quarter (the last day of such succeeding fiscal quarter being hereinafter referred to as a "Deficiency Date"), then the Company shall be obligated to make an offer (a "Deficiency Offer") to all of the Holders to repurchase Notes, on a date not more than 60 nor less than 30 days after the Deficiency Date (the "Deficiency Payment Date"), in an aggregate principal amount (the "Deficiency Offer Amount") that would be sufficient to cause Adjusted Consolidated Net Tangible Assets to thereafter equal or exceed 125% of the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis , at a purchase price (the "Deficiency Purchase Price") equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the Deficiency Payment Date. The Deficiency Offer is required to remain open for at least 20 Business Days and until the close of business on the Deficiency Payment Date.

         As of June 30, 1997, after giving effect to the consummation of the offering of the Notes, Adjusted Consolidated Net Tangible Assets would have been approximately $193 million, or 189% of the Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

         In order to effect such Deficiency Offer, the Company shall, not later than the 45th day after the Deficiency Date, mail to each Holder a notice of the Deficiency Offer, which notice shall govern the terms of the Deficiency Offer and shall state, among other things, the procedures that Holders must follow to accept the Deficiency Offer. If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof exceeds the Deficiency Offer Amount, Notes to be purchased will be selected on a pro rata basis.

         If a Deficiency Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Deficiency Purchase Price for all of the Notes that might be delivered by Holders seeking to accept the Deficiency Offer. In the event a Deficiency Payment Date occurs at a time when the Company does not have available funds sufficient to pay the Deficiency Purchase price, an Event of Default would occur under the Indenture.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Deficiency Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

         Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than (x) dividends or distributions made to the Company or any Restricted Subsidiary of the Company or (y) dividends or distributions payable solely in Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than through the exchange therefor solely of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company), (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Restricted Subsidiary that is subordinate or junior in right of payment to the Notes or such Restricted Subsidiary's Guarantee, as the case may be, or (d) make any Investment (other than a Permitted Investment) (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "C Limitation on Incurrence of Additional Indebtedness" above or
(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (A) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus (B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus (C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses
(iii)(B) and (C), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes); plus (D) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from resignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus (E) without duplication of the immediately preceding subclause (D), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made after the Issue Date which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company); plus (F) $1.0 million.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit: (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;
(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or a Restricted Subsidiary that is subordinate or junior in right of payment to the Notes or such Restricted Subsidiary's Guarantee, as the case may be, either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (I) shares of Qualified Capital Stock of the Company or (II) Refinancing Indebtedness, (4) if no Default or Event of Default shall have occurred and be continuing, the acquisition, in odd-lot purchase transactions, of shares of the Company's Common Stock, which purchases will not exceed $100,000 in the aggregate in any calendar year; and (5) if no Default or Event of Default shall have occurred and be continuing, the acquisition of shares of the Company's Common Stock pursuant to Company repurchase options in stock option agreements between the Company and employees of the Company and its subsidiaries, which purchases will not exceed $1,000,000 in the aggregate in any calendar year. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (4) and (5) shall be included in such calculation.

         Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company);
(b) (i) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (c) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (i) to repay or prepay Indebtedness outstanding under the Senior Credit Facility, including, without limitation, a permanent reduction in the related commitment,
(ii) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "Limitation on Liens" below, (iii) to make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), (iv) to an investment in Crude Oil and Natural Gas Related Assets or
(v) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) through (c)(iv). On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Company or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (c)(i) through (c)(iv) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that principal amount of Notes purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million shall be applied as required pursuant to this paragraph).

         In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

         Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (a) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and (b) such Asset Sale is for fair market value; provided, however, that any consideration not constituting Replacement Assets and Crude Oil and Natural Gas Related Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the two immediately preceding paragraphs.

         Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds
Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes with an aggregate principal amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on principal amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

         The Company's ability to repurchase Notes in a Net Proceeds Offer is restricted by the terms of the Senior Credit Facility and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company's financial resources.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary; (c) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the
Indenture; (iii) the Senior Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary; (v) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired; (vi) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (vii) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;
(viii) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or (ix) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii), (v) or (vi) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii), (v) or (vi).

         Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

         Limitation on Liens. Other than Permitted Liens, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes or any Guarantee, the Notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the Notes are senior in priority to such Indebtedness and (b) in all other cases, the Notes and the Guarantees are equally and ratably secured.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or in a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless: (a) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and
(ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "Limitation on Incurrence of Additional Indebtedness" above; (c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; (d) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Guarantee of the Notes shall apply to such Person's obligations under the Indenture and the Notes; (e) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with "Limitation on Liens" above; and (f) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary unless: (a) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;
(b) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee; (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (d) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (b) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Wholly Owned Restricted Subsidiary need only comply with clause (d) of the first paragraph of this covenant.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than (i) Affiliate Transactions permitted under paragraph (b) of this covenant and (ii)
Affiliate Transactions that are on terms that are fair and reasonable to the Company or the applicable Restricted Subsidiary and are no less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

         (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;
(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; and (iii) Restricted Payments permitted by the Indenture.

         Limitation on Restricted and Unrestricted Subsidiaries. The Board of Directors of the Company may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "Limitation on Incurrence of Additional Indebtedness" above, (ii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "Limitation on Incurrence of Additional Indebtedness" above and (iii) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

         The Board of Directors of the Company also may, if no Default or Event of Default shall have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) such designation is at that time permitted under "Limitation on Restricted Payments" above and (ii) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "Limitation on Incurrence of Additional Indebtedness" above. Any such designation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an officers' certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations. In the event that any Restricted Subsidiary is designated an Unrestricted Subsidiary in accordance with this covenant, such Restricted Subsidiary's Guarantee will be released.

     For purposes of the covenant described under "Limitation on Restricted Payments" above, (i) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary; (ii) at any date the aggregate amount of all Restricted Payments made as Investments since the Issue Date shall exclude and be reduced by an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any such redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary (in each case (i) and (ii) Anet worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

         Notwithstanding the foregoing, the Board of Directors may not designate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation, (a) the Company or any Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or (b) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

         Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries.

         Additional  Subsidiary  Guarantees.  If  the  Company  or  any  of  its
Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary having total consolidated assets with a book value in excess of $500,000 that is not a Subsidiary Guarantor, then such transferee or acquired or other Restricted Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

         Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

         Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders or prospective Holders (upon request) with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of Section 314(a) of the TIA.

Events of Default

         The following events will be defined in the Indenture as "Events of Default":

              (a)  the  failure  to  pay  interest   (including  any  Additional
         Interest) on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

              (b) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

              (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "Change of Control" or "Certain Covenants - Merger, Consolidation and Sale of Assets" or "Limitation on Asset Sales," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

              (d) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a Apayment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $5 million;

              (e) one or more judgments in an aggregate amount in excess of $5 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

              (f) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

              (g) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

         The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (f) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a Anotice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (f) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description of Events of Default above, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

         The Indenture provides that, at any time prior to the declaration of acceleration of the Notes, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

         The Indenture provides that Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer's knowledge of any Default or Event of Default (provided that such officers shall provide certification as to the existence of any Default or Event of Default at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, and satisfied all of its obligations with respect to the Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under A- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, provided, however, such opinion of counsel shall not be required if all the Notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, (c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (f) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (g) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; (h) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; and (i) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (a) either (i) all the Notes, theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Company has paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

Modification of the Indenture

         From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (a) reduce the amount of Notes whose Holders must consent to an amendment; (b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (d) make any Notes payable in money other than that stated in the Notes; (e) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (f) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (g) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or (h) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

         The Indenture provides that the Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

         The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (i) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (ii) which becomes Indebtedness of the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination,

              (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by one or more reputable firms of independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and natural gas reserves acquired since the date of such year-end reserve report, and
         (B) estimated oil and natural gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and natural gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and natural gas reserves attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a) (i) shall be confirmed in writing, by one or more reputable firms of independent petroleum engineers (which may be the Company's independent petroleum engineers who prepare the Company's annual reserve report), plus (ii) the capitalized costs that are attributable to oil and natural gas properties of the Company and its Subsidiaries to which no proved oil and natural gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, plus (iii) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements, plus (iv) with respect to each other tangible asset of the Company or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Company's or its consolidated Restricted Subsidiaries' Crude Oil and Natural Gas Related Assets (to the extent not included in (i), (ii) and (iii) above or otherwise in this clause (iv)) (less any remaining deferred income taxes which have been allocated to such Crude Oil and Natural Gas Related Assets), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (A) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements or (B) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements, plus (v) to the extent deducted in the calculation of clause (i) above, reserves against plugging and abandonment expenses; provided, that such reserves shall be included under this clause (v) only to the extent of any cash deposited by the Company against such liabilities, minus

              (b) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any natural gas balancing liabilities of the Company and its consolidated Restricted Subsidiaries reflected in the Company's latest audited financial statements.

In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (1) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Company, (2) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (3) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

         "Affiliate" means, with respect to any specified Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and (b) any Related Person of such Person. The term Acontrol" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms Acontrolling" and Acontrolled" have meanings correlative of the foregoing.

         "Affiliate Transaction" has the meaning set forth under "Certain Covenants - Limitations on Transactions with Affiliates."

         "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of
(a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets (including any interests therein) of the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction; provided, however, that Asset Sales shall not include (i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in a transaction which is made in compliance with the provisions of "Certain Covenants - Merger, Consolidation and Sale of Assets," (ii) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "Certain Covenants - Limitation on Restricted Payments," (iii) disposals or replacements of obsolete equipment in the ordinary course of business, (iv) the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Company or any Restricted
Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries, (v) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business and (vi) the Transfer by the Company or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such Transfer) of all such assets and property Transferred since the Issue Date pursuant to this clause (vi) shall not exceed $1,000,000 in any one year.

         "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

         "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

         "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

         "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above and (f) money market mutual or similar funds having assets in excess of $100 million.

         "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture); (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; provided, that, if any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing up to 50% of the aggregate ordinary voting power of the Company's Capital Stock as a result of the acquisition by the Company or any of its subsidiaries from such Person or Group of Crude Oil and Natural Gas Related Assets, such ownership shall not constitute a Change of Control; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, appointment, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

         "Change of Control Offer" has the meaning set forth under "Change of Control."

         "Change of Control Payment Date" has the meaning set forth under "Change of Control."

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

         "Consolidated EBITDA" means, for any period, the sum (without duplication) of (a) Consolidated Net Income and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (ii) Consolidated Interest Expense, (iii) the amount of any Preferred Stock dividends paid by the Company and its Restricted Subsidiaries and (iv) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated EBITDA Coverage Ratio" means, with respect to the Company, the ratio of (a) Consolidated EBITDA of the Company during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (b) Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to (a) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (b) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of (a) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus
(b) the product of (i) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

         "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication: (a) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (i) any amortization of original issue discount, (ii) the net costs under Interest Swap Obligations, (iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

         "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto,
(b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a Apooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise, (e) the net income of any Person in which the Company has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Company or to a Restricted Subsidiary by such Person, (f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets.

         "Consolidated Net Worth" of any Person as of any date means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

         "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

         "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that Aconsolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term Aconsolidated" has a correlative meaning to the foregoing.

         "Covenant Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

         "Crude Oil and Natural Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other Hydrocarbon properties located in the Western Hemisphere, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company or of others and
(iii) activities incidental to the foregoing.

         "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that are designed to provide protection against oil and natural gas price fluctuations.

         "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person which have been assigned Aproved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

         "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Company or any Subsidiary of the Company which is related to the Crude Oil and Natural Gas Business.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

         "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "Deficiency Date" has the meaning set forth under "Maintenance of Adjusted Consolidated Net Tangible Assets."

         "Deficiency Offer" has the meaning set forth under "Maintenance of Adjusted Consolidated Net Tangible Assets."

         "Deficiency Offer Amount" has the meaning set forth under "Maintenance of Adjusted Consolidated Net Tangible Assets."

         "Deficiency Payment Date" has the meaning set forth under "Maintenance of Adjusted Consolidated Net Tangible Assets."

         "Deficiency   Purchase   Price"  has  the   meaning   set  forth  under
"Maintenance of Adjusted Consolidated Net Tangible Assets."

         "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the Notes.

         "Equity Offering" means an offering of Qualified Capital Stock of the Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

         "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Company delivered to the Trustee; provided, however, that (a) if the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $5.0 million or (B) if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $5.0 million, then fair market value shall be determined by an Independent Advisor.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

         "Holder" means any Person holding a Note.

         "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

         "Incur" has the meaning set forth under "Certain Covenants - Limitation on Incurrence of Additional Indebtedness."

         "Indebtedness"  means with respect to any Person,  without duplication,
(a) all Obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(c) all Capitalized Lease Obligations of such Person, (d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable), (e) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction, (f) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (a) through (e) above and clause
(h) below, (g) all Obligations of any other Person of the type referred to in clauses (a) through (f) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (h) all Obligations under Crude Oil and Natural Gas Hedge Agreements, Currency Agreements and Interest Swap Obligations and (i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price. For purposes hereof, the Amaximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The Aamount" or Aprincipal amount" of Indebtedness at any time of determination as used herein represented by (a) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof, (b) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof, (c) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero, (d) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP and (e) all other contingent obligations shall be the maximum liability at such date of such Person.

         "Independent Advisor" means a nationally recognized investment banking or accounting firm, or a reputable engineering firm, (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Investment"  means, with respect to any Person, any direct or indirect
(i) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) others or any payment for property or services for the account or use of others,
(ii) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (iii) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "Certain Covenants - Limitation on Incurrence of Additional Indebtedness" above), and (iv) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

         "Issue Date" means the date of original issuance of the Notes.

         "Legal Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

         "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and natural gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation: (i) any acquisitions during the quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist, (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Certain Covenants - Limitation on Asset Sales", and (iii) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale, and (d) appropriate amounts (determined by the Chief Financial Officer of the Company) to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post-closing adjustments or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the Notes).

         "Net Proceeds Offer" has the meaning set forth under "Certain Covenants
- Limitation on Asset Sales."

         "Net Proceeds Offer Amount" has the meaning set forth under "Certain Covenants - Limitation on Asset Sales."

         "Net Proceeds Offer Payment Date" has the meaning set forth under "Certain Covenants - Limitation on Asset Sales."

         "Net Proceeds Offer Trigger Date" has the meaning set forth under "Certain Covenants - Limitation on Asset Sales."

         "Net Working Capital" means (i) all current assets of the Company and its consolidated Subsidiaries, minus (ii) all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Payment   Restriction"  has  the  meaning  set  forth  under  "Certain
Covenants - Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

         "Permitted Indebtedness" means, without duplication, each of the following:

(a) the Exchange Notes, the Private Exchange Notes, if any, the Guarantees and refinancings thereof with Indebtedness constituting Permitted Refinancing Indebtedness;
(b) Indebtedness incurred pursuant to the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $40.0 million or (2) the sum of (A) $10.0 million and (B) 20% of Adjusted Consolidated Net Tangible Assets, reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder (it being recognized that a reduction in the borrowing base in and of itself shall not be deemed a required permanent repayment);

(c) Interest Swap Obligations of the Company or a Restricted Subsidiary covering Indebtedness of the Company or a Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(d) Indebtedness of a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(e) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (ii) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

(g) Indebtedness of the Company or a Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance, bid, plugging and abandonment bonds, performance or surety bonds or completion guarantees or similar requirements in the ordinary course of business;

(h)  Indebtedness of the Company or a Restricted  Subsidiary  outstanding on the
     Issue  Date  and  refinancings   thereof  with  Indebtedness   constituting
     Permitted Refinancing Indebtedness;

(i) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries not to exceed $5.0 million at any one time outstanding;

(j) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Company or a Restricted Subsidiary;

(k) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(l) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $10.0 million or (ii) 5.0% of Adjusted Consolidated Net Tangible Assets of the Company; and

(m) Indebtedness of a Restricted Subsidiary constituting Permitted Refinancing Indebtedness and which refinances Acquired Indebtedness.

     "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;
(ii) (a) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and natural gas business, and (b) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; and (iii) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

         "Permitted Investments" means (a) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary that is not subject to any Payment Restriction; (b) Investments in the Company by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (c) Investments in cash and Cash Equivalents;
(d) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "Certain Covenants - Limitation on Asset Sales" above; and (e) Permitted Industry Investments.

         "Permitted Liens" means each of the following types of Liens:

(a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

(b)  Liens securing Indebtedness outstanding under the Senior Credit Facility;

(c)  Liens securing the Notes and the Guarantees;

(d) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary;

(e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(f) Liens for taxes, assessments or governmental charges or claims either (x) not delinquent or (y) contested in good faith by appropriate proceedings, and as to which the Company or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

(g) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(h) Liens incurred or deposits made in the ordinary course of business (x) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(i)  judgment and attachment Liens not giving rise to an Event of Default;

(j) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(k) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(l) Liens securing Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (x) the Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired), and (y) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

(m) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(n) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(o) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

(p) Liens securing Acquired Indebtedness incurred in accordance with "Certain Covenants Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (x) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary, and (y) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

(q) Liens on, or related to, properties and assets of the Company and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing or storage, or operation thereof;

(r) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Company and its Subsidiaries which arise out of operation of law;

(s) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Company and its Subsidiaries or otherwise as are customary in the oil and gas business;

(t) with respect to any Properties and assets of the Company and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

(u) any (x) interest or title of a lessor or sublessor under any lease, (y) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (z) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (y); and

(v) Liens in favor of collecting or payor banks having a right of set-off, revocation, refund or charge-back with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank.

         "Permitted  Refinancing   Indebtedness"  means,  with  respect  to  any
Indebtedness, Indebtedness to the extent representing a Refinancing of such Indebtedness, in each case that does not (i) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing) or (ii) create Indebtedness with (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (y) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (1) such Refinancing Indebtedness shall be incurred solely by the obligor of the Indebtedness being Refinanced and (2) if such Indebtedness being Refinanced is subordinate or junior to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

         "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

         "Private Exchange Notes" means senior subordinated notes of the Company, guaranteed by the Subsidiary Guarantors, issued in exchange for the Notes and identical in all material respects to the Exchange Notes, except for the placement of a restrictive legend on such Private Exchange Notes.

         "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

         "Qualified   Capital  Stock"  means  any  Capital  Stock  that  is  not
Disqualified Capital Stock.

         "Reference Date" has the meaning set forth under "Certain Covenants - Limitation on Restricted Payments."

         "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

         "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

         "Replacement Assets" has the meaning set forth under "Certain Covenants
 - Limitation on Asset Sales."

         "Restricted Payment" has the meaning set forth under "Certain Covenants - Limitation on Restricted Payments."

         "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with "Certain Covenants - Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

         "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any Property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

         "Senior Credit Facility" means the Amended and Restated Credit Agreement by and among the Company, First Union National Bank, individually and as agent, and each of the Lenders named therein, or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

         "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

         "Subsidiary," with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (b) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

         "Subsidiary  Guarantor"  means  (a)  each of the  Company's  Restricted
Subsidiaries as of the Issue Date and (b) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a
Subsidiary  Guarantor;   provided,  however,  that  any  Person  constituting  a
Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

         "Surviving Entity" has the meaning set forth under "Certain Covenants - Merger, Consolidation and Sale of Assets."

         "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "Certain Covenants
Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Company or another Wholly Owned Restricted Subsidiary.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of certain federal income tax considerations relevant to the exchange of Old Notes for New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

         EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

         The exchange of Old Notes for New Notes should not be an exchange or otherwise a taxable event to a holder for federal income tax purposes. Accordingly, a holder should have the same adjusted issue price, adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

                          BOOK-ENTRY; DELIVERY AND FORM

         Except as described in the next paragraph, the Notes (and the related guarantees) initially will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the Issue Date with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC. The Global Notes will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Transfer Restrictions" herein.

         Notes (i) originally purchased by or transferred to Aforeign purchasers" (as defined in "Transfer Restrictions") or (ii) held by QIBs or institutional Accredited Investors who are not QIBs who elect to take physical delivery of their certificates instead of holding their interests through a Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such
Certificated Security will, unless the transferee requests otherwise or the Global Notes have previously been exchanged in whole for Certificated Securities, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in the Global Notes, see "Transfer Restrictions."

         The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (Aparticipants") or persons who hold interests through participants. QIBs and institutional Accredited Investors who are not QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

         Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

         DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the
Federal Reserve System, a Aclearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (Aindirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes, which certificates will bear the legends referred to under the heading "Transfer Restrictions."


                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 15, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who my receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an Aunderwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a Prospectus, a broker-dealer will not be deemed to admit that it is an Aunderwriter" within the meaning of the Securities Act.

         For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus or any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company agreed to pay all expenses incident to the Exchange Offer (including the expenses of counsel for the Holders of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         See "The Exchange Offer" for additional information concerning the Exchange Offer and interpretations of the Commission's staff with respect to prospectus delivery obligations of broker-dealers.

                                  LEGAL MATTERS

         The validity of the New Notes offered hereby will be passed upon for the Company by Shughart Thomson & Kilroy, P.C., Kansas City, Missouri.


                             INDEPENDENT ACCOUNTANTS

         The audited balance sheet of the Company as of December 31, 1996 and the related audited statements of operations, stockholders' equity and cash flows for the year then ended, included and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report which is included and incorporated by reference herein.

         The audited financial statements of the Company as of December 31, 1995 and 1994 and for the years then ended have been audited by Barrett & Associates, independent certified public accountants ("Barrett"), as stated in their report which is included and incorporated by reference herein. The change in accountants from Barrett to Arthur Andersen LLP was effective for 1996 and was not due to any disagreements between the Company and Barrett. Barrett's reports for 1995 and 1994 did not contain any adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     The consolidated financial statements of Goldking Companies, Inc. as of December 31, 1996 and 1995, and for each of the two years then ended, included and incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent public accountants, as stated in their report which is included and incorporated by reference herein.



                                     EXPERTS

         The  reference  to the  report  of Ryder  Scott  Co.  ("Ryder  Scott"), independent petroleum engineers, contained herein estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Company's properties as of September 1, 1997 is made in reliance upon the authority of such firm as an expert with respect to such matters. References to the report of Ryder Scott Co. shall include the audit by Ryder Scott of (a) the report of W.D. Von Gonten & Co., Petroleum Engineers estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Goldking Properties and (b) the report of McCune Engineering, P.E. estimating the Proved Reserves, future net cash flows from such Proved Reserves and the SEC PV-10 of such estimated future net cash flows for the Company's onshore properties, both as of September 1, 1997.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are hereby incorporated by reference into this Prospectus:

1. The Company's amended Annual Report on Form 10-K/A for the year ended December 31, 1996, filed on April 11, 1997;

2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed on May 15, 1997;

3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as filed on August 15, 1997; and

4. The Company's Current Report on Form 8-K dated August 15, 1997, as amended by Form 8K/A filed on October 7 and October 10, 1997.

5. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, as filed on November 17, 1997.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, The PANACO Building, 1050 West Blue Ridge Boulevard, Kansas City, Missouri 64145, Attention: Todd R. Bart, Chief Financial Officer. Telephone requests may be directed to Mr. Bart at (816) 942-6300.

                                    GLOSSARY

         The terms defined in this glossary are used throughout this Prospectus.

          2-D Seismic. Seismic data and the related technology used to acquire and process such data to yield a two-dimensional view of a Aslice" of the subsurface.

          3-D Seismic. Seismic data and the related technology used to acquire and process such data to yield a three-dimensional picture of the subsurface. 3-D Seismic is created by the propagation of sound waves through sedimentary rock layers, which are then detected and recorded as they are reflected and refracted back to the surface. By measuring the time taken for the sound to return and applying computer technology to process the resulting data in volume, imagery of significantly greater accuracy and usefulness than older-style 2-D Seismic can be created.

          Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

          Bcf. One billion cubic feet of natural gas.

          Bcfe.One billion cubic feet of natural gas equivalents  converting one
               Bbl of oil to six Mcf of natural gas.



          Btu. British Thermal Unit, the quantity of heat required to raise one pound of water by one degree Fahrenheit.

          Condensate. A hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

          Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.



          Dry Hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

          Estimated Future Net Revenues. Revenues from production of oil and natural gas, net of all production-related taxes, lease operating expenses and capital costs.

          Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.

          Farmout. An agreement whereby the lease owner agrees to allow another to drill a well or wells and thereby earn the right to an assignment of a portion or all of the lease, with the original lease owner typically retaining an overriding royalty interest and other rights to participate in the lease.

          Grossacres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

               Group3-D Seismic.  Seismic procured by a group of parties or shot on a speculative basis by a seismic company.

               MBbl. One thousand Bbls of oil or other liquid hydrocarbons.

               Mcf. One thousand cubic feet of natural gas.

               Mcfe.One   thousand   cubic  feet  of  natural  gas   equivalents
                    converting one Bbl of oil to six Mcf of natural gas.

               Mcfe/d. Mcfe per day.

               MMbbl. One million Bbls of oil or other liquid hydrocarbons.

               MMbtu. One million Btu.

               MMcf. One million cubic feet of natural gas.

               MMcfe.  One  million  cubic  feet  of  natural  gas   equivalents
                    converting one Bbl of oil to six Mcf of natural gas.

               Natural Gas Equivalent. The amount of natural gas having the same
                    Btu content as a given quantity of oil, with one Bbl of oil being converted to six Mcf of natural gas.

               Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

               Net Oil and Gas Sales. Oil and natural gas sales less oil and natural gas production expenses.

               Net Pay. The thickness of a productive reservoir capable of containing hydrocarbons.

               Net Production. Production that is owned by the Company less royalties and production due others.

               Net Revenue Interest. A share of the Working Interest that does not bear any portion of the expense of drilling and completing a well and that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

               Overriding  Royalty  Interest.  An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of exploration and production.

               Payout. That point in time when a party has recovered  monies out of the production from a well equal to the cost of drilling and completing the well and the cost of operating the well through that date.

               Productive Well. A well that is  producing  oil or natural gas or that is capable of production in paying quantities.

               Proprietary 3-D Seismic.  Seismic privately procured and owned by the procurer.

               Proved Developed Non-Producing Reserves. Reserves that consist of
                    (i) Proved Reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and
                    (ii) Proved Reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

               Proved  Developed  Producing  Reserves.   Reserves  that  can  be
                    expected to be recovered from currently producing zones under the continuation of present operating methods.

               Proved Developed  Reserves.  Reserves  that can be expected to be recovered through existing wells with existing equipment and operating methods.


               Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

               Proved Undeveloped Reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

               Recompletion.  The  completion for production of an existing well bore in a different formation or producing horizon from that in which the well was previously completed.

               Reserve Life. The estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this Prospectus, reserve life is calculated by dividing the Proved Reserves (on an Mcfe basis) at the end of the period by projected production volumes for the next 12 months.

               Royalty Interest.  An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

               SEC PV-10. The present value of proved reserves is an estimate of the discounted future net cash flows from each of the properties at September 1, 1997, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the Commission, the future net cash flows have been discounted at an annual rate of 10% to determine their Apresent value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with Commission rules, estimates have been made using constant oil and natural gas prices and operating costs, at September 1, 1997, or as otherwise indicated.

               Shut-In. To close down a producing well or field  temporarily for repair, cleaning out, building up reservoir pressure, lack of a market or similar conditions.

               Sidetrack. A drilling operation involving the use of a portion of an existing well to drill a second hole, in which a milling tool is used to grind out a Awindow" through the side of a drill casing at some selected depth. The drilling bit is then directed out of the window at a desired angle into previously undrilled strata. From this directional start a new hole is drilled to the desired formation depth and casing is set in the new hole and tied back into the older casing, generally at a lower cost because of the utilization of a portion of the original casing.

               Tcf. One trillion cubic feet of natural gas.

               Undeveloped  Acreage.  Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

               Working Interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                  PANACO, INC.
                         INDEX TO FINANCIAL STATEMENTS
                                      Page
PANACO, INC. -  AUDITED FINANCIAL STATEMENTS
   Independent Auditors' Report                                     F-2
   Independent Auditors' Report                                     F-3
   Balance Sheets, December 31, 1996 and 1995                       F-4
   Statements of Income (Operations)  for the Years Ended
         December 31, 1996, 1995 and 1994                           F-6
   Statements of Changes in Stockholders' Equity
         for the Years Ended December 31, 1996, 1995 and 1994       F-7
   Statements of Cash Flows for the Years Ended
         December 31, 1996, 1995 and 1994                           F-8
   Notes to Financial Statements for the Years Ended
         December 31, 1996, 1995 and 1994                          F-10
PANACO, INC. - UNAUDITED CONDENSED FINANCIAL STATEMENTS
   Balance Sheets, June 30, 1997 and December 31, 1996             F-22
   Statements of Income (Operations)  for the Six Months Ended
         June 30, 1997 and 1996                                    F-24
   Statements of Changes in Stockholders' Equity
         for the Six Months Ended June 30, 1997                    F-25
   Statements of Cash Flows for the Six Months Ended
         June 30, 1997 and 1996                                    F-26
   Condensed Notes to FinancialStatements                          F-27

GOLDKING COMPANIES, INC. AND SUBSIDIARIES - AUDITED
         CONSOLIDATED FINANCIAL STATEMENTS
   Independent Auditors' Report                                    F-30
   Consolidated Balance Sheets, December 31, 1996 and 1995         F-31
   Consolidated Statements of Operations for  the Years Ended
            December 31, 1996 and 1995                             F-33
   Consolidated Statements of Stockholders' Equity
         for the Years Ended December 31, 1996 and 1995            F-34
   Consolidated Statements of Cash Flow for the Years Ended
            December 31, 1996 and 1995                             F-35
   Notes to Consolidated  Financial Statements                     F-36

   GOLDKING COMPANIES, INC. AND SUBSIDIARIES - UNAUDITED
         CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
   Condensed Balance Sheets, June 30, 1997 and December 31, 1996 F-50 Statements of Income (Operations) for the Six Months Ended
            June 30, 1997 and 1996                                 F-52
   Statements of Changes in Stockholders' Equity
            For the Six Months Ended June 30, 1997 and 1996        F-53
   Statements of Cash Flows for the Six Months Ended
            June 30, 1997 and 1996                                 F-54
   Condensed Notes to Financial Statements                         F-55

Report of Independent Public Accountants



To the Board of Directors
PANACO, Inc.

       We have audited the accompanying balance sheet of PANACO, Inc. (a Delaware Corporation) as of December 31, 1996, and the related statements of income (operations), changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of PANACO, Inc. for the years ended December 31, 1995 and 1994 were audited by other auditors whose report dated February 26, 1996 (except with respect to the change in accounting for oil and gas properties, as to which the date is June 7, 1996), expressed an unqualified opinion on those statements and included an explanatory paragraph that described the retroactive change in accounting for oil and gas properties.

       We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

       In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of PANACO, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                                          Arthur Andersen LLP

Kansas City, Missouri
March 7, 1997

                                         Independent Auditors' Report


To the Board of Directors
PANACO, Inc.

We have audited the accompanying balance sheets of PANACO, Inc. (a Delaware corporation) as of December 31, 1995 and the related statements of income (operations), changes in Stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the Financial Statements, the Company has given retroactive effect to the change in accounting for its oil and gas operations.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PANACO, Inc. as of December 31, 1995 and the results of its operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



BARRETT & ASSOCIATES
Overland Park, Kansas

February 26, 1996, except for Note 1, which the date is June 7, 1996.



                                                 PANACO, INC.
                                                BALANCE SHEETS



                                                    ASSETS

                                                                                    December 31,
                                                                          1996                         1995
CURRENT ASSETS

Cash and cash equivalents                                             $   1,736,000              $   1,198,000
Accounts receivable                                                       6,197,000                  4,386,000
Investment in common stock                                                1,642,000                       ---
Prepaid and other                                                           424,000                    465,000
       Total current assets                                               9,999,000                  6,049,000

OIL AND GAS PROPERTIES, AS DETERMINED
BY THE SUCCESSFUL EFFORTS METHOD
OF ACCOUNTING
    Oil and gas properties, proved                                      125,283,000                103,105,000
    Oil and gas properties, unproved                                      7,128,000                       ---
    Less accumulated depreciation, depletion, amortization,
       and valuation allowances                                         (81,871,000)               (73,620,000)
       Net oil and gas properties                                        50,540,000                 29,485,000

PROPERTY, PLANT, AND EQUIPMENT
    Pipelines and equipment                                              10,534,000                    196,000
    Less accumulated depreciation                                          (327,000)                   (92,000)
       Net property, plant, and equipment                                10,207,000                    104,000

OTHER ASSET
    Restricted deposits                                                   2,115,000                       ---
    Loan costs, net                                                         611,000                    471,000
    Other                                                                   296,000                     60,000
Total other assets                                                        3,022,000                    531,000

TOTAL ASSETS                                                        $    73,768,000                $36,169,000



                 The accompanying notes are an integral part of
                                 this statement.

                                      F-4






                                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                  December 31,
                                                                        1996                     1995

CURRENT LIABILITIES
    Accounts payable                                                 $ 6,246,000             $   4,444,000
    Interest payable                                                     524,000                   161,000
    Current portion of long-term debt                                       ---                       ---
       Total current liabilities                                       6,770,000                 4,605,000


LONG-TERM DEBT                                                        49,500,000                22,390,000

STOCKHOLDERS' EQUITY

    Preferred Shares, $.01 par value,
       1,000,000 shares authorized; no
       shares issued and outstanding                                        ---                       ---
    Common Shares, $.01 par value,
       40,000,000 shares authorized;
       14,350,255 and 11,504,615 shares
       issued and outstanding, respectively                              143,000                   115,000
    Additional paid in capital                                        31,490,000                21,155,000
    Retained earnings (deficit)                                      (14,135,000)              (12,096,000)
       Total Stockholders' Equity                                     17,498,000                 9,174,000







TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $  73,768,000             $ 36,169,000








                 The accompanying notes are an integral part of
                                 this statement.

                                      F-5



                                  PANACO, INC.
                        STATEMENTS OF INCOME (OPERATIONS)

                                                                           Year Ended December 31,
                                                              1996                 1995                1994
REVENUES
    Oil and gas sales                                       $20,063,000         $18,447,000        $ 17,338,000

COSTS AND EXPENSES
    Lease operating                                           8,477,000           8,055,000           5,231,000
    Depreciation, depletion and amortization                  9,022,000           8,064,000           6,038,000
    General and administrative                                  772,000             690,000             587,000
    Production and ad valorem taxes                             559,000           1,078,000           1,006,000
    Exploration expenses                                           ---            8,112,000                ---
    Provision for losses and (gains) on disposition
       and write-down of assets                                    ---              751,000            1,202,000
    West Delta fire loss                                        500,000               ---                   ---
Total  19,330,000                                           26,750,000            14,064,000

NET OPERATING INCOME (LOSS)                                     733,000          (8,303,000)          3,274,000

OTHER INCOME (EXPENSE)
    Unrealized loss on investment in common stock             (258,000)                ---                 ---
    Interest expense, net                                   (2,514,000)            (987,000)         (1,623,000)
       Total                                                (2,772,000)            (987,000)         (1,623,000)
NET INCOME (LOSS) BEFORE INCOME
    TAXES AND EXTRAORDINARY ITEM                            (2,039,000)          (9,290,000)           1,651,000
INCOME TAXES                                                       ---                  ---                  ---
NET INCOME (LOSS) BEFORE
    EXTRAORDINARY ITEM                                      (2,039,000)          (9,290,000)           1,651,000
EXTRAORDINARY ITEM - LOSS ON EARLY
    RETIREMENT OF DEBT                                             ---                  ---            (536,000)
NET INCOME (LOSS)                                         $ (2,039,000)       $ ( 9,290,000)      $   1,115,000

EARNINGS (LOSS) PER COMMON SHARE
       Earnings (loss) before extraordinary item                  (.16)                (.81)                .16
       Extraordinary loss                                          ---                   ---               (.05)
       Net earnings (loss)                           $            (.16)   $            (.81) $              .11

       Weighted average shares outstanding:                  12,742,213           11,504,615          9,952,870





                 The accompanying notes are an integral part of
                                 this statement.

                                      F-6



                                                 PANACO, INC.
                                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996


                                                                      Common         Additional         Retained
                                                                       Share           Paid-In          Earnings
                                                       Shares        Par Value         Capital          (Deficit)
Balances, December 31, 1993                          8,155,255      $  82,000        $12,583,000    $(3,921,000)

Net Income                                                ---            ---                ---        1,115,000
Exercises of stock options and warrants and
   shares  issued under Employee Stock
   Ownership Plan                                    2,064,883         20,000          5,003,000               ---
Balances, December 31, 1994                         10,220,138        102,000         17,586,000     (2,806,000)

Net Loss                                                   ---            ---                ---     (9,290,000)
Exercise of stock options and warrants               1,181,602         12,000          3,137,000            ---
Issuance of new shares                                 102,875          1,000            432,000              ---
Balances, December 31, 1995                         11,504,615        115,000         21,155,000    (12,096,000)

Net Loss                                                 ---            ---                ---       (2,039,000)
Exercise of warrants, shares issued under
   Employee Stock Ownership Plan and
   Director stock bonuses                              845,640          8,000          1,955,000           ---
Acquisition of properties                            2,000,000         20,000          8,380,000              ---
Balances, December 31, 1996                         14,350,255      $ 143,000        $31,490,000   $(14,135,000)







                 The accompanying notes are an integral part of
                                 this statement.


                                                 PANACO, INC.
                                           STATEMENTS OF CASH FLOWS
                                                                               Year Ended December 31,
                                                                     1996            1995                1994
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) before extraordinary item                  $(2,039,000)       $(9,290,000)       $ 1,651,000
   Adjustments to reconcile  net income (loss) to net cash provided by operating activities:
     Depreciation, depletion, and amortization                    9,022,000          8,065,000          6,378,000
     Exploration expenses                                              ---           8,112,000               ---
     Provision for losses and (gains) on disposition
       and write-down of assets                                        ---             751,000          1,202,000
     Unrealized loss on investment in common stock                  258,000               ---                ---
     ESOP stock contribution                                        122,000            132,000            123,000
     Changes in operating assets and liabilities:
       Accounts receivable                                       (1,811,000)        (2,155,000)        (1,202,000)
       Prepaid and other                                            274,000           (125,000)          (501,000)
       Accounts payable                                           1,803,000          2,916,000           (202,000)
       Interest payable                                             363,000            (24,000)            26,000
     Extraordinary loss                                                ---                 ---           (536,000)
       Net cash provided by operating activities                   7,992,000         8,382,000           6,939,000

CASH FLOWS FROM INVESTING ACTIVITIES
   Sale of oil and gas properties                                  9,017,000            11,000            300,000
   Capital expenditures and acquisitions                        (42,958,000)       (21,803,000)       (12,101,000)
   Purchase of other property and equipment, net                    (92,000)           (38,000)           (27,000)
   Increase in restricted deposits                               (2,115,000)              ---                ---
   Other                                                             96,000               ---                ---
     Net cash used by investing activities                      (36,052,000)       (21,830,000)       (11,828,000)

CASH FLOW FROM FINANCING ACTIVITIES
   Long-term debt proceeds                                       38,863,000         16,890,000          5,564,000
   Repayment of long-term debt                                  (11,753,000)        (7,000,000)        (7,326,000)
   Issuance of common shares - exercise of
     warrants and options                                         1,837,000           3,173,000         5,023,000
   Additional loan costs                                          ( 349,000)               ---               ---
     Net cash provided by financing activities                   28,598,000          13,063,000         3,261,000

NET INCREASE (DECREASE) IN CASH                                     538,000           (385,000)        (1,628,000)

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                               1,198,000          1,583,000          3,211,000

CASH AND CASH EQUIVALENTS AT END OF YEAR                        $  1,736,000       $  1,198,000        $ 1,583,000


                 The accompanying notes are an integral part of
                                 this statement.

                                      F-8


     Supplemental schedule of non-cash investing and financing activities:

FOR THE YEAR ENDED DECEMBER 31, 1996:

     The Company issued 2,000,000 shares of common stock totaling $8,400,000 to Amoco Production Company in connection with an acquisition of oil and gas assets.

     The Company issued 2,447 shares of common stock each to two new directors. The Company also issued 24,220 shares to the ESOP.

     The Company received 477,612 shares of National Energy Group, Inc. common stock in connection with the sale of the Bayou Sorrel Field.

FOR THE YEAR ENDED DECEMBER 31, 1995:

The Company issued 97,680 shares of common stock totaling $409,000 in exchange for oil and gas properties.

FOR THE YEAR ENDED DECEMBER 31, 1994:

The Company farmed out an oil and gas property and retained a 12.5% overriding royalty interest.

The Company contributed 30,850 shares to the ESOP.

Supplemental disclosures of cash flow information:

Cash paid during the year ended December 31:

                         1996              1995             1994

Interest             $2,218,000        $1,016,000       $1,409,000

Income taxes         $   ---           $  ---           $   ---

                                  PANACO, INC.

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994



Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of PANACO, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, who are responsible for the integrity and objectivity of the financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Significant Risks and Uncertainties

The Company's future success is dependent upon many factors. One of these factors involves finding and acquiring additional reserves, which could be accomplished through successful drilling of productive wells at economic returns, and through successful acquisitions of properties, which are subject to uncertainties. Additional factors include competition from companies with larger financial resources, the production of existing proved reserves (which reserve estimates are inherently imprecise and are expected to change as future information becomes available), the uncertainty of prices received for oil and natural gas production (which have been volatile and are likely to be volatile in the future) including hedged production, and the impact of changes in laws and regulations imposed on the Company and related industries. The factors could have a material adverse effect on the Company's business and the ability to realize its assets.

Revenue Recognition
The Company recognizes its ownership interest in oil and gas sales as revenue. It records revenues on an accrual basis, estimating volumes and prices for any months for which actual information is not available. If actual production sold differs from its allocable share of production in a given period, such differences would be recognized as deferred income or accounts receivable.

Hedging Transactions
The Company hedges the prices of its oil and gas production through the use of oil and natural gas futures and swap contracts within the normal course of its business. The Company uses futures and swap contracts to reduce the effects of fluctuations in oil and natural gas prices. Changes in the market value of these contracts are deferred and subsequent gains and losses are recognized monthly as adjustments to revenues in the same production period as the hedged item, based on the difference between the index price and the contract price. The Company entered into a hedge agreement beginning in January, 1996, for the delivery of 15,000 MMBTU of gas for each day in 1996 with contract prices ranging from $1.7511/MMBTU to $2.253/MMBTU.

Starting in 1997 the Company's hedge transactions on natural gas are based upon published gas pipeline index prices and not the NYMEX. This change has eliminated price differences due to transportation. For 1997, 14,000 MMBTU's per day has been hedged, reduced to 10,000 MMBTU's per day in 1998 and 7,000 MMBTU's per day in 1999. The Company is hedging at a swap price of $1.80/MMBTU for 1997, with varying levels of participation (93% in January to 66% in December) in settlement prices above $1.80/MMBTU.

Starting in 1997, the Company has also hedged 720 barrels of oil for each day in 1997 at a swap price of $20.00 per barrel. The Company then has a 40% participation in settlement prices above the swap price.

Income Taxes
The Company records income taxes in accordance with the requirements of Statement of Financial Accounting Standards (FAS) No. 109 - "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Oil and Gas Producing Activities and Depreciation, Depletion and Amortization The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under the successful efforts method, lease acquisition costs are capitalized. Exploratory drilling costs are also capitalized pending determination of proved reserves. If proved reserves are not discovered, the exploratory costs are expensed. All development costs are capitalized. Provision for depreciation and depletion is determined on a field-by-field basis using the unit-of-production method. The carrying amounts of unproved properties are not depleted until a determination of any reserves has been made. The carrying amounts of proven and unproven properties are reviewed periodically on a property-by-property basis, based on future net cash flows determined by an independent engineering firm, and an impairment reserve is provided as conditions warrant. The provision for write down of assets were $751,000 for 1995, and $1,202,000 for 1994.

Property, Plant & Equipment
Property and equipment are carried at cost. Oil and natural gas pipelines and equipment are depreciated on the straight-line method over estimated remaining useful lives, primarily fifteen years. Other property is also depreciated on the straight-line method over estimated remaining useful lives, ranging from five to seven years.

Amortization of Note Discount
Note discounts are amortized utilizing the interest method, which applies a constant rate of interest to the book value of the note. Additional interest expense of $234,000 was recorded in 1994 from the amortization of the discount. Effective July 1, 1994 the debt related to the note discount was extinguished, and the balance of the note discount totaling $106,000 was recorded as an extraordinary item.

Earnings (Loss) per share
The computation of earnings or loss per share in each year is based on the weighted average number of common shares outstanding. When dilutive, stock options and warrants are included as share equivalents using the treasury share method. Stock options and warrants were not included in the calculation for 1995 and 1996, as the effects were not dilutive. Shares to be contributed to the ESOP plan are treated as common share equivalents.


Statement of Cash Flows
For purposes of reporting cash flows, the Company considers all cash investments with original maturities of three months or less to be cash equivalents.

Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements, including the use of estimates for oil and gas reserve information and the valuation allowance for deferred income taxes. Actual results could differ from those estimates. Estimates related to oil and gas reserve information and the standardized measure are based on estimates provided by third parties. Changes in prices could significantly affect these estimates from year to year.

Reclassification
Certain financial statement items have been reclassified to conform to the current year's presentation.

Note 2 - ACQUISITIONS & DISPOSITIONS

On October 8,1996, the Company closed its acquisition of interests in thirteen offshore blocks comprising six fields in the Gulf of Mexico from Amoco Production Company ("Amoco Properties"). The purchase price for the assets acquired in this transaction was $40.4 million, paid by the issuance of 2,000,000 Common Shares, valued at $4.20 per share, and by payment to Amoco of $32 million in cash. Based on the assets acquired, the Company allocated $25,737,000 of the purchase price to proved oil and gas properties, $9,273,000 to pipelines and structures and $5,390,000 to unproved oil and gas properties. Concurrently with this transaction the Company entered into a new Bank Facility with First Union National Bank of North Carolina and Banque Paribas under which its reducing revolving loan was increased to $40 million, with an initial borrowing base (credit limit) of $35 million. In addition to that facility, the Company borrowed $17 million pursuant to the Tranche A Convertible and the Tranche B Bridge Loan Subordinated Notes (see Note 6).

On July 12, 1995, the Company entered into a Purchase and Sale Agreement with Zapata Exploration Company to acquire all of Zapata's offshore oil and gas properties in the Gulf of Mexico ("Zapata Properties"). The transaction closed July 26, 1995. The purchase price for the assets acquired in this transaction was $2,748,000 in cash and the obligation to pay a production payment to Zapata based upon future production. The production payment is based upon production from the East Breaks 109 field after production of 12 Bcfe gross (10 Bcfe net) measured from October 1, 1994. The Company will pay to Zapata $.4167 per Mcfe on the next 27 Bcfe produced. Payments to Zapata on this production payment are to be made by the Company when it is paid for the oil or gas. Oil and gas reserves attributable to this production payment are not included in the reserves for the properties set forth herein.

Both of these acquisitions were accounted for using the purchase method. The results for the Amoco Properties are included in the Company's results of operations from October 8 to December 31, 1996. The results for the Zapata Properties are included in the Company's results of operations from July 26 to December 31, 1995 and all of 1996.

Effective September 1, 1996, the Company sold its Bayou Sorrel Field to National Energy Group, Inc. for $11,000,000, consisting of $9,000,000 in cash and 477,612 shares of National Energy Group, Inc. common stock. This field was purchased by the Company on December 27, 1995 from Shell Western E & P, Inc. for $10,500,000, which included a $204,000 broker's fee and a related receivable of $600,000. The Company retained a 3% overriding royalty interest in the deep rights of the field, below 11,000 feet. There was no gain or loss on the sale of the field and the $1,738,000 remaining net book valve was assigned to this overriding royalty interest.

The following unaudited pro forma financial information assumes the Amoco and Zapata acquisitions had been consummated January 1, 1995, and the Bayou Sorrel sale was completed January 1, 1996. It is presented in order to comply with the disclosure requirements of Accounting Principles Board Opinion No. 16. The pro forma financial information does not purport to be indicative of the results of the Company had these acquisitions occurred on the date assumed, nor is it necessarily indicative of the future results of the Company. It should be read together with the financial statements of the Company, including the notes thereto.

                                  PANACO, Inc.
                    Unaudited Pro Forma Financial Information
                 For the Years Ended December 31, 1996 and 1995

                                                   1996                  1995
                                                  Unaudited           Unaudited
                                               PANACO, Inc.         PANACO, Inc.
                                                  Pro Forma            Pro Forma
                                                  Combined            Combined

Revenues                                       $ 28,978,000         $ 34,598,000

Income/(loss) before extraordinary items         (1,928,000)         (13,213,000)

Net Income/(loss)                                (1,928,000)         (13,213,000)

Earnings/(loss) per share                      $      (0.13)      $       (0.98)

Note 3 - WEST DELTA FIRE LOSS

The Company experienced an explosion and fire on April 24, 1996 at Tank Battery #3 in West Delta resulting in the fields being shut-in from April 24th, until being returned to production on October 7, 1996. The loss of 67 days of production in the second quarter and the entire third quarter resulted in lost revenues of approximately $6,000,000. The fire was the principal contributor to the losses of $.08 per share for the second quarter of 1996 and $.11 per share for the third quarter. During the second quarter the Company expensed $500,000 for its loss as a result of this explosion. No further losses have been recognized or are anticipated. This $500,000 amount included $225,000 in deductibles under the Company's insurance.

The Company has spent $8,500,000 on Tank Battery #3 inclusive of the $500,000 expensed during second quarter and has received reimbursement from its insurance company of $3,900,000, after satisfaction of the $225,000 in deductibles. The excess of expenditures over insurance reimbursement will be capitalized as property improvements. No additional expenditures have been made or are anticipated.


Note 4 - INVESTMENT IN COMMON STOCK

In connection with a sale of the Bayou Sorrel to National Energy Group, Inc., the Company received 477,612 shares of National Energy Group, Inc. common stock. The market value was $1,900,000 based upon the trading price of the stock on the NASDAQ National Market.

The Company has classified this investment as a trading security. At December 31, 1996 the market value of the Company's investment in National Energy Group, Inc. was $1,642,000, with a $258,000 valuation allowance being recognized to reflect the decrease in market value of the common stock.

Note 5 - RESTRICTED DEPOSITS

Pursuant to existing agreements the Company is required to deposit funds in bank escrow and trust accounts to provide a reserve against satisfaction of its eventual responsibility to plug and abandon wells and remove structures when certain fields no longer produce oil and gas. Each month, until November 1997, $25,000 is deposited in a bank escrow account, to satisfy such obligations with respect to a portion of its West Delta Properties. The Company has entered into an escrow agreement with Amoco Production Company under which the Company will deposit, for the life of the fields, ten percent (10%) of the net cash flow, as defined in the agreement, from the Amoco properties. As of December 31, 1996 the Company has established the "PANACO East Breaks 110 Platform Trust" in favor of the Minerals Management Service of the U.S. Department of the Interior. This trust requires an initial funding of $846,720 in December 1996, and remaining deposits of $244,320 due at the end of each quarter in 1999 and $144,000 due at the end of each quarter in 2000, for a total of $2,400,000. In addition, the Company has $9,250,000 in surety bonds to secure its plugging and abandonment obligations; including a $4,100,000 bond which was provided to the original sellers of the West Delta Properties; a $2,400,000 supplemental bond provided to the Minerals Management Service of the U.S. Department of the Interior in connection with the plugging and structure removal obligations for the Company's East Breaks Block 110 Platform and a $300,000 Pipeline Right-of-Way Bond.

Note 6- LONG-TERM DEBT
                                1996                         1995
Note payable (a)         $ 27,500,000                $ 17,390,000
Note payable (b)           22,000,000                   5,000,000
                           49,500,000                  22,390,000

Less current portion              ---                        ---
    Long-term debt       $ 49,500,000                $ 22,390,000

     (a) On October 8, 1996, the Company amended its bank facility with First Union National Bank of North Carolina (60% participation), and Banque Paribas (40% participation), herein "Bank Facility". The loan is a reducing revolver designed to provide the Company up to $40 million depending on the Company's borrowing base, as determined by the lenders. The Company's borrowing base at December 31, 1996 was $31 million, with an availability under the revolver of $2.5 million. The principal amount of the loan is due July 1, 1999. However, at no time may the Company have outstanding borrowings under the Bank Facility in excess of its borrowing base. Interest on the loan is computed at the bank's prime rate or at 1 to 1 3/4% (depending upon the percentage of the facility being used) over the applicable London Interbank Offered Rate ("LIBOR") on Eurodollar loans. Eurodollar loans can be for terms of one, two, three or six months and interest on such loans is due at the expiration of the terms of such loans, but no less frequently than every three months. The Company's weighted average interest rate at December 31, 1996 was 7.29%. The bank facility is collateralized by a first mortgage on the Company's offshore properties. The loan agreement contains certain covenants including a requirement to maintain a positive indebtedness to cash flow ratio, a positive working capital ratio, a certain tangible net worth, as well as limitations on future debt, guarantees,liens, dividends, mergers, material change in ownership by management, and sale of assets.

(b) From time to time the Company has borrowed funds from institutional lenders who are advised by Kayne, Anderson Investment Management, Inc. In each case these loans are due at a stated maturity, require payments of interest only at 12% per annum 45 days after the end of each calendar quarter and are secured by a second mortgage on the Company's offshore oil and gas properties. The respective loan documents contain certain covenants including a requirement to maintain a net worth ratio, as well as limitations on future debt, guarantees, liens, dividends, mergers, material change in ownership by management, and sale of assets. The loans are as follows:

              (i) 1993 Subordinated Notes. In 1993, $5,000,000 was borrowed, due December 31, 1999, but prepayable at any time. The Company could have delivered up to $1,000,000 in PIK (payment in kind) notes in satisfaction of interest payment obligations. The lenders were issued, and during 1996 exercised, warrants to acquire 816,526 Common Shares at $2.25 per share. In March, 1997 the Company repaid these notes.

             (ii) 1996 Tranche A Convertible Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003, but prepayable any time after May 8, 1998. The Notes are, after August 28, 1997, convertible, into 2,060,606 common shares on the basis of $4.125 per share. The Company may deliver up to $2,000,000 in PIK notes in satisfaction of interest payment obligations.

         (iii) 1996 Tranche B Bridge Loan Subordinated Notes. On October 8, 1996, $8,500,000 was borrowed, due October 8, 2003, but prepayable at any time. In March, 1997 the Company repaid these notes.

Maturities of long-term debt are as follows:

                 July 1, 1999                            $27,500,000
                 December 31, 1999                         5,000,000
                 October 8, 2003                          17,000,000
                                                         $49,500,000

Note 7 - STOCKHOLDERS' EQUITY

During 1996, 816,526 shares were issued by virtue of the exercise of warrants at an exercise price of $2.25 per share, 24,220 shares were contributed to the Company's ESOP and 4,894 were issued for board of director fees. On October 8, 1996, 2,000,000 shares were issued to Amoco Production Company in connection with an acquisition of oil and gas assets. During 1995, 1,181,602 shares were issued by virtue of the exercise of warrants and options, 97,680 shares were issued in connection with property acquisition costs and 5,195 shares were issued for board of directors fees. During 1994, 2,034,033 shares were issued by virtue of the exercise of warrants and options, and 30,850 shares were contributed to the Company's ESOP.

In August, 1994, the Company established an Employee Stock Ownership Plan (ESOP) and Trust that covers substantially all employees. The Board of Directors can approve contributions, up to a maximum of 15% of eligible employees' gross wages. The Company incurred $ 122,000, $132,000 and $123,000 in costs for the years ended December 31, 1996, 1995 and 1994, respectively.

Warrants outstanding at December 31, 1996 to acquire common shares are as follows:

    Number of                    Price per
      Shares                       Share                   Expiration Date
      90,000                      $2.000                    July 31, 1997
     160,000                      $2.375                    December 31, 1997
      39,365                      $2.000                    December 31, 1997
     289,365

The 1996 Tranche A Convertible Subordinated Notes are, after August 28, 1997, convertible into 2,060,606 common shares on the basis of $4.125 share.

On August 26, 1992, the shareholders approved a long-term incentive plan allowing the Company to grant incentive and nonstatutory stock options, performance units, restricted stock awards and stock appreciation rights to key employees, directors, and certain consultants and advisors of the Company up to a maximum of 20% of the total number of shares outstanding. At December 31, 1996 or 1995, there were no stock options outstanding.

During 1995, under the terms of the Long-Term Incentive Plan, three directors surrendered 73,845 shares to exercise 124,400 options. New options were issued equal to the number of shares surrendered at a price of $2.0313 per share, which would have expired December 31, 1995, but were exercised by that date.

Note 8 - RELATED PARTY TRANSACTIONS

During 1995, 25,000 warrants at a price of $2.50 per share were issued to and exercised by a director. During 1994, 650,000 warrants at a price of $2.75 per share were issued to the directors. All such warrants were exercised during 1994.

The Company entered into a triple net lease agreement with a partnership owned by two directors for the lease of an office building. The lease, which expires November, 2003, has monthly rental payments of $4,000. During 1996, 1995 and 1994, $48,000 per year in rent was paid under the lease agreement.

 The following is a schedule of future rental payments required under this office building lease:

                       -----------------------------------

                            Year ending December 31,

                       -----------------------------------
                                   1997 $ 48,000
                                   1998   48,000
                                   1999   48,000
                                   2000   48,000
                                   2001   48,000
                              2002-2003   92,000
                                       $ 332,000

In 1994, 275,000 options were issued to directors at prices ranging from $2.32 to $3.94 per share. These options were exercised in 1995. Under the terms of the Long-Term Incentive Plan, three directors were issued 73,845 options at $2.03 per share and 68,567 options at $2.19 per share in 1995 and 1994, respectively. These options were exercised in 1995.

Note 9 - INCOME TAXES

At December 31, 1996, the Company had net operating loss carry forwards for federal income tax purposes of $16,000,000 which are available to offset future federal taxable income through 2011. The Company's timing of its utilization of net operating loss carry forwards may be limited in the future due to its issuance of common stock and the related I.R.S. regulations.

Significant components of the Company's deferred tax assets as of December 31 are as follows:

                                              1996                     1995

Deferred tax assets
     Fixed asset basis differences         $2,312,000              $ 1,408,000
     Net operating loss carry forwards      6,342,000                6,306,000
        Total deferred tax assets           8,654,000                7,714,000

  Valuation allowance for deferred
     tax assets                            (8,654,000)             (7,714,000)
        Total deferred tax assets         $      ---               $       ---

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The valuation allowance for deferred tax assets as of December 31, 1994 was $4,061,000. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 was an increase of $940,000 and $3,653,000, respectively.

Note 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to various legal proceedings and claims which arise in the ordinary course of business operations. In the opinion of management, the amount of liability, if any, with the respect to these actions would not materially affect the financial position of the Company or its results of operation.

Note 11 - FINANCIAL INSTRUMENTS

The carrying amount and fair values of the Company's financial instruments at December 31, 1996, are as follows:
                      ------------------------------------

                              Assets (Liabilities)
                       -----------------------------------
                                            Carrying Amount           Fair Value
Long-term fixed rate debt                  $   (22,000,000)       $ (21,063,000)
Off balance sheet financial instruments
     Letter of credit                                   ---                  ---
     Hedge contracts                                    ---            (897,000)

Cash and cash equivalents, receivables, payables, and long-term variable rate debt The carrying amount reported on the consolidated balance sheet approximates its fair value because of the short maturities of these instruments.

Long-term, fixed rate debt
The Company estimates the fair value of its long-term, fixed rate debt generally using discounted cash flow analysis based on the Corporation's current borrowing rates for debt with similar maturities.

Letter of credit
A $1,000,000 letter of credit collateralizes a plugging bond. Fair value estimated on the basis of fees paid to obtain the obligation is not material at December 31, 1996.

Hedge contracts
The fair values of the Company's swap contracts are estimated based on settlement values at December 31, 1996 for volumes hedged at future dates.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist principally of bank account balances in excess of federally insured limits and trade receivables. The Company's receivables consist of oil and gas sales to third parties primarily from offshore production in the Gulf of Mexico and onshore oil production in the central part of the United States. This concentration may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant. One purchaser accounted for 49%, 69% and 83% of revenues in 1996, 1995 and 1994, respectively.

NOTE 12 - SUBSEQUENT EVENTS

On March 5, 1997, the Company completed an offering of 8,403,305 shares of common stock at $4.00 per share, $3.728 net of the underwriter's commission, consisting of 6,000,000 shares sold by the Company and 2,403,305 shares sold by shareholders, primarily 2,000,000 by Amoco Production Company which were received in connection with a property acquisition and 373,305 by lenders advised by Kayne, Anderson Investment Management, Inc which were received in connection with the exercise of warrants. The Company's proceeds of $22,000,000 (net of $350,000 in offering expenses) from the offering were used to repay $13,500,000 of its Subordinated Notes, specifically the 1993 Subordinated Notes and the 1996 Tranche B Bridge Loan Subordinated Notes. The remaining proceeds were temporarily paid on the Company's reducing revolving loan and will ultimately be used for the development of its properties and future acquisitions. These payments, along with payments made from the Company's cash flows reduced its Long-Term debt balance at $24,000,000 on March 6, 1997.

Note 13 - SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

The  following  table  reflects  the  costs  incurred  in oil and  gas  property activities for each of the three years ended December 31:
------------------------------------------------------------------------------------------------

                                                   1996             1995              1994
------------------------------------------------------------------------------------------------
Property acquisition costs, proved             $ 26,859,000     $ 12,603,000         $   352,000

Property acquisition costs, unproved              5,390,000              ---                 ---

Exploration costs                                       ---        8,112,000                 ---

Development costs                                 8,863,000        1,497,000    11,749,000


Quantities of Oil and Gas Reserves
The estimates of proved developed and proved undeveloped reserve quantities at December 31, 1996 are based upon reports of third party petroleum engineers (Ryder Scott Company and McCune Engineering, P.E.) and do not purport to reflect realizable values or fair market values of PANACO's reserves. It should be emphasized that reserve estimates are inherently imprecise and accordingly, these estimates are expected to change as future information becomes available. These are estimates only and should not be construed as exact amounts. All reserves are located in the United States.

Proved reserves are estimated reserves of natural gas and crude oil and condensate that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

Proved developed and undeveloped reserves:
                                                                  Oil                 Gas
                                                               (BBLS)               (MCF)
Estimated reserves as of December 31, 1993                      745,000           43,696,000

     Production                                                (137,000)          (8,139,000)
     Extensions and discoveries                                 183,000           16,930,000
     Sale of minerals in-place                                  (24,000)             (45,000)
     Revisions of previous estimates                            176,000          (10,860,000)
Estimated reserves as of December 31, 1994                      943,000           41,582,000

     Production                                                (170,000)          (9,850,000)
     Sale of minerals in-place                                   (1,000)             (22,000)
     Purchase of minerals in-place                            1,140,000           20,094,000
     Revisions of previous estimates                            (12,000)          (5,093,000)
Estimated reserves as of December 31, 1995                    1,900,000           46,711,000

     Production                                                (276,000)          (6,788,000)
     Extensions and discoveries                                     ---              972,000
     Sale of minerals in-place                                 (805,000)          (3,102,000)
     Purchase of minerals in-place                            1,379,000           16,633,000
     Revisions of previous estimates                             41,000          (12,980,000)
Estimated reserves as of December 31, 1996                    2,239,000           41,446,000

Proved developed reserves:
-------------------------------------------------------------- ----------   ------------

                                                                  Oil          Gas
                                                                (BBLS)         (MCF)
-------------------------------------------------------------- ----------   ------------

    December 31, 1993                                            745,000     24,665,000

    December 31, 1994                                            907,000     36,282,000

    December 31, 1995                                          1,794,000     40,323,000

    December 31, 1996                                          1,867,000     39,288,000


Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows are computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the year-end estimated future production of proved oil and gas reserves. Estimates of future development and production costs are based on year-end costs and assume continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 per cent per year to reflect the estimated timing of the future cash flows. The standardized measure of discounted cash flows is the future net cash flows less the computed discount.


     The accompanying table reflects the standardized measure of discounted future cash flows relating to proved oil and gas reserves as of the three years ended December 31:

                                                               1996                    1995
                   1994
Future cash inflows                                   $ 210,875,000          $140,247,000         $ 88,893,000
Future development and production costs                  61,822,000            50,723,000           32,197,000
Future net cash flows                                   149,053,000            89,524,000           56,696,000
Future income taxes                                      17,899,000            11,755,000            6,304,000
Future net cash flows after income taxes                131,154,000            77,769,000           50,392,000
10% annual discount                                     (31,313,000)          (14,848,000)          (8,477,000)
Standardized measure after income taxes               $   99,841,000         $  62,921,000        $ 41,915,000

Changes Relating to the Standardized Measure of Discounted Future Net Cash Flows The accompanying table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to proved oil and gas reserves for each of the three years ended December 31:


                                                            1996              1995                   1994
Beginning balance                                     $ 62,921,000           $41,915,000          $47,379,000
Sales of oil and gas, net of production costs          (11,027,000)           (9,314,000)         (11,047,000)
Net change in income taxes                              (4,116,000)           (4,267,000)           5,562,000
Changes in price and production costs                   44,088,000            11,498,000          (10,781,000)
Purchases of minerals in-place                          45,521,000            34,415,000                   ---
Sale of minerals in-place                              (10,518,000)                  ---                   ---
Revision of previous estimates, extensions &
   discoveries, net                                    (27,028,000)          (11,326,000)          10,802,000
Ending balance                                        $ 99,841,000           $62,921,000          $41,915,000


                                  PANACO, Inc.

                         Condensed Financial Statements

                                  June 30, 1997

                                   (Unaudited)


                                                   PANACO, INC.
                                            Condensed Balance Sheets
                                                  (Unaudited)



 ASSETS                                                     As of                      As of
                                                       June 30, 1997            December 31, 1996
                                                  ------------------------   ------------------------
 CURRENT ASSETS
      Cash and cash equivalents                              $ 1,353,000              $   1,736,000
      Accounts receivable                                      6,030,000                  6,197,000
      Investment in common stock                               1,701,000                  1,642,000
      Prepaid and other                                          552,000                    424,000
                                                  ------------------------   ------------------------
         Total current assets                                  9,636,000                  9,999,000
                                                  ------------------------   ------------------------

 OIL AND GAS PROPERTIES, AS DETERMINED BY THE
 SUCCESSFUL EFFORTS METHOD OF ACCOUNTING
      Oil and gas properties, proved                         130,410,000                125,283,000
      Oil and gas properties, unproved                         7,324,000                  7,128,000
      Less: accumulated depreciation, depletion,
         amortization and valuation allowances               (87,374,000)               (81,871,000)
                                                  ------------------------   ------------------------
         Net oil and gas properties                            50,360,000                 50,540,000
                                                  ------------------------   ------------------------

 PROPERTY, PLANT AND EQUIPMENT
      Pipelines and equipment                                  13,280,000                 10,534,000
      Less: accumulated depreciation                             (806,000)                  (327,000)
                                                  ------------------------   ------------------------
         Net property, plant and equipment                     12,474,000                 10,207,000
                                                  ------------------------   ------------------------

 OTHER ASSETS
      Restricted deposits                                       1,992,000                  2,115,000
      Loan costs, net                                             127,000                    611,000
      Other                                                       252,000                    296,000
                                                  ------------------------   ------------------------
         Total other assets                                     2,371,000                  3,022,000
                                                  ------------------------   ------------------------


 TOTAL ASSETS                                       $          74,841,000      $          73,768,000
                                                  ''''''''''''''''''''''''   ''''''''''''''''''''''''

         The accompanying notes are an integral part of this statement.




                                  PANACO, INC.
                            Condensed Balance Sheets
                                   (Unaudited)



 LIABILITIES AND STOCKHOLDERS' EQUITY                     As of                        As of
                                                      June 30, 1997              December 31, 1996
                                                 ------------------------    -------------------------
 CURRENT LIABILITIES
      Accounts payable                                      $  5,770,000            $       6,246,000
      Interest payable                                           263,000                      524,000
      Current portion of long-term debt                                -                            -
                                                 ------------------------    -------------------------
         Total current liabilities                             6,033,000                    6,770,000
                                                 ------------------------    -------------------------

 LONG-TERM DEBT                                                28,000,000                  49,500,000
                                                 ------------------------    -------------------------


 STOCKHOLDERS' EQUITY
      Preferred Shares, $.01 par value,
         5,000,000 shares authorized; no
         shares issued and outstanding
                                                                      -                           -
      Common Shares, $.01 par value,
         40,000,000 shares authorized;
         20,382,087 and 14,350,255 shares
         issued and outstanding, respectively                   204,000                     143,000
      Additional paid-in capital                             53,593,000                  31,490,000
      Retained earnings (deficit)                           (12,989,000)                (14,135,000)
                                                 ------------------------    -------------------------
         Total stockholders' equity                           40,808,000                   17,498,000
                                                 ------------------------    -------------------------



 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $          74,841,000       $           73,768,000
                                                 ''''''''''''''''''''''''    '''''''''''''''''''''''''


         The accompanying notes are an integral part of this statement.

                                                   PANACO, INC.
                                         Statements of Income (Operations)
                                         For the Six Months Ended June 30,
                                                    (Unaudited)



                                                            1997                     1996
                                                     -------------------      -------------------
 REVENUES
      Oil and natural gas sales                          $   14,287,000           $   10,808,000

 COSTS AND EXPENSES
      Lease operating                                         5,122,000                4,184,000
      Depletion, depreciation & amortization                  6,184,000                3,812,000
      General and administrative                                389,000                  382,000
      Production and ad valorem taxes                           174,000                  327,000
      Exploration expenses                                       67,000                        -
      West Delta fire loss                                            -                  500,000
                                                     -------------------      -------------------
         Total                                               11,936,000                9,205,000
                                                     -------------------      -------------------

 NET OPERATING INCOME                                         2,351,000                1,603,000
                                                     -------------------      -------------------

 OTHER INCOME (EXPENSE)
      Unrealized gain on investment in common stock              60,000                        -
      Interest expense, net                                  (1,265,000)                (902,000)
                                                     -------------------      -------------------
         Total                                               (1,205,000)                (902,000)
                                                     -------------------      -------------------

 NET INCOME BEFORE INCOME TAXES                               1,146,000                  701,000

 INCOME TAXES                                                         -                        -
                                                     -------------------      -------------------

 NET INCOME                                             $     1,146,000          $       701,000
                                                     '''''''''''''''''''      '''''''''''''''''''


 Net income per share                                   $          0.07          $          0.06
                                                     '''''''''''''''''''      '''''''''''''''''''

        The accompanying notes are an integral part of this statement.



                                  PANACO, INC.
                  Statement of Changes in Stockholders' Equity
                                   (Unaudited)


                                                                                          Amount ($)
                                       Number of                              Additional            Retained
                                        Common              Common              Paid-in             Earnings
                                        Shares               Stock              Capital            (Deficit)
                                   -----------------   -----------------   -----------------   ------------------

 Balances, December 31, 1996             14,350,255      $      143,000        $ 31,490,000        $(14,135,000)

 Net Income                                                                                           1,146,000
                                                  -                   -                   -

 Common shares issued - Offering          6,000,000              60,000          21,954,000                   -

 Common shares issued - ESOP
 contribution and stock bonuses              31,832               1,000             149,000                   -
                                   -----------------   -----------------   -----------------   ------------------
 Balance, June 30, 1997                  20,382,087      $      204,000        $ 53,593,000        $(12,989,000)
                                   '''''''''''''''''   '''''''''''''''''   '''''''''''''''''   ''''''''''''''''''

           The accompanying notes are an integral part of this statement.



                                                     PANACO, INC.
                                                Statement of Cash Flows
                                               Six Months Ended June 30,
                                                      (Unaudited)

                                                                           1997                 1996
                                                                    -----------------    -----------------
 CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                       $   1,146,000       $      701,000
      Adjustments  to  reconcile  net income to net cash  provided by  operating activities:
         Depletion, depreciation and amortization                          6,184,000            3,812,000
         Unrealized gain on investment in common stock                       (60,000)                   -
         Other, net                                                           16,000                    -
         Changes in operating assets and liabilities:
             Accounts receivable                                             167,000              473,000
             Prepaid and other                                               400,000              (41,000)
             Accounts payable                                              (476,000)            2,365,000
             Interest payable                                              (261,000)               78,000
                                                                    -----------------    -----------------
                         Net cash provided by operating activities         7,116,000            7,388,000
                                                                    -----------------    -----------------

 CASH FLOWS FROM INVESTING ACTIVITIES
         Sale of oil and gas properties                                      24,000                    -
         Capital expenditures and acquisitions                           (8,160,000)          (3,440,000)
         Decrease/(increase) in restricted deposits                         123,000           (1,735,000)
                                                                    -----------------    -----------------
                         Net cash used by investing activities           (8,013,000)          (5,175,000)
                                                                    -----------------    -----------------

 CASH FLOWS FROM FINANCING ACTIVITIES
         Common stock offering proceeds, net                              22,014,000                    -
         Long-term debt proceeds                                           4,500,000                    -
         Repayment of long-term debt                                     (26,000,000)          (4,000,000)
         Issuance of common stock-exercise of warrants                             -            1,837,000
                                                                    -----------------    -----------------
                         Net cash used by financing activities               514,000           (2,163,000)
                                                                    -----------------    -----------------

 NET INCREASE (DECREASE) IN CASH                                           (383,000)               50,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            1,736,000            1,198,000
                                                                    -----------------    -----------------
CASH AND CASH EQUIVALENTS AT JUNE 30                                  $   1,353,000        $   1,248,000
                                                                    '''''''''''''''''    '''''''''''''''''


         The accompanying notes are an integral part of this statement.

                                      F-26

                                  PANACO, INC.
                     CONDENSED NOTES TO FINANCIAL STATEMENTS
                                  June 30, 1997
                                   (Unaudited)

Note 1 - BASIS OF PRESENTATION

         In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position as of June 30, 1997 and December 31, 1996 and the results of operations and changes in stockholder's equity and cash flows for the periods ended June 30, 1997 and 1996. Most adjustments made to the financial statements are of a normal, recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). It is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996.

Note 2 - OIL AND GAS PROPERTIES AND PIPELINES AND EQUIPMENT

       The Company utilizes the successful efforts method of accounting for its oil and gas properties. Under the successful efforts method, lease acquisition costs are capitalized. Exploratory drilling costs are also capitalized pending determination of proved reserves. If proved reserves are not discovered, the exploratory costs are expensed. All development costs are capitalized. Interest on unproved properties is capitalized based on the carrying amount of the properties. Provision for depreciation and depletion is determined on a field-by-field basis using the unit-of-production method. The carrying amounts of proven and unproved properties are reviewed periodically on a property-by-property basis, based on future net cash flows determined by an independent engineering firm, with an impairment reserve provided if conditions warrant.

       Pipelines and equipment are carried at cost. Oil and natural gas pipelines are depreciated on the straight-line method over the useful lives of fifteen years. Other property is also depreciated on the straight-line method over the useful lives, which range from five to seven years.

Note 3 - CASH FLOW INFORMATION

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of six months or less to be cash equivalents. Cash payments for interest, net of capitalized interest, totaled $1,526,000 and $744,000 for the first six months of 1997 and 1996, respectively.

Note 4 - RESTRICTED DEPOSITS

         The Company is party to various escrow and trust agreements which provide for monthly deposits into escrow and trust accounts to satisfy future plugging and abandonment obligations. The terms of the agreements vary as to deposit amounts, based upon fixed monthly amounts or percentages of the properties' net income. With respect to plugging and abandonment operations, funds are partially or completely released upon the presentation by the Company to the escrow agent or trustee of evidence that the operation was or is being conducted in compliance with applicable laws and regulations. These amounts are included on the financial statements as Restricted Deposits.

Note 5 - INVESTMENT IN COMMON STOCK

         In connection with the sale of the Bayou Sorrel Field to National Energy Group, Inc. in 1996, the Company received 477,612 shares of National
Energy Group, Inc. common stock. The Company has classified this asset as a trading security. At June 30, 1997 the estimated market value of the stock was $1,701,000, with an unrealized gain of $60,000 recognized in the first three months of 1997 to reflect the increase in market value from December 31, 1996. Subsequent to June 30, the shares of National Energy Group, Inc. common stock have been sold with no significant gain or loss being realized.

Note 6 - NET INCOME PER SHARE

         The net income per share for the six months ended June 30, 1997 and 1996 has been calculated based on 18,247,926 and 12,206,886 weighted average shares outstanding, respectively and 20,382,087 and 12,345,361 for the three months ended June 30, 1997 and 1996, respectively. Weighted average shares outstanding are the only shares included in this calculation. The Company does not present a fully diluted earnings per share amount as options and warrants outstanding at June 30, 1997 do not dilute per share amounts by 3% or more and the shares issuable upon conversion of the 1996 Convertible Subordinated Notes are not considered common stock equivalents and are also anti-dilutive.

         The Financial Accounting Standards Board issued FASB Statement 128, "Earnings Per Share", in February 1997. FASB 128 modifies the way companies report earnings per share information. The Company will be required to adopt FASB 128 for the year ending December 31, 1997. All prior periods will be restated to conform with the statement. The Company does not believe that adoption of FASB 128 will materially affect earnings per share data previously reported.

Note 7 - SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS PRODUCING ACTIVITIES

         The reserves presented in the following table are prepared by the Company based upon reports of independent petroleum engineers and are estimates only and should not be construed as being exact amounts. All reserves presented are proved reserves that are defined as estimated quantities which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved developed and undeveloped reserves     Oil           Gas
                                             (Bbls)        (Mcf)

December 31, 1996                           2,239,000           41,446,000
Purchase of minerals-in-place                     -0-                  -0-
Production                                   (188,000)          (4,421,000)
Revisions of previous estimates                   -0-                  -0-
Estimated reserves at June 30, 1997          2,051,000          37,025,000

No major discovery or other favorable or adverse event has caused a significant change in the estimated proved reserves since June 30, 1997 other than the acquisition of the Goldking Companies, Inc., see Note 9-Subsequent Events. The Company does not have proved reserves applicable to long-term supply agreements with governments or authorities. All proved reserves are located in the United States.

Note 8 - INCOME TAXES

         The Company has not recorded an income tax provision due to net operating loss carryforwards for federal income tax purposes of $16,000,000 at December 31, 1996 which are available to offset future federal taxable income through 2011.

Note 9 - SUBSEQUENT EVENTS

              On July 31, the Company completed its acquisition of Goldking Companies, Inc. for combination of cash, notes, 3,238,930 PANACO Common Shares and the assumption of liabilities. The acquisition will be accounted for as a purchase. With the acquisition PANACO obtains over 50 Bcf equivalent of oil and natural gas reserves, a sizable portfolio of exploration, development projects and 3-D seismic data and a seasoned staff of oil and gas professionals experienced in Gulf Coast operations.

                         Report of Independent Auditors

Board of Directors
Goldking Companies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Goldking Companies, Inc. and Subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldking Companies, Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


Ernst & Young LLP
September 2, 1997




                                      Goldking Companies, Inc. & Subsidiaries
                                            Consolidated Balance Sheets


                                                                                  December 31,
                                                                         1996                      1995
                                                              -----------------------------------------------------

Assets
Current assets:
   Cash and cash equivalents                                     $         896,000         $         193,000
   Restricted cash                                                       1,358,000                   802,000
   Short-term investments                                                   72,000                    72,000
   Accounts receivable, net                                              4,193,000                 3,142,000
   Advances to affiliates, officers, and shareholders                    1,486,000                   924,000
   Prepaid expenses and other                                               27,000                         -
                                                              -----------------------------------------------------
Total current assets                                                     8,032,000                 5,133,000

Property and equipment:
   Oil and gas properties, full-cost method                             23,683,000                17,718,000
   Pipeline and ROW                                                      1,682,000                 1,681,000
   Other property                                                        1,104,000                 1,097,000
                                                              -----------------------------------------------------
                                                                        26,469,000                20,496,000

   Accumulated depreciation, depletion, and amortization
      (Note 9)                                                         (12,097,000)               (9,852,000)
                                                              -----------------------------------------------------
                                                                        14,372,000                10,644,000

Other assets:
   Organization,   deferred  and  other  costs  (Note  7),  net  of  accumulated amortization  of  $144,000  and  $39,000 at  December  31,  1996 and 1995,
      respectively
                                                                         1,106,000                   953,000
                                                              -----------------------------------------------------
Total other assets                                                       1,106,000                   953,000
                                                              -----------------------------------------------------
Total assets                                                     $      23,510,000         $      16,730,000
                                                              -----------------------------------------------------

                                      F-31



                                                                                  December 31,
                                                                         1996                       1995
                                                              ------------------------------------------------------

Liabilities and stockholders' equity Current liabilities:
   Accounts payable                                              $       3,491,000         $       2,876,000
   Oil and gas distributions payable                                     2,810,000                 2,484,000
   Current maturities of long-term debt (Note 3)                         1,243,000                 1,342,000
   Accrued interest                                                        228,000                   226,000
   Advances from joint-interest participants                               502,000                    44,000
   Accrued and other liabilities                                           119,000                   403,000
                                                              ------------------------------------------------------
Total current liabilities                                                8,393,000                 7,375,000

Contingent liabilities (Note 6)                                            713,000                   235,000
Long-term debt, net of discount of $786,000 and $929,000 at
   December 31, 1996 and 1995, respectively (Note 3)
                                                                        11,639,000                 7,961,000

Stockholders' equity:
   Common stock, $.001 par value:
      Authorized shares - 100,000
      Issued and outstanding shares - 10,000                                     -                         -
   Additional paid-in capital                                            1,753,000                 1,753,000
   Retained earnings (deficit)                                           1,012,000                  (594,000)
                                                              ------------------------------------------------------
Total stockholders' equity                                               2,765,000                 1,159,000






                                                              ''''''''''''''''''''''''''''''''''''''''''''''''''''''
Total liabilities and stockholders' equity                       $      23,510,000         $      16,730,000
                                                              ''''''''''''''''''''''''''''''''''''''''''''''''''''''




                             See accompanying notes.





                                      Goldking Companies, Inc. & Subsidiaries
                                       Consolidated Statement of Operations


                                                                        Year Ended December 31,

                                                                       1996                  1995
                                                              ---------------------------------------------
Revenues:
   Oil and gas revenues                                            $   7,637,000       $     4,268,000
   Interest income                                                        42,000                41,000
   Gain on asset sales                                                   430,000                10,000
   Miscellaneous                                                         549,000                49,000
                                                              ---------------------------------------------
Total revenues                                                         8,658,000             4,368,000

Costs and expenses:
   Lease operating expense                                             1,869,000             2,097,000
   Taxes                                                                 669,000               491,000
   Depreciation, depletion, and amortization                           2,245,000             2,453,000
   General and administrative expense                                    813,000               741,000
   Interest and amortization of debt discount                          1,456,000               818,000
                                                              ---------------------------------------------
Total costs and expenses                                               7,052,000             6,600,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''
Net income (loss)                                                  $   1,606,000       $    (2,232,000)
                                                              '''''''''''''''''''''''''''''''''''''''''''''





                             See accompanying notes.





                     Goldking Companies, Inc. & Subsidiaries
                 Consoidated Statements of Stockholders' Equity

                                                                              Additional Paid-In
                                             Common Stock   Retained Earnings       Capital
                                                                                                       Total
                                           -------------------------------------------------------------------------

Balance at January 1, 1995                       $   -        $     1,638,000 $     1,753,000      $     3,391,000
      Net loss - 1995                                -             (2,232,000)          -               (2,232,000)
                                           -------------------------------------------------------------------------
Balance at December 31, 1995                         -               (594,000)       1,753,000           1,159,000
      Net income - 1996                              -              1,606,000           -                1,606,000
                                           -------------------------------------------------------------------------
                                           '''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''
Balance December 31, 1996                        $   -        $     1,012,000 $     1,753,000      $     2,765,000
                                           '''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''





                             See accompanying notes.




                                      Goldking Companies, Inc. & Subsidiaries
                                       Consolidated Statements of Cash Flows



                                                                         Year ended December 31
                                                                       1996                  1995
                                                              ---------------------------------------------

Operating activities
Net income (loss)                                                $     1,606,000       $    (2,232,000)
Adjustments to  reconcile  net income  (loss) to net cash  provided by (used in)
   operating activities:
      Amortization of debt discount and deferred costs
                                                                         247,000               110,000
      Depreciation, depletion, and amortization                        2,245,000             2,453,000
      Interest expense included as debt principal                        283,000               259,000
      Gain on asset sales                                               (430,000)              (10,000)
      Changes in operating assets and liabilities:
         Restricted cash                                                (556,000)             (802,000)
         Accounts receivable                                          (1,051,000)           (1,430,000)
         Due from affiliates, net                                       (562,000)             (235,000)
         Prepaid costs                                                   (27,000)              236,000
         Other assets                                                   (258,000)             (314,000)
         Accounts payable                                                615,000              (642,000)
         Oil and gas distributions payable                               326,000             1,776,000
         Accrued and other liabilities                                  (282,000)              452,000
         Advances from joint-interest participants                       458,000              (179,000)
         Contingent liabilities                                          478,000               235,000
                                                              ---------------------------------------------
Net cash provided by (used in) operating activities                    3,092,000              (323,000)

Investing activities
Proceeds from sale of property and equipment                             550,000             2,865,000
Investments in property, plant, and equipment, net                    (6,093,000)          (10,249,000)
                                                              ---------------------------------------------
Net cash used in investing activities                                 (5,543,000)           (7,384,000)

Financing activities
Proceeds from long-term borrowings                                     4,629,000             8,903,000
Payments on long-term borrowings                                      (1,475,000)             (876,000)
Financing costs                                                                -              (172,000)
                                                              ---------------------------------------------
Net cash provided by financing activities                              3,154,000             7,855,000
                                                              ---------------------------------------------
Net increase in cash and cash equivalents                                703,000               148,000
Cash and cash equivalents at beginning of year                           193,000                45,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''
Cash and cash equivalents at end of year                         $       896,000       $       193,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''

                             See accompanying notes.


                    Goldking Companies, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements


                                December 31, 1996


1. Organization and Summary of Significant Accounting Policies

Organization

Goldking Companies, Inc. and Subsidiaries, a Delaware corporation, was formed on October 31, 1996 as a wholly owned subsidiary of The Union Companies, Inc. ("TUCI"), and as the direct parent of Goldking Oil & Gas Corp. ("GKOG"), a Texas corporation; Goldking Production Company ("GKPC"), a Texas corporation; and Hill Transportation Co., Inc. ("HTC"), a Louisiana corporation. Goldking Trinity Bay Corp. ("GKTB"), a Texas corporation, is a wholly owned subsidiary of GKOG and Umbrella Point Gathering Co., LLC ("UPGC"), a Texas limited liability corporation, is a wholly owned subsidiary of HTC.

GKOG was formed on June 18, 1990 initially under the name of Union Associates, Inc. The company became a wholly owned subsidiary of TUCI on May 15, 1992. GKTB was formed on May 25, 1995 to acquire certain oil and gas properties in Trinity Bay, Galveston County, Texas. GKPC was formed on January 31, 1992 as a contract operator of oil and gas wells on the Gulf Coast and adjoining states. HTC was formed on February 24, 1978 and owns and operates a 13-mile-long gas pipeline in Louisiana. UPGC was formed on January 25, 1996 as a subsidiary of HTC to assist in the buying and selling of pipelines, and has a duration of 30 years from the date of formation.

Goldking Companies, Inc. and Subsidiaries (the "Companies") are independent energy companies primarily engaged in the acquisition, exploration, development, and production of crude oil and natural gas.

The formation of the Companies has been treated as a pooling of interest as of January 1, 1995. On the formation date, Goldking Companies, Inc., exchanged with TUCI 10,000 shares, $0.001 par value, of common stock for 100% of the outstanding common stock of GKPC, GKOG, and HTC.

The consolidated financial statements include the accounts of the Companies, and all significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Short-Term Investments

As of December 31, 1996, short-term investments consisted of various equity securities at cost, which approximates fair market values.

Oil and Gas Properties

The Companies utilize the full-cost method to account for investments in oil and gas properties. Under this method, all direct costs associated with the acquisition, development, and exploration for oil and gas properties are capitalized. Included in capitalized costs for the years ended December 31, 1996 and 1995, are internal costs that are directly identified with acquisition, exploration, and development activities. Oil and gas properties, and estimated future development and abandonment costs are depleted using the units-of-production method based on the ratio of current production to estimated proved oil and gas reserves, as prepared by independent petroleum consultants. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation, until it is determined whether or not impairment has occurred. As of December 31, 1996 and 1995, there were no such exclusions from the amortization computations.

Nominal dispositions of oil and gas properties are recorded as adjustments to capitalized costs, with no gain or loss recognized unless such adjustments would alter significantly the relationship between capitalized costs and proved reserves of oil and gas.

To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion, and amortization, exceed the after-tax discounted future net revenues of proved oil and gas reserves, such excess capitalized costs would be charged to operations. No such write-down in book value was required at December 31, 1996 and 1995.

Administrative Overhead Reimbursement

The Companies, as operator of drilling and/or producing properties, was reimbursed by the nonoperators for administration, supervision, office services, and warehousing costs on an annually adjusted fixed rate basis per well, per month. These charges are applied as a reduction of general and administrative expenses for purposes of the statements of operations.

Other Property

Other property and equipment are recorded at cost and are depreciated over an estimated useful life of five years, using the straight-line method.

Production Imbalances

The Companies follow the sales method of accounting for natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold, however, may differ from the volumes to which the Companies are entitled because joint interest owners may take more or less than their ownership interest of natural gas volumes. Imbalances are monitored to minimize significant imbalances, and such imbalances were not significant at December 31, 1996 and 1995.

Revenues

The Companies recognize crude oil and natural gas revenues from their interests in producing wells, as crude oil and natural gas is sold from those wells. Revenue from the processing and gathering of natural gas is recognized in the period the service is performed.

Income Taxes

The Companies file federal income tax returns on a consolidated basis with their parent and other members of their affiliated group. For financial statement purposes, income taxes are provided as though the Companies file separate income tax returns; however, those companies incurring losses or credits are allocated the tax benefit based on TUCI's ability to utilize such losses or credits.

The Companies account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income, in the period that includes the enactment date.

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, and to the disclosure of contingent assets and liabilities, to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2. Income Taxes

No income tax provision was recorded for the year ended December 31, 1996 primarily due to recognizing the benefits of operating loss carryforwards of approximately $587,000.


Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                   December 31
Gross deferred tax assets:                        1996              1995
                                            ------------------------------------

   Depreciation, depletion, and amortization  $     1,998,000  $     1,799,000
   Net operating loss carryforwards                 1,638,000        1,229,000
   Other                                               20,000            1,000
                                            ------------------------------------
Gross deferred tax assets                           3,656,000        3,029,000
Valuation allowance                                (1,341,000)      (1,499,000)
                                            ------------------------------------
Net deferred tax assets                             2,315,000        1,530,000

Gross deferred tax liabilities:
   Intangible drilling costs                       (2,315,000)      (1,530,000)
                                            ''''''''''''''''''''''''''''''''''''
Net deferred tax liabilities                  $             -  $             -
                                            ''''''''''''''''''''''''''''''''''''


At December 31, 1996, the Company had $4,550,000 of net operating losses which will be carried forward and will expire between 2007 and 2010.

The Companies have a valuation allowance because the Companies believe that some of the deferred tax assets may not be realizable.

3. Debt

On January 9, 1996, GKOG entered into a reserve-based $10 million revolving line of credit agreement with a bank (the "Line of Credit"), which is secured by GKOG's oil and gas properties. This agreement replaces an existing revolving line of credit. The amount available to be drawn under the Line of Credit is determined by a borrowing-base calculation which is redetermined periodically by the bank. The Line of Credit matures January 9, 1999 and bears interest at prime plus 0.75% (9% at December 31, 1996). At December 31, 1996, the outstanding amount advanced on the Line of Credit was $2,656,000.

GKTB entered into a loan agreement (the "Loan") in 1995 with a lending institution in the amount of $8,772,000 secured by GKTB's properties in Trinity Bay. Collateralized net book value at December 31, 1996 and 1995 was $8,044,000 and $6,353,000, respectively. The Loan requires quarterly principal and interest payments beginning January 1, 1996 for a period of nine years with a subsequent balloon payment. In addition to the scheduled principal payments, commencing January 1, 1996, the Loan also requires a contingent principal payment equal to a percentage of the net cash flow (as defined) for the immediately preceding quarter. At December 31, 1996, the outstanding Loan balance was $7,288,000 and $5,980,000, respectively. The Loan also provides for an additional payment to the lender in the amount of $1,000,000, which serves as a discount and is being amortized into interest expense over the term of the Loan agreement. The additional amount is to be repaid quarterly beginning January 1, 1996 based on percentages of the net cash flow for the immediately preceding quarter. All payments for the additional amount will be applied first to the interest on the additional amount and then to the principal balance. Interest not paid when due will be added to the principal balance of the additional amount. GKTB's portion of oil and gas sales proceeds from the Trinity Bay properties is held in a restricted cash account by the lending institution for payment of principal and interest. Interest rates at December 31, 1996 and 1995 were 10.73% and 10.82%, respectively. The Loan agreement contains, among other things, provisions for the maintenance of certain financial ratios and covenants. GKTB incurred financing costs in connection with the Loan of $172,000, which are being amortized over the term of the Loan. These financing costs (net of amortization) are included in deferred costs.

During 1995, GKOG entered into an agreement with Tenneco Ventures, Inc. ("Tenneco"), pursuant to which Tenneco purchased from GKOG a Term Overriding Royalty Interest in certain properties (the "Term Override"). The proceeds of the Tenneco funding were used by GKOG to finance the drilling and completion of certain unproved properties, the construction of a pipeline, and for drilling other specified unproved prospects. The Term Override terminates when Tenneco has received proceeds from the Term Override equal to the amount advanced by Tenneco for the purchase of the Term Override plus an annualized internal rate of return. During 1995, the internal rate of return per the agreement was 25%. During 1996, the agreement was renegotiated to state an internal rate of return of 18% retroactively to day one of the agreement. Current year balances have been adjusted to reflect the change in rates. At December 31, 1996 and 1995, $2,633,000 and $2,035,000, respectively, were outstanding and reflected as long-term debt.

Based on third-party reserve estimates at December 31, 1996, the future revenue attributable to the Term Override will not be sufficient to pay the 18% rate of return necessary to terminate the Term Override as described above. There is no recourse to the Companies if the proceeds from the Term Override are insufficient to pay the 18% rate of return. The difference between the 18% rate of return and the amounts paid to Tenneco from the Term Override since September 1996 was $100,000 and is not reflected in the balance sheets of the Companies. If future revenues are insufficient to allow payment of the principal balance, reductions to the liability will be applied against the full cost pool. Accrued interest prior to September 1996 was added to the outstanding principal balance.

Interest paid on outstanding debt during 1996 and 1995 was $1,244,000 and $301,000, respectively.

Scheduled debt maturities for the next five years and thereafter are as follows:

               1997                                     $     1,243,000
               1998                                           1,146,000
               1999                                           1,003,000
               2000                                             955,000
               2001                                             955,000
               Thereafter                                     8,366,000
                                                      ------------------
               Total                                         13,668,000
               Less discount                                    786,000
                                                      ''''''''''''''''''
               Net                                      $    12,882,000
                                                      ''''''''''''''''''

4. Related Party Transactions

Advances to affiliates are incurred by the Companies in the ordinary course of business, and include $693,000 and $295,000 advanced to officers of the Company as of December 31, 1996 and 1995, respectively. Such balances have no terms related to settlement and do not bear interest. The respective parties' intent for settlement has been used as a basis for classifying such balances in the financial statements.

During 1996 and 1995, $21,000 and $2,000, respectively, of legal fees were incurred by the Companies for services performed by Looper, Reed, Mark & McGraw, Incorporated, a law firm in which the president of the Companies was associated.

5. Noncash Transactions

During 1995, a debt agreement was entered into which requires a $1,000,000 payment in addition to the actual borrowed amount. The amount, reflected as a discount to debt, is being amortized over the anticipated life of the agreement. During 1996 and 1995, interest expense of $283,000 and $259,000, respectively, was included as principal on outstanding debt balances.

6. Commitments and Contingencies

Litigation

From time to time, the Companies are involved in litigation relating to claims arising out of their operations in the normal course of business. At December 31, 1996 and 1995, the Companies were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Companies' financial statements.

Contingent Liabilities

The Companies are involved in disputes with several oil companies, acting in their capacities as the operators of wells in which GKOG owns an interest. Management believes the operators have made a number of excessive charges in connection with operating the wells, and the Companies are on record as opposing those charges and being unwilling to pay them. Pending further negotiations, these amounts, totaling $713,000 and $235,000 as of December 31, 1996 and 1995, respectively, have been reclassified from current accounts payable to contingent liabilities.

Concentration of Credit Risk

Financial instruments which potentially expose the Companies to credit risk consist principally of trade receivables and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities which would be impacted by conditions or occurrences affecting that industry (see Note 7).

Leases

For the years ended December 31, 1996 and 1995, the Companies incurred rent expense of approximately $132,000 and $126,000, respectively. Future minimum rental payments are as follows at December 31, 1996:

               1997                                 $    128,000
               1998                                 $     39,000
               1999                                 $     10,000
               2000                                 $     10,000
               2001                                 $      4,000
               Thereafter                           $          -

7. Financial Derivatives

The  Companies  have  only  limited   involvement   with  derivative   financial
instruments and do not use them for trading purposes. They are used to manage well-defined price risks.

During 1996 and 1995, GKTB entered into a crude oil price swap and oil and gas put options with third parties. These instruments hedge against potential fluctuations in future prices for GKTB's anticipated production volumes based on current engineering estimates. The instruments qualify as hedges; therefore, any gain and losses will be recorded when related oil or gas production has been delivered. The cost of entering into the instruments has been recorded as a deferred cost on the balance sheets and is being amortized over the life of the instruments. At December 31, 1996 and 1995, the unamortized deferred cost is $459,000 and $263,000, respectively, which is being amortized to revenues on a straight-line basis over the terms of the related contracts.

At December 31, 1996, the crude oil swap agreement was for 110,194 barrels at $17.12 from January 1, 1997 through December 31, 2000. Gas put options were for an aggregate 529,425 MMBtu at $1.87 from January 1, 1997 through December 31, 2000. Oil put options were for an aggregate 55,112 barrels at $17.62 from January 1, 1997 through December 31, 2000.

At December 31, 1995, the crude oil swap agreement was for 148,000 barrels at $17.12 from August 1995 through December 2000. Gas put options were for an aggregate 730,000 MMBtu at $1.87 from August 1995 through December 2000. Oil put options were for an aggregate 74,000 barrels at $17.62 from August 1995 through December 2000.

If a mark-to-market adjustment were recorded at December 31, 1996, these derivative contracts would result in a net loss of $600,000. However, GKTB intends to maintain these options through their maturity as long-term hedges of crude oil and natural gas price risk from producing activities. Therefore, the losses implied by the mark-to-market calculation have not been recognized.

Oil and gas revenues were decreased by $266,000 in 1996 and increased by $12,000 in 1995 as a result of such hedging activity.

8. Determination of Fair Values of Financial Instruments

Fair value for cash, accounts receivables, investments, payables, and long-term debt approximates carrying value. The fair market values of advances to affiliates, officers, and stockholders, and notes receivable, affiliates are not practicable to determine.

9. Accumulated Depreciation, Depletion, and Amortization

The balances relating to accumulated depreciation, depletion, and amortization ("DD&A") as of December 31, 1996 and 1995 have changed subsequent to our audit report issued April 9, 1997. Upon auditing the 1995 amount, which was unaudited in the April 9, 1997 report. DD&A expense for 1995 was increased $1,121,000 and accumulated DD&A was increased from $8,731,000 to $9,852,000 as of December 31, 1996. Accumulated DD&A increased from $10,976,000 to $12,097,000 as of December 31, 1996, as a result of this change.

10.   Major Customers

The Companies sell their production under contracts with various purchasers, with certain domestic purchasers accounting for sales of 10% or more per year as follows:

                  1996                                          25%, 18%, 16%
                  1995                                          38%

11. Subsequent Event

On July 31, 1997, Goldking was acquired by Panaco, Inc.

            Supplemental Information - Disclosures About Oil and Gas
                        Producing Activities - Unaudited


The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the Securities and Exchange Commission and Statement of Financial Accounting Standards ("SFAS") No. 69, Disclosure About Oil and Gas Activities.

The following estimates of reserve quantities and related standardized measure of discounted future net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Companies' reserves. The Companies emphasize that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Additionally, the prices of oil and gas have been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, these estimates are expected to change as future information becomes available and the changes may be significant. All of the Companies' proved reserves are located in the United States.

Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

The Company has not filed any reserve estimates with any federal authorities or agencies.



                                       Proved Oil and Gas Reserve Quantities

                                                    Oil               Gas
                                                  reserves         reserves
                                                  (bbls.)            (Mcf)
                                              ----------------- ----------------

Balance December 31, 1994                          1,103,817         8,554,300
Revisions of previous estimates                      312,639         1,464,600
Purchases of reserves in place                       195,209         1,372,000
Sales of reserves in place                          (232,300)         (655,500)
Extensions, discoveries, and other additions         139,704         1,834,900
Production                                          (207,778)       (1,342,300)
                                              ----------------- ----------------
Balance December 31, 1995                          1,311,291        11,228,000
Revisions of previous estimates                      111,277           514,300
Purchases of reserves in place                       787,600         2,178,700
Sales of reserves in place                                 -                 -
Extensions, discoveries, and other additions         143,900         6,349,000
Production                                          (144,938)       (1,619,100)
                                              ''''''''''''''''' ''''''''''''''''
Balance December 31, 1996                          2,209,130        18,650,900
                                              ''''''''''''''''' ''''''''''''''''

Proved developed reserves:
   December 31, 1994                               1,066,822         7,444,200
   December 31, 1995                               1,010,644         9,668,100
   December 31, 1996                               1,396,569        11,741,700



                       Standardized Measure of Discounted Future Net Cash Flows and Changes
                                  Therein Relating to Proved Oil and Gas Reserves


                                                                                   Year ended
                                                                    December 31, 1996     December 31, 1995
                                                                   --------------------- ---------------------
Future cash inflows                                                 $    105,553,000      $     53,072,000
Future production and development costs                                  (44,132,000)          (20,812,000)
Future income tax expenses                                               (16,303,000)           (7,545,000)
                                                                   --------------------- ---------------------
Future net cash flows                                                     45,118,000            24,715,000
10% annual discount for estimated timing of
   cash flows                                                            (15,021,000)           (7,237,000)
                                                                   --------------------- ---------------------
Standardized measure of discounted future net
   cash flows                                                       $     30,097,000      $     17,478,000
                                                                   ''''''''''''''''''''' '''''''''''''''''''''

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:

                                                                                   Year ended
                                                                    December 31, 1996     December 31, 1995
                                                                   --------------------- ---------------------
Beginning balance                                                    $    17,478,000       $    10,248,000
Changes in future development costs                                       (5,631,000)              531,000
Purchases of reserves in place                                             8,292,000             2,751,000
Sales of reserves in place                                                         -            (1,973,000)
Sales of oil and gas produced                                             (4,516,000)           (3,509,000)
Net changes in price and production costs                                 (7,014,000)              830,000
Extensions, discoveries, and other additions                              12,543,000             4,528,000
Revisions of previous quantity estimates                                  12,626,000             5,837,000
Accretion of discount                                                      1,874,000               957,000
Net changes in income taxes                                               (5,555,000)           (2,722,000)
                                                                   --------------------- ---------------------
Ending balance                                                       $    30,097,000       $    17,478,000
                                                                   --------------------- ---------------------



                       Standardized Measure of Discounted Future Net Cash Flows and Changes
                            Therein Relating to Proved Oil and Gas Reserves (continued)
                                                                                   Year ended
                                                                       December 31, 1996December 31, 1995
                                                                       ------------------------------------
Costs incurred
Property acquisition costs - unproved leases                                $1,807,000       $1,215,000
Property acquisition costs - proved properties                               1,598,000        7,220,000
Exploration costs                                                              135,000                -
Development costs                                                            2,995,000        1,814,000

                                                                    Year ended December 31,
                                                            1996             1995              1994
                                                     ------------------------------------------------------
Other information
Amortization per dollar of gross sales revenue
                                                             0.27              0.53             .38
Average sales price per barrel (oil)                        19.35             16.61           15.28
Average sales price per Mcf (gas)                            2.19              1.56            1.89
Average sales price per net equivalent barrel*
                                                            15.24             12.95           13.68
Average production cost per net equivalent barrel
                                                             5.12              7.85           12.10

*Natural gas converted to equivalent barrels using conversion ratio of 6:1.


                     Goldking Companies, Inc. & Subsidiaries

                         Condensed Financial Statements

                                  June 30, 1997

                                   (Unaudited)



                                      Goldking Companies, Inc. & Subsidiaries
                                             Condensed Balance Sheets
                                                    (Unaudited)



                                                                      As of                  As of
                                                                  June 30, 1997        December 31, 1996
                                                              -----------------------------------------------

Assets
Current assets:
   Cash and cash equivalents                                     $         341,000     $         896,000
   Restricted cash                                                         401,000             1,358,000
   Short-term investments                                                   72,000                72,000
   Accounts receivable, net                                              2,714,000             4,193,000
   Advances to affiliates, officers, and shareholders                    1,714,000             1,486,000
   Prepaid expenses and other                                               40,000                27,000
                                                              -----------------------------------------------
Total current assets                                                     5,282,000             8,032,000

Property and equipment:
   Oil and gas properties, full-cost method                             27,262,000            23,683,000
   Pipeline and ROW                                                      1,682,000             1,682,000
   Other property                                                        1,157,000             1,104,000
                                                              -----------------------------------------------
                                                                        30,101,000            26,469,000

   Accumulated depreciation, depletion, and amortization
                                                                       (13,070,000)          (12,097,000)
                                                              -----------------------------------------------
                                                                        17,031,000            14,372,000

Other assets:
   Organization,  deferred and other costs,  net of accumulated  amortization of
      $141,000 and $141,000 at June 30, 1997 and December 31,1996, respectively
                                                                         1,026,000             1,106,000
                                                              -----------------------------------------------
Total other assets                                                       1,026,000             1,106,000
                                                              -----------------------------------------------
Total assets                                                     $      23,339,000     $      23,510,000
                                                              -----------------------------------------------





                                                                      As of                  As of
                                                                  June 30, 1997        December 31, 1996
                                                              -----------------------------------------------

Liabilities and stockholders' equity Current liabilities:
   Accounts payable                                              $       3,960,000     $       3,491,000
   Oil and gas distributions payable                                     1,633,000             2,810,000
   Current maturities of long-term debt                                  1,181,000             1,243,000
   Accrued Interest                                                        247,000               228,000
   Advances from joint-interest participants                               112,000               502,000
   Accrued and other liabilities                                            73,000               119,000
                                                              -----------------------------------------------
Total current liabilities                                                7,206,000             8,393,000

Contingent liabilities                                                     654,000               713,000

Long-term  debt,  net of discount of $714,000  and $786,000 at June 30, 1997 and
   December 31, 1996, respectively
                                                                        13,102,000            11,639,000

Stockholders' equity:
   Common stock, $.001 par value:
      Authorized shares - 100,000
      Issued and outstanding shares - 10,000                                     -                     -
   Additional paid-in capital                                            1,753,000             1,753,000
   Retained earnings                                                       624,000             1,012,000
                                                              -----------------------------------------------
Total stockholders' equity                                               2,377,000             2,765,000






                                                              '''''''''''''''''''''''''''''''''''''''''''''''
Total liabilities and stockholders' equity                       $      23,339,000     $      23,510,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''''



                             See accompanying notes.




                                      Goldking Companies, Inc. & Subsidiaries
                                         Statements of Income (Operations)
                                         For the Six Months Ended June 30,
                                                    (Unaudited)


                                                                       1997                  1996
                                                              ---------------------------------------------

Revenues:
   Oil and gas revenues                                            $   3,531,000       $     3,176,000
   Interest income                                                        53,000                17,000
   Miscellaneous                                                          64,000               276,000
                                                              ---------------------------------------------
Total revenues                                                         3,648,000             3,469,000

Costs and expenses:
   Lease operating expense                                             1,573,000               818,000
   General and administrative expense                                    401,000               457,000
   Production and ad valorem taxes                                       281,000               223,000
   Interest                                                              807,000               848,000
   Depreciation, depletion, and amortization                             974,000               624,000
                                                              ---------------------------------------------
Total costs and expenses                                               4,036,000             2,970,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''
Net income (loss)                                                  $    (388,000)      $       499,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''





                             See accompanying notes.




                                      Goldking Companies, Inc. & Subsidiaries
                                        Statements of Stockholders' Equity
                                                    (Unaudited)




                                                                                    Additional Paid-In
                                                    Common Stock Retained Earnings       Capital
                                                                                                             Total
                                                    ---------------------------------------------------------------------

Balances December 31, 1995                                $   -       $   (594,000)     $ 1,753,000      $     1,159,000
   Net Income                                                 -          1,606,000           -                 1,606,000
                                                    ---------------------------------------------------------------------
Balance December 31, 1996                                     -          1,012,000      $ 1,753,000            2,765,000
   Net income                                                 -           (388,000)          -                  (388,000)
                                                    '''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''
Balance June 30, 1997                                     $   -      $     624,000      $ 1,753,000         $  2,377,000
                                                    '''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''''





                             See accompanying notes.




                                      Goldking Companies, Inc. & Subsidiaries
                                           Statements of Cash Flows
                                           Six Months Ended June 30,
                                                    (Unaudited)


                                                                       1997                  1996
                                                              ---------------------------------------------

Operating activities
Net income (loss)                                                $      (388,000)      $       499,000
Adjustments to  reconcile  net income  (loss) to net cash  provided by (used in)
   operating activities:
      Depreciation, depletion, and amortization                          974,000               624,000
      Changes in operating assets and liabilities:
         Restricted cash                                                 957,000              (169,000)
         Accounts receivable                                           1,251,000              (289,000)
         Prepaid costs                                                   (13,000)              (87,000)
         Accounts payable                                                469,000             1,234,000
         Oil and gas distributions payable                            (1,177,000)                    -
         Accrued and other liabilities                                  (417,000)              117,000
         Contingent liabilities                                          (59,000)                    -
            Other                                                         80,000                     -
                                                              ---------------------------------------------
Net cash provided by (used in) operating activities                    1,677,000             1,929,000

Investing activities
Investments in property, plant, and equipment, net                    (3,633,000)           (3,250,000)
                                                              ---------------------------------------------
Net cash used in investing activities                                 (3,633,000)           (3,250,000)

Financing activities
Net proceeds from long-term borrowings                                 1,401,000             1,754,000

Net decrease in cash and cash equivalents                               (555,000)              433,000

Cash and cash equivalents at beginning of period                         896,000               193,000

                                                              '''''''''''''''''''''''''''''''''''''''''''''
Cash and cash equivalents at end of period                       $       341,000       $       626,000
                                                              '''''''''''''''''''''''''''''''''''''''''''''



                                              See accompanying notes.


                     Goldking Companies, Inc. & Subsidiaries
                     Condensed Notes to Financial Statements




In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position as of June 30, 1997 and December 31, 1996 and the results of operations and changes in stockholder's equity and cash flows for the periods ended June 30, 1997 and 1996. Most adjustments made to the financial statements are of a normal, recurring nature. Although the Companies believe that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including significant accounting policies, normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). These financial statements should be read in conjunction with the Companies' annual audited financial statements.

On July 30, 1997, PANACO, Inc. acquired the Goldking Companies for a combination of cash, shareholder notes, PANACO Common Shares and the assumption of debt. The acquisition by PANACO did not include the Goldking Companies advances receivable from affiliates or a real estate investment, both owned by the Goldking Companies. Certain reclassification entries have been made to the Companies' historical financial statement amounts to provide for accounting and reporting consistency with PANACO, Inc. For that reason, unaudited pro forma financial information may not be presented in the same format or amounts may be classified differently than those contained in these financial statements.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.
                ----------------------

                   TABLE OF CONTENTS                   -------------------------
                                              Page
                                                               PROSPECTUS
Available Information............................3  -------------------------
Prospectus Summary...............................4
Risk Factors....................................17
Use of Proceeds.................................24
Capitalization..................................24
Unaudited Pro Forma Combined Financial Data.....25
Selected Consolidated Financial Data............32
Management's Discussion and Analysis of
Financial Condition and Results of Operations.. 33
Business and Properties.........................44            [LOGO]
Management......................................64
Principal Stockholders and Share Ownership
  of Management.................................72
Certain Relationships and Related Transactions..74
The Exchange Offer..............................75
Description of New Credit Facility..............83
Description of Notes............................84
Certain United States Federal Income Tax                   $100,000,000
  Considerations...............................116
Book-Entry; Delivery and Form..................116
Plan of Distribution...........................118 10 5/8% Series B Senior Notes
Legal Matters..................................119           due 2004
Independent Accountants........................119
Experts........................................119
Incorporation of Certain Documents
  by Reference.................................120      November 17, 1997
Glossary.......................................121
Index to Consolidated Financial Statements.....F-1
                ----------------------

     Until February 15, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Notes, whether or not participating in the original distribution, may be required to deliver a prospectus. This is in a ddition to the obligation of dealers to deliver a prospectus when acting as un derwriters and with respect to their unsold allotments or subscriptions.